Exhibit 99.3

PRO FORMA VALUATION REPORT

SECOND-STEP CONVERSION

Ponce Financial Group, Inc. | Bronx, New York

PROPOSED HOLDING COMPANY FOR:

Ponce Bank | Bronx, New York

Dated as of June 1, 2021

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

June 1, 2021

Boards of Directors

Ponce Bank Mutual Holding Company

PDL Community Bancorp

Ponce Financial Group, Inc.

Ponce Bank

2244 Westchester Avenue

Bronx, New York 10462

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On May 25, 2021, the Boards of Directors of Ponce Bank Mutual Holding Company (the “MHC”) and PDL Community Bancorp, Inc. (“PDLB”) adopted a plan of conversion and reorganization whereby the MHC will convert to stock form. As a result of the conversion, PDLB, which currently owns all of the issued and outstanding common stock of Ponce Bank (the “Bank”), will be succeeded by a new Maryland corporation with the name of Ponce Financial Group, Inc. (“Ponce Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Ponce Financial or the Company, unless otherwise identified as PDLB. As of March 31, 2021, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 56.09% of the common stock (the “MHC Shares”) of PDLB. The remaining 43.91% of PDLB’s common stock is owned by public stockholders.

It is our understanding that Ponce Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plan consisting of the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

June 1, 2021

offering and a syndicated offering. Upon completing the mutual-to- stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of PDLB will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

The plan of conversion provides for a contribution to the Ponce De Leon Foundation (the “Foundation”). The Foundation contribution will be funded with 3.0% of the number of shares of common stock sold in the second-step stock offering and $1.0 million of cash funded by the net proceeds retained by the Company. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Ponce Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation is dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V- 1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, PDLB, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the second-step conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2016 through December 31, 2020, a review of various unaudited information and internal financial reports through March 31, 2021, and due diligence related discussions with the Company’s management; Mazars USA, LLP, the Company’s independent auditor; Locke Lord LLP, the Company’s conversion counsel and Janney Montgomery Scott LLC, the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Ponce Financial operates and have assessed Ponce Financial’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Ponce Financial and the industry as a whole. We have analyzed the potential effects of the stock conversion on Ponce Financial’s operating characteristics and financial performance as they relate to the pro forma market value of Ponce Financial. We have analyzed the assets held by the MHC, which will be consolidated with

Boards of Directors

June 1, 2021

Ponce Financial’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Ponce Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Ponce Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by Ponce Financial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Ponce Financial, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Ponce Financial. The valuation considers Ponce Financial only as a going concern and should not be considered as an indication of Ponce Financial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Ponce Financial and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Ponce Financial’s stock alone. It is our understanding that there are no current plans for selling control of Ponce Financial following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Ponce Financial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.02%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 43.91% to 43.89% and the MHC’s ownership interest was increased from 56.09% to 56.11%.

Boards of Directors

June 1, 2021

Valuation Conclusion

It is our opinion that, as of June 1, 2021, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; (2) exchange shares issued to existing public shareholders of PDLB; and (3) shares issued to the Foundation – was $190,282,790 at the midpoint, equal to 19,028,279 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $161,740,370 or 16,174,037 shares at the minimum, $218,825,210 or 21,882,521 shares at the maximum and $251,648,990 or 25,164,899 shares at the super maximum.

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $105,000,000 equal to 10,500,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $89,250,000 or 8,925,000 shares at the minimum, $120,750,000 or 12,075,000 shares at the maximum and $138,862,500 or 13,886,250 shares at the super maximum.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and PDLB have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $ 10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.0991 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.9342 at the minimum, 1.2639 at the maximum and 1.4535 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Ponce Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

Boards of Directors

June 1, 2021

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of PDLB as of March 31, 2021, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of PDLB and the exchange of the public shares for newly issued shares of Ponce Financial’s common stock as a full public company was determined independently by the Boards of Directors of the MHC and PDLB. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation may be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Ponce Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Ponce Financial’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

PONCE FINANCIAL GROUP, INC.

PONCE BANK

Bronx, New York

DESCRIPTION	PAGE NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.2
Strategic Overview	I.3
Balance Sheet Trends	I.5
Income and Expense Trends	I.9
Interest Rate Risk Management	I.12
Lending Activities and Strategy	I.13
Asset Quality	I.16
Funding Composition and Strategy	I.17
Subsidiaries	I.18
Legal Proceedings	I.18

CHAPTER TWO MARKET AREA ANALYSIS
Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.5
Local Economy	II.7
Unemployment Trends	II.8
Market Area Deposit Characteristics and Competition	II.9

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.5
Income and Expense Components	III.8
Loan Composition	III.10
Interest Rate Risk	III.12
Credit Risk	III.14
Summary	III.14

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

PONCE FINANCIAL GROUP, INC.

PONCE BANK

Bronx, New York

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.2
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.6
5. Dividends	IV.7
6. Liquidity of the Shares	IV.8
7. Marketing of the Issue	IV.8
A. The Public Market	IV.9
B. The New Issue Market	IV.15
C. The Acquisition Market	IV.15
D. Trading in PDLB’s Stock	IV.17
8. Management	IV.18
9. Effect of Government Regulation and Regulatory Reform	IV.18
Summary of Adjustments	IV.18
Valuation Approaches	IV.19
1. Price-to-Earnings (“P/E”)	IV.21
2. Price-to-Book (“P/B”)	IV.21
3. Price-to-Assets (“P/A”)	IV.23
Comparison to Recent Offerings	IV.23
Valuation Conclusion	IV.24
Establishment of the Exchange Ratio	IV.24

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

PONCE FINANCIAL GROUP, INC.

PONCE BANK

Bronx, New York

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15
4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Market Pricing Versus Peer Group	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Ponce Bank, or the “Bank”, established in 1960, is a federally-chartered stock savings association headquartered in Bronx, New York. Ponce Bank serves the New York City metropolitan area through its headquarters office and 13 full service branch offices. The Bank’s branch network covers a four-county market area in New York: Bronx County (4 branches), Queens County (3 branches), Kings County (3 branches) and New York County (2 branches). Ponce Bank also maintains one branch location in Hudson County, New Jersey. A map of Ponce Bank’s full serve branch office locations is provided in Exhibit I-1. Ponce Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is designated as a Minority Depository Institution (“MDI”) and a Community Development Financial Institution (“CDFI”) under applicable regulations and is a certified Small Business Administration (“SBA”) lender.

PDL Community Bancorp, Inc. (“PDLB”) is the federally chartered mid-tier holding company of the Bank and Mortgage World Bankers, Inc. (“Mortgage World”), a licensed New York State mortgage banker. PDLB completed its initial public offering on September 29, 2017, pursuant to which it sold 8,308,362 shares or 45.0% of its outstanding common stock to the public and issued 9,545,388 shares or 51.7% of its common stock outstanding to Ponce Bank Mutual Holding Company (the “MHC”), the mutual holding company parent of PDLB. Additionally, PDLB issued 609,279 shares of common stock or 3.3% of its common stock outstanding to The Ponce De Leon Foundation (the “Foundation”). The MHC and PDLB are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”). At March 31, 2021, PDLB had total consolidated assets of $1.434 billion, deposits of $1.139 billion and equity of $161.2 million or 11.24% of total assets. PDLB’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Plan of Conversion

On May 25, 2021, the respective Board of Directors of PDLB and the MHC adopted a plan of conversion and reorganization, whereby the MHC will convert to stock form. As a result of the conversion, PDLB, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by Ponce Financial Group, Inc. (“Ponce Financial” or the “Company”), a newly formed Maryland corporation. Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will also hereinafter be also referred to as Ponce Financial or the Company, unless otherwise identified as PDLB. As of March 31, 2021, the MHC had a majority ownership interest of approximately 56.09% in and its principal asset consisted of 9,545,388 common stock shares of PDLB (the “MHC Shares”). The remaining 7,472,864 shares or approximately 43.91% of PDLB’s common stock was owned by public shareholders.

It is our understanding that Ponce Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plan consisting of the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of PDLB will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

The plan of conversion provides for a contribution to the Foundation. The Foundation contribution will be funded with 3.0% of the number of shares of common stock sold in the second-step stock offering and $1.0 million of cash funded by the net proceeds retained by the Company. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Ponce Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation is dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Strategic Overview

Ponce Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Company is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of business and retail customers in the communities that are served by the Company. Growth strategies are emphasizing loan growth that is primarily targeting growth of multi-family and commercial real estate loans, as well as loans originated through the Company’s community lending programs as an authorized direct lender under SBA and a CDFI. Pursuant to implementation of lending growth strategies, the Company has been in the process of selling selected office facilities at gains to the net book value of the properties for purposes of adding liquidity and capital to provide an additional funding source and to increase leverage capacity.

On July 10, 2020, the Company completed its acquisition of Mortgage World. Mortgage World is a mortgage banking company subject to regulation and examination by the New York State Department of Financial Services. Mortgage World is headquartered in Astoria, New York, with a primary market area in the New York City metropolitan area. In addition to its headquarters office, Mortgage World maintains five office locations in the New York cities of Garden City, Brooklyn and Flushing and the New Jersey cities of Englewood Cliffs and Bergenfield.

The Company’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Company is seeking to establish a full-service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

Cash and investments serve as a supplement to the Company’s lending activities, in which cash and cash equivalents currently account for the largest portion of the Company’s cash and investment holdings for purposes of managing liquidity and interest rate risk. The investment portfolio consists of corporate debt securities, U.S. Government bonds and mortgage-backed securities that are guaranteed or insured by government sponsored enterprises (“GSEs”) or backed by Ginnie Mae.

Deposits have consistently served as the primary funding source for the Company, supplemented with borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk, as well as funding Mortgage World’s operations. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Company’s deposit base. Borrowings currently held by the Company consist of FHLB advances and warehouse lines of credit maintained by Mortgage World for the purpose of funding the origination and sale of residential mortgage loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Ponce Financial’s earnings base is largely dependent upon net interest income and operating expense levels. The Company has experienced net interest margin compression during recent years, as the result a narrowing yield-cost spread. Comparatively, the Company experienced net interest margin expansion during the first quarter of 2021, as the result of a widening yield-cost spread. Overall, the Company has maintained a relatively strong net interest margin over the past five and one-quarter years, which has been facilitated through lending diversification into loans with relatively high yields. Operating expense ratios have increased in recent years, primarily in connection with implementation of strategic initiatives discussed below and the acquisition of Mortgage World’s mortgage banking operations. Non-interest operating income has been a growing contributor to the Company’s earnings, which has been mostly attributable to revenues generated by Mortgage World. Loan loss provisions have had a varied impact on the Company’s earnings over the past five and one-quarter years, based on loan growth, credit quality trends and more recently to address the economic uncertainty resulting from the Covid-19 pandemic.

In recent years the Company has pursued implementation of strategic initiatives to upgrade infrastructure, add experienced bankers, lending and relationship staff, adopt electronic banking services and restructure its retail business model (“Vision 2020”). As part of Vision 2020, the Company partnered with Sales Force to deploy applications throughout the organization including retail services, lending processes, back-office operations, digital banking and loan underwriting. The infrastructure upgrade has focused primarily on implementing technology, cybersecurity and network progression while establishing a Virtual Private Network (“VPN”)

A key component of the Company’s business plan is to complete a second-step conversion offering. The Company’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies, including increasing lending capacity to the Company’s current loan customers as well as to prospective loans customers of the Company. Additionally, in the near term, the second-step offering will serve to substantially increase regulatory capital and liquidity and, thereby, facilitate building and maintaining loss reserves while also providing the Company with greater flexibility to work with borrowers affected by the Covid-19 pandemic. The Company’s strengthened capital position will also

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

provide more of a cushion against potential credit quality related losses in future periods. Ponce Financial’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in Ponce Financial’s funding costs. Ponce Financial’s strengthened capital position will also position the Company to pursue additional expansion opportunities. Such expansion could potentially include establishing or acquiring additional banking offices to gain a market presence in nearby markets that are complementary to the Company’s existing branch network. As a fully-converted institution, the Company’s stronger capital position and greater capacity to offer stock as consideration for an acquisition may also facilitate increased opportunities to grow through acquisitions. At this time, the Company has no specific plans for expansion through acquisitions.

The projected uses of proceeds are highlighted below.

•

Ponce Financial. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be invested initially into liquid funds, in which some or all may be held as a deposit at the Bank, and into Mortgage World’s operations. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•

Ponce Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Ponce Financial’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-quarter years. From yearend 2016 through March 31, 2021, Ponce Financial’s assets increased at a 16.65% annual rate. Asset growth was largely driven by loan growth and was primarily funded by deposit growth. A summary of Ponce Financial’s key operating ratios over the past five and one-quarter years is present in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1

Ponce Financial Group, Inc.

Historical Balance Sheet Data

													12/31/16- 3/31/21 Annual

	At December 31,										At March 31,
	2016		2017		2018		2019		2020		2021		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:	$744,983	100.00%	$925,522	100.00%	$1,059,901	100.00%	$1,053,756	100.00%	$1,355,231	100.00%	$1,433,707	100.00%	16.65%
Assets
Cash and cash equivalents	11,716	1.57%	59,724	6.45%	69,778	6.58%	27,677	2.63%	72,078	5.32%	90,122	6.29%	61.62%
Investment securities	52,690	7.07%	28,897	3.12%	27,144	2.56%	21,504	2.04%	19,241	1.42%	32,661	2.28%	-10.64%
Loans held for sale	2,143	0.29%	—	0.00%	—	0.00%	1,030	0.10%	35,406	2.61%	13,725	0.96%	101.61%
Loans receivable, net	642,148	86.20%	798,703	86.30%	918,509	86.66%	955,737	90.70%	1,158,640	85.49%	1,230,458	85.82%	16.53%
FHLB stock	964	0.13%	1,511	0.16%	2,915	0.28%	5,735	0.54%	6,426	0.47%	6,057	0.42%	54.10%
Deposits	$643,078	86.32%	$713,985	77.14%	$809,758	76.40%	$782,043	74.21%	$1,029,579	75.97%	$1,138,546	79.41%	14.39%
Borrowings	3,000	0.40%	36,400	3.93%	69,404	6.55%	104,404	9.91%	148,699	10.97%	121,595	8.48%	138.95%
Equity	$92,992	12.48%	$164,785	17.80%	$169,172	15.96%	$158,402	15.03%	$159,544	11.77%	$161,204	11.24%	13.82%
Loans/Deposits		99.86%		111.87%		113.43%		122.21%		112.54%		108.07%
Number of Offices		14		14		14		14		20		20

(1)	Ratios are as a percent of ending assets.

Sources: Ponce Financial’s prospectus, audited and unaudited financial statements, and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Ponce Financial’s loans receivable portfolio increased at a 16.53% annual rate from yearend 2016 through March 31, 2021, which provided for a slight decrease in the loans-to-assets ratio from 86.20% at yearend 2016 to 85.82% at March 31, 2021.

Trends in the Company’s loan portfolio composition since yearend 2016 show that the concentration of 1-4 family mortgage loans comprising total loans decreased from 49.88% of total loans receivable at yearend 2016 to 33.53% of total loans receivable at March 31, 20201. Commercial real estate loans also decreased from 18.64% of total loans receivable at yearend 2016 to 17.28% of total loans receivable at March 31, 2021. Comparatively, from yearend 2016 through March 31, 2021, the concentration of multi-family loans increased slightly to equal 25.28% of total loans receivable at March 31, 2021 and construction and land loans increased from 4.66% of total loans receivable to 9.57% of total loans receivable. Over the same time period, the relative concentrations of commercial business loans increased from 2.41% of total loans receivable to 11.40% of total loans receivable and consumer loans increased from 0.13% of total loans receivable to 2.94% of total loans receivable. Additionally, loans held for sale, fluctuated from a zero balance at year ends 2017 and 2018 to a high of $35.4 million at yearend 2020 and equaled $13.7 million or 0.96% of assets at March 31, 2021.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will initially be invested into liquid funds held as a deposit at the Bank and into Mortgage World’s operations. Since yearend 2016, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 5.21% of assets at yearend 2019 to a high of 9.74% of assets at yearend 2017 and equaled 8.99% of assets at March 31, 2021. As of March 31, 2021, the Company held investment securities totaling $32.7 million or 2.28% of assets. Mortgage-backed securities totaling $16.1 million comprised the most significant component of the Company’s investment securities portfolio at March 31, 2021. Other investments held by the Company at March 31, 2021 consisted of corporate bonds ($13.6 million) and U.S. Government bonds ($3.0 million). As of March 31, 2021, $30.9 million of the investment securities portfolio was maintained as available for sale and $1.7 million was maintained as held to maturity. As of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

March 31, 2021, the available for sale investment portfolio had a net unrealized gain of $97,000. Exhibit I-4 provides historical detail of the Company’s investment portfolio. As of March 31, 2021, the Company also held $90.1 million of cash and cash equivalents and $6.1 million of FHLB stock.

Ponce Financial’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2016 through March 31, 2021, the Company’s deposits increased at a 14.39% annual rate. Total deposits increased throughout the period covered in Table 1.1, with the exception of 2019. Deposits as a percent of assets ranged from a low of 74.21% at yearend 2019 to a high of 86.32% at yearend 2016. As of March 31, 2021, deposits equaled 79.41% of assets. Transaction and savings account deposits comprise the largest concentration of the Company’s deposits and accounted for 61.65% of the Company’s average total deposits during the three months ended March 31, 2021, with the remaining 38.35% of total deposits consisting of CDs.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth, funding Mortgage World’s operations and to support management of deposit costs and interest rate risk. Over the five and one-quarter year period covered in Table 1.1, borrowings ranged from a low of $3.0 million or 0.40% of assets at yearend 2016 to a high of $148.7 million or 10.97% of assets at yearend 2020. As of March 31, 2021, borrowings totaled $121.6 million or 8.48% of assets and consisted of FHLB advances ($109.3 million), warehouse lines of credit ($11.7 million) and mortgage loan fundings payable ($676,000).

The Company’s equity increased at a 13.82% annual rate from yearend 2016 through March 31, 2021, with most of the growth occurring in 2017 in connection with the capital raised in the Company’s first-step public stock offering. Stronger asset growth relative to capital growth provided for a decrease in the Company’s equity-to-assets ratio from 12.48% at yearend 2016 to 11.24% at March 31, 2021. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2021. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in Ponce Financial’s pro forma capital position will initially depress its ROE.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the years ended December 31, 2016 through December 31, 2020 and for the twelve months ended March 31, 2021. During the period covered in Table 1.2, the Company’s reported earnings ranged from a net loss of $5.1 million or 0.49% of average assets during 2019 to a high of $7.5 million or 0.59% of average assets during the twelve months ended March 31, 2021. Net interest income and operating expenses represent the primary components of the Company’s earnings, while non-interest operating income has been a growing contributor to the Company’s earnings. Loan loss provisions and non-operating income and losses have had a varied impact on the Company’s earnings during the period covered in Table 1.2

For the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 3.51% during 2020 to a high of 3.83% during 2016. The Company’s net interest income to average assets ratio increased slightly to 3.54% during the twelve months ended March 31, 2021. The decrease in the Company’s net interest income ratio from 2016 to 2020 occurred mostly during 2019 and 2020, as the result of interest rate spread compression. Interest rate spread compression during 2019 was due to a more significant increase in the cost of interest-bearing liabilities compared to the increase in the yield on interest earning asset, while interest rate spread compression during 2020 was due to a more significant decrease in the yield on interest-earning assets relative to the decrease in the cost of interest-bearing liabilities. The slight increase in the net interest income ratio during the twelve months ended March 31, 2021 was facilitated by a higher interest rate spread during the first quarter of 2021 compared to the year ago quarter, which was the result of a more significant decrease in the cost of interest-bearing liabilities relative to the decrease in the yield on interest-earning assets. Overall, during the past five and one-quarter years, the Company’s interest rate spread decreased from a high of 3.82% during 2016 to a low of 3.37% during 2020. For the three months ended March 31, 2021, the Company’s interest rate spread equaled 3.76% compared to 3.51% for the three months ended March 31, 2020. The Company’s net interest rate spreads and yields and costs for the past five and one-quarter years are set forth in Exhibit I-3 and Exhibit I-5.

Pursuant to the Company’s acquisition of Mortgage World in 2020, non-interest operating income has become a more significant contributor to the Company’s earnings in 2020 and the first quarter of 2021. Throughout the period shown in Table 1.2, sources of non-interest

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

Table 1.2

Ponce Financial Group, Inc.

Historical Income Statements

	For the Year Ended December 31,										For the 12 Months Ended 03/31/2021
	2016		2017		2018		2019		2020
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$33,741	4.65%	$38,989	4.56%	$46,156	4.76%	$50,491	4.85%	$53,339	4.46%	$55,486	4.37%
Interest expense	(5,936)	-0.82%	(6,783)	-0.79%	(9,490)	-0.98%	(12,358)	-1.19%	(11,369)	-0.95%	(10,548)	-0.83%

Net interest income	$27,805	3.83%	$32,206	3.77%	$36,666	3.78%	$38,133	3.66%	$41,970	3.51%	$44,938	3.54%
Provision for loan losses	57	0.01%	(1,716)	-0.20%	(1,249)	-0.13%	(258)	-0.02%	(2,443)	-0.20%	(1,983)	-0.16%

Net interest income after provisions	$27,862	3.84%	$30,490	3.57%	$35,417	3.65%	$37,875	3.63%	$39,527	3.31%	$42,955	3.38%
Non-interest operating income	$2,431	0.34%	$3,104	0.36%	$2,938	0.30%	$2,683	0.26%	$4,950	0.41%	$6,050	0.48%
Gain on sale of mortgage loans	0	0.00%	0	0.00%	0	0.00%	0	0.00%	4,120	0.34%	5,628	0.44%
Operating expense	(27,863)	-3.84%	(30,264)	-3.54%	(34,557)	-3.56%	(36,677)	-3.52%	(47,539)	-3.98%	(49,632)	-3.90%

Net operating income	$2,430	0.34%	$3,330	0.39%	$3,798	0.39%	$3,881	0.37%	$1,058	0.09%	$5,001	0.39%
Non-Operating Income/(Losses)
Charitable foundation contribution	—	0.00%	($6,293)	-0.74%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Loss on termination of pension plan	—	0.00%	—	0.00%	—	0.00%	($9,930)	-0.95%	—	0.00%	—	0.00%
Gain on sale of property	—	0.00%	—	0.00%	—	0.00%	—	0.00%	$4,177	0.35%	$4,840	0.38%

Net non-operating income(losses)	$0	0.00%	($6,293)	-0.74%	$0	0.00%	($9,930)	-0.95%	4,177	0.35%	4,840	0.38%
Net income before tax	$2,430	0.34%	($2,963)	-0.35%	$3,798	0.39%	($6,049)	-0.58%	$5,235	0.44%	$9,841	0.77%
Income tax provision	(1,005)	-0.14%	(1,424)	-0.17%	(1,121)	-0.12%	924	0.09%	(1,382)	-0.12%	(2,323)	-0.18%
Net income (loss)	$1,425	0.20%	($4,387)	-0.51%	$2,677	0.28%	($5,125)	-0.49%	$3,853	0.32%	$7,518	0.59%
Adjusted Earnings
Net income	$1,425	0.20%	($4,387)	-0.51%	$2,677	0.28%	($5,125)	-0.49%	$3,853	0.32%	$7,518	0.59%
Add(Deduct): Non-operating income	0	0.00%	6,293	0.74%	0	0.00%	9,930	0.95%	(4,177)	-0.35%	(4,840)	-0.38%
Tax effect (2)	0	0.00%	(2,140)	-0.25%	0	0.00%	(2,284)	-0.22%	961	0.08%	1,113	0.09%
Adjusted earnings	$1,425	0.20%	($234)	-0.03%	$2,677	0.28%	$2,521	0.24%	$637	0.05%	$3,791	0.30%

Expense Coverage Ratio (3)	1.00x		1.06x		1.06x		1.04x		0.88x		0.91x
Efficiency Ratio (4)	92.09%		85.71%		87.25%		89.80%		93.43%		87.44%

(1)	Ratios are as a percent of average assets.

(2)	Assumes a 34.0% effective tax rate for 2016 and 2017 and a 23.0% effective tax rate for 2018 through the twelve months ended March 31,2021

(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: Ponce Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

operating income ranged from a low of $2.4 million or 0.34% of average assets during 2016 to a high of $11.7 million or 0.92% of average assets during the twelve months ended March 31, 2021. In addition to gains on the sale of mortgage loans, non-interest operating income generated through Mortgage World include loan origination fees, brokerage commissions and other non-interest operating income. For the twelve months ended March 31, 2021, Mortgage World’s non-interest operating income totaled $8.6 million, which accounted for approximately 73% of the Company’s non-interest operating income during the twelve month period. Other sources of non-operating income for the Company consist primarily of fees and service charges and other non-interest operating income.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of $27.9 million or 3.84% of average assets during 2016 to a high of $49.6 million or 3.90% of average assets during the twelve months ended March 31, 2021. The upward trend in the Company’s operating expenses since 2016 reflects the Company’s investment in personnel and infrastructure to facilitate implementation of growth strategies. Higher operating expenses have also been the result of acquiring Mortgage World’s operations and absorbing the cost of being a public company.

Overall, the general trends in the Company’s net interest income ratio and operating expense ratio showed a decrease in core earnings, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses). Ponce Financial’s expense coverage ratio equaled 1.00 times during 2016, versus a ratio of 0.91 times during the twelve months ended March 31, 2021. The decrease in the expense coverage ratio was largely related to the acquisition of Mortgage World, which had a fairly significant impact on operating expenses and a nominal impact on net interest income. Comparatively, largely as the result of non-operating income generated by Mortgage World, Ponce Financial’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 92.09% during 2016 was less favorable compared to its efficiency ratio of 87.44% during the twelve months ended March 31,2021.

During the period covered in Table 1.2, the amount of loan loss provisions recorded by the Company ranged from a recovery of $57,000 or 0.01% of average assets during 2016 to loan loss provisions of $2.4 million or 0.20% of average assets during 2020. For the twelve months ended March 31, 2021, loan loss amounted to $2.0 million or 0.16% of average assets. The higher loan loss provisions established during 2020 and the twelve months ended March

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

31, 2021 were the result of loan growth, as well as the economic uncertainty associated with the Covid-19 pandemic and the resulting impact it could have on the Company’s credit quality. As of March 31, 2021, the Company maintained valuation allowances of $15.5 million, equal to 1.24% of total loans and 126.07% of non-performing loans. As of March 31, 2021, non-performing loans totaled $12.3 million or 0.99% of total loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and one-quarter years.

Non-operating income and losses have had a varied impact on the Company’s earnings over the past five and one-quarter years. No non-operating income or losses were recorded in 2016 and 2018. In 2017, the Company recorded an expense of $6.3 million or 0.74% of average assets for the contribution to the charitable Foundation, which was done in connection with the Company’s first-step public stock offering. In 2019, the termination of the Company’s pension plan resulted in a non-operating loss of $9.9 million or 0.95% of average assets. In 2020 and for the twelve months ended March 31, 2021, the Company recorded gains on the sale of property equal to $4.2 million or 0.35% of average assets and $4.8 million or 0.38% of average assets, respectively. Overall, the items that comprise the Company’s non-operating income and losses are not viewed to be part of the Company’s core or recurring earnings base.

The Company’s effective tax rate ranged from a tax benefit of 15.28% during 2019 to a tax expense of 48.06% during 2017 and equaled 23.61% during the twelve months ended March 31, 2021. The relatively high effective tax rate recorded for 2017 includes a reduction in the value of Ponce Financial’s deferred tax assets and a corresponding charge to income tax expense of $2.1 million as a result of the enactment of the Tax Cuts and Jobs Act of 2017, which reduced the maximum federal corporate income tax rate to 21% from 35%. As set forth in the prospectus, the Company’s effective marginal tax rate is 23.0%.

Interest Rate Risk Management

The Company analyzes its sensitivity to changes in interest rates in two ways: 1) the change in net interest income caused by a change in interest rates; and 2) the change in market value of portfolio equity caused by changes in the values of assets and liabilities, which fluctuate due to changes in interest rates. The market value of portfolio equity, also referred to as the economic value of equity (“EVE”), is defined as the present value of expected cash flows from existing assets, minus the present value of expected cash flows from existing liabilities adjusted for the value of off-balance sheet contracts. As shown in Exhibit I-7, the Company’s interest rate risk analysis as of March 31, 2021 indicated that in the event of a 200 basis point increase in interest rates over a one year period, assuming a permanent parallel and immediate shifts in the yield curve over such period, net interest income would decrease by 2.33% and EVE would decrease by 3.99%, which were within policy limits.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in investment securities with adjustable interest rates, maintaining most of the investment securities portfolio as available for sale, maintaining a relatively high level of liquidity in the prevailing low interest rate environment, emphasizing origination of adjustable rate and shorter term fixed rate loans for retention in the Company’s loan portfolio and selling originations of longer term fixed rate 1-4 family permanent mortgage loans in the secondary market. As of March 31, 2021, of the Company’s total loans due after March 31, 2022, adjustable rate loans comprised 69.30%% of total loans receivable (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts, seeking to extend CD maturities through offering attractive rates on certain longer term CDs and utilizing fixed rate FHLB advances with terms of more than one year. Transaction and savings account deposits comprised 61.43% of the Company’s total deposits at March 31, 2021.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Pursuant to the Company’s strategic plan, the Company is pursuing a diversified lending strategy emphasizing commercial real estate/multi-family loans and commercial business loans as the primary areas of targeted loan growth. Historically, Ponce Financial’s lending activities emphasized the origination of 1-4 family permanent mortgage loans and such loans continue to comprise a significant component of the Company’s loan portfolio. Other areas of lending diversification for the Company include construction loans and consumer loans. The origination of 1-4 family permanent mortgage loans is expected to remain a highly active area of lending for the Company, particularly with respect to loan production generated through Mortgage World.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

However, growth of the 1-4 family loan portfolio will be constrained by the sale of most originations of longer term, fixed rate 1-4 family permanent mortgage loans. Exhibit I-9 provides historical detail of Ponce Financial’s loan portfolio composition for the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of March 31, 2021.

1-4 Family Residential Loans. Ponce Financial offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years. Loans originated by Ponce Financial are generally retained for portfolio, while loans originated by Mortgage World are sold to investors, including Ponce Bank. The Bank generally limits owner-occupied 1-4 family loans to loan-to-value (“LTV”) ratios of up to 80% for a refinance and 90% for a purchase. Investor-owned 1-4 family loans are generally originated up to a maximum LTV ratio of 70% on purchases and 65% on refinances. A minimum debt-coverage ratio of 1.2 times is required for investor owned 1-4 family loans. Adjustable rate loans offered by the Bank generally have repricing terms of 5/1 or 5/5 and are indexed to the comparable term FHLB of New York advance rate. As of March 31, 2021, the Company’s outstanding balance of 1-4 family loans equaled $417.9 million or 33.52% of total loans receivable and consisted of $317.9 million of investor-owned loans and $100.0 million of owner-occupied loans.

Home Equity Loans and Lines of Credit. Included in the Company’s 1-4 family loan portfolio are home equity loans and lines of credit, which totaled $11.1 million at March 31, 2021. Home equity loans are originated with comparable terms as 1-4 family permanent mortgage loans. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of a five-to-ten year draw period followed by a 15 year repayment period. The Bank will originate home equity loans and lines of credit up to a maximum LTV ratio of 75%, inclusive of other liens on the property.

Commercial Real Estate and Multi-Family Loans. Commercial real estate and multi-family loans consist largely of loans originated by the Company, which are collateralized by properties in the Company’s regional lending area. Ponce Financial generally originates commercial real estate and multi-family loans up to a LTV ratio of 75% (70% on the refinance of commercial real estate properties) and generally requires a minimum debt-coverage ratio of 1.2 times. In connection with the Covid-19 pandemic, the Company adopted temporary guidelines which lowered LTV ratios by 5% and increased debt coverage ratios by 10%. Currently, the Company still requires the higher debt coverage ratios, but no longer requires lower LTV ratios.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

Commercial real estate and multi-family loans are originated with amortization terms of up to 30 years. Loan terms offered on commercial real estate and multi-family loans generally consist of adjustable rate loans, which are indexed to the 5-year FHLB of New York advance rate. Properties securing the commercial real estate and multi-family loan portfolio include office buildings, industrial and warehouses, retail and wholesale, apartments, churches, service, doctor, dentist, daycare and schools, restaurants, hotels and motels, medical, nursing homes and hospitals. At March 31, 2021, the Company’s largest commercial real estate loan had an outstanding balance of $10.9 million and was performing in accordance with its original terms. At March 31, 2021, the Company’s largest multi-family loan had an outstanding balance of $12.3 million and was performing in accordance with its original terms. As of March 31, 2021, the Company’s outstanding balance of commercial real estate and multi-family loans totaled $530.4 million equal to 42.55% of total loans outstanding and included $315.1 million of multi-family loans.

Construction Loans. Construction loans originated by the Company consist primarily of loans to finance the construction of multi-family properties and, to a lesser extent, to finance the construction of commercial properties and 1-4 family residences. Construction loans are generally offered as fixed rate interest only loans during the construction period, which is typically up to 24 months. Construction loans are generally offered up to a maximum LTV ratio of 65% of the appraised value of the completed property and a maximum loan-to-cost ratio of 70%. The Company’s 1-4 family construction lending activities consist of originations to professional developers, contractors and builders, and individuals. As of March 31, 2021, the Company’s outstanding balance of construction loans equaled $119.3 million or 9.57% of total loans receivable.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Currently, most of the commercial business loans held in the Company’s loan portfolio consist of loans generated through the Payroll Protection Program (“PPP”). Expansion of commercial business lending activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by the Company consist of lines of credit and term loans, with terms of generally no more than seven years. Commercial business loans are typically indexed to The Wall Street Journal prime rate. The commercial business loan portfolio consists substantially of loans secured by business assets such as accounts receivable, inventory, equipment and real estate. As of March 31, 2021, the Company’s outstanding balance of commercial business loans equaled $142.1 million or 11.40% of total loans receivable and included $132.5 million of PPP loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

Consumer Loans. Historically, consumer lending has been a very limited area of lending diversification for the Company, with such loans consisting of passbook loans and other secured and unsecured personal loans. In 2020, the Company entered into a consumer lending partnership with Grain Technologies, LLC. (“Grain”). Grain provides a line of credit using a mobile application generated nationally to the underbanked and new generations entering the financial services market that uses non-traditional underwriting methodologies. As of March 31, 2021, the Company held $36.7 million of consumer loans or 2.94% of total loans receivable and included $35.9 million of loans originated and serviced by the Company pursuant to its arrangement with Grain.

Exhibit I-11 provides a summary of Ponce Bank’s lending activities over the past five and one-quarter years. Total loans originated ranged from a low of $162.8 million during 2016 to a high of $372.8 million during 2020. The increase in loans originated was primarily realized through increased originations of commercial business loans, multi-family loans and construction loans. The increase in commercial business loan originations was driven by originations of PPP loans, as PPP loans accounted for $85.3 million of the $89.1 million of commercial business loans originated during 2020. Consumer loans originated under the Bank’s arrangement with Grain accounted for $25.5 million of the $26.0 million of consumer loans originated during 2020. The Bank did not purchase any loans over the past five and one-quarter years, while loans sold ranged from zero during 2016 to $6.8 million during 2018. Loan growth was recorded in each of past five years and in the first quarter of 2021, with net loan activity ranging from $36.3 million during 2019 to $206.0 million during 2020.

Asset Quality

Over the past five and one-quarter years, Ponce Financial’s balance of non-performing assets ranged from a low of $6.8 million or 0.64% of assets at December 31, 2018 to a high of $12.3 million or 0.86% of assets at March 31, 2021. As shown in Exhibit I-12, non-performing assets at March 31, 2021 consisted entirely of non-accruing loans. Loans secured by 1-4 family residences comprised the largest concentration of the non-accruing loan balance, with the second largest concentration consisting of loans secured by commercial properties.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed on a regular basis by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2021, the Company maintained loan loss allowances of $15.5 million, equal to 1.24% of total loans receivable and 126.07% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at March 31, 2021 deposits accounted for 90.35% of Ponce Financial’s combined balance of deposits and borrowings. Exhibit I-13 sets forth the Company’s deposit composition for the past three and one-quarter years. Transaction and savings account deposits constituted 61.65% of average total deposits during the three months ended March 31, 2021, as compared to 41.68% of average total deposits during 2018. The increase in the concentration of core deposits comprising total deposits during the three months ended March 31, 2021 compared to during 2018 was due to growth of core deposits and a decline in CDs.

The balance of the Company’s deposits consists of CDs, which equaled 38.35% of average total deposits during the three months ended March 31, 2021 compared to 58.32% of average total deposits during 2018. Ponce Financial’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $439.2 million at March 31, 2021 and 58.10% of the CDs were scheduled to mature in one year or less. Exhibit I-14 sets forth the maturity schedule of the Company’s CDs as of March 31, 2021. As of March 31, 2021, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $220.4 million or 50.18% of total CDs. The Company held $96.0 million of brokered CDs at March 31, 2021.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth, funding Mortgage World’s operations and to support management of deposit costs and interest rate risk. As of March 31, 2021, the Company’s borrowings totaled $121.6 million and consisted of FHLB advances ($109.3 million), two warehouse lines of credit for purposes of funding Mortgage World’s origination and sale of loans ($11.7 million) and mortgage loan fundings payable ($676,000). Exhibit I-15 provides further detail of the Company’s borrowings activities during the past three and one-quarter years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18

Subsidiaries

The Company has two subsidiaries, Ponce Bank and Mortgage World. The Bank maintains two subsidiaries:

Ponce de Leon Mortgage Corp. is a New York state chartered mortgage brokerage entity, whose employees are registered in New York and New Jersey.

PFS Services Corp. owned one of the Bank’s properties as of March 31, 2021.

Legal Proceedings

From time to time, the Company is involved in routine legal proceedings in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company’s financial condition, results of operations and cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Headquartered in Bronx, New York, Ponce Financial serves the New York City metropolitan area through its headquarters office and 13 full service branch offices. The Company’s branch network covers a four-county market area in New York: Bronx County (4 branches), Queens County (3 branches), Kings County (3 branches) and New York County (2 branches). Ponce Financial also maintains one branch location in Hudson County, New Jersey. The New York City metropolitan also constitutes the primary market area for Mortgage World. In addition to its executive offices in Astoria, New York, Mortgage World maintains five office locations in the New York cities of Garden City, Brooklyn and Flushing and the New Jersey cities of Englewood Cliffs and Bergenfield. Exhibit II-1 provides information on the Company’s office facilities.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of commercial banks, thrifts and other financial services companies, some of which have a regional or national presence. These institutions also have greater resources at their disposal than the Company. The New York metropolitan area has a highly developed economy, with a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters including financial services, healthcare and technology.

Future growth opportunities for Ponce Financial depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing activity for October 2020 expanded at its quickest pace in more than two years with an index reading of 59.3. Comparatively, October service sector activity declined to an index reading of 56.6. U.S. employers added 638,000 jobs in October and the October

RP® Financial, LC.	MARKET AREA
II.2

unemployment rate dropped to 6.9%. October existing home sales rose to a 14-year high with an increase of 4.3% from September existing home sales, as low borrowing costs and a shift in living preferences during the pandemic fueled a surge in home purchases. November manufacturing and service activity slowed to respective index readings of 57.5 and 55.9. The U.S. economy added 245,000 jobs in November, which was less than expected, and the November unemployment rate dropped to 6.7%. November retail sales dropped 1.1%, amid a surge in coronavirus infections and new business restrictions. Existing home sales declined 2.5% in November, versus an 11.0% decline in November new home sales. Manufacturing activity for December accelerated to an index reading of 60.7, while service sector activity for December accelerated to an index reading of 57.2. U.S. payrolls for December declined by 140,000 which was the first decline since April. The December unemployment rate remained at 6.7%. Retail sales for December were down 0.7%. Existing and new home sales for December increased by 0.7% and 1.6%, respectively. Fourth quarter GDP increased at a 4.0% annualized rate, while GDP for all of 2020 contracted 3.5%.

January 2021 manufacturing activity slowed to an index reading of 58.7, while service sector activity for January accelerated to an index reading of 58.7. U.S. employers added 49,000 jobs in January and the January unemployment rate fell to 6.3%. January retail sales jumped 5.3%, as consumer spending was boosted by stimulus checks. January sales for new and existing homes increased by 4.3% and 0.6%, respectively. Manufacturing activity expanded in February to an index reading of 60.8, which was at a three-year high. Comparatively, February service sector activity slowed to an index reading of 55.3. The U.S. economy added 372,000 jobs in February, which was the most jobs added in four months, and the February unemployment rate dropped to 6.2%. February existing home sales dropped 6.6%, as a lack of housing supply limited home purchases. Likewise, tight inventories and record cold weather translated into new home sales falling 18.2% in February. March manufacturing activity surged to a 37-year high with an index reading of 64.7, while service sector activity for March rose to a record high index reading of 63.7. Stimulus checks, easing social distancing standards and administration of more Covid-19 vaccines helped to spur a 9.8% increase in retail sales for March. With the supply of existing home sales remaining tight, March existing home sales declined 3.7%. Comparatively, March new home sales surged 20.7%, which was the highest level since August 2006. First quarter GDP increased at a 6.4% annual rate.

RP® Financial, LC.	MARKET AREA
II.3

Both manufacturing and service sector activity expanded at slower rates in April 2021, with respective readings of 60.7 and 62.7. U.S. employers added 266,000 jobs in April, which was well below expectations, and the April unemployment rate increased to 6.1%. Retail sales for April were unchanged from March retail sales. Existing and new home sales for April dropped 2.7% and 5.9%, respectively, as limited inventory and record high prices limited potential buyers. Initial weekly jobless claims fell to consecutive pandemic lows in the final two weeks of May, declining from 444,000 claims in the third week of May to 406,000 in the fourth week of May.

In terms of interest rates trends over the past few quarters, economic reports indicating the U.S. economy was continuing to improve and hopes of a new coronavirus relief deal pushed the 10-year Treasury yield above 0.75% in early-October 2020, which was followed by long-term Treasury yields stabilizing through mid-October. After increasing to a yield of 0.85% heading into late-October, the 10-year Treasury edged lower at the beginning of the last week of October as a surge in coronavirus cases added to worries about the economic outlook in the absence of a stimulus deal. Stronger-than-expected third quarter GDP growth pushed the 10-year Treasury yield up to 0.88% at the end of October. After edging lower with the release of the October employment report, long-term Treasury yields surged higher in the second week of November on news that a coronavirus vaccine being developed was 90% effective. Long-term Treasury yields edged lower going into the second half of November, as states implemented new lockdown measures amid a resurgence of coronavirus infections. Promising results for multiple Covid-19 vaccines and signs that U.S. lawmakers were committed to completing a new Covid-19 relief package contributed to long-term Treasury yields edging higher in early-December, which was followed by interest rates stabilizing for the balance of 2020. At its final meeting of the year in mid-December, the Federal Reserve left its benchmark rate at near zero and made no changes to its asset purchase program.

Interest rates remained stable at the start of 2021 and then edged higher following the Georgia Senate election run-offs in early-January, as the 10-year Treasury yield climbed above 1.0% on expectations that additional fiscal stimulus would be forthcoming with Democrats taking control of the Senate. The 10-year Treasury yield stabilized around 1.10% going into the last week of January and then edged lower at the end of January, amid concerns of delays in distribution of the Covid-19 vaccine and the ability to end lockdowns or other restrictions. The Federal Reserve concluded its late-January meeting leaving its benchmark rate near zero and keeping its easy money policies in place. Expectations of more stimulus pushed long-term

RP® Financial, LC.	MARKET AREA
II.4

Treasury yields higher at the end of January and the first week of February, which provided for some steepening of the yield curve. With data pointing towards that the recovering U.S. economy was gaining traction, the upward trend in long-term Treasury yields continued through mid-March as the 10-year Treasury yield rose to its highest level in a year. The Federal Reserve concluded its mid-March meeting with no change in its target rate and vowed to maintain its easy monetary policies until the economy showed further recovery, while also highlighting an improved economic outlook. Long-term Treasury yields stabilized at the end of the first quarter, with the 10-year Treasury yield equaling 1.74% as of March 31, 2021.

Long-term Treasury yields edged lower during the first half of April 2021 and then settled into a narrow range for the balance of April. At the conclusion of its late-April meeting, the Federal Reserve held its key interest rate near zero and said it plans to continue to support the economic recovery, while acknowledging recent progress in growth and employment. The stable interest rate environment continued through the first full week of May, as markets reacted to April’s employment report which showed lower-than-expected job growth. Long-term Treasury yields edged higher heading into mid-May after data showed consumer prices surged in April, which was followed by long-term Treasury yields pulling back slightly through the end of May. As of June 1, 2021, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.04% and 1.62%, respectively, versus comparable year ago yields of 0.17% and 0.66%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in April 2021, GDP growth was projected to increase 6.4% in 2021 and then decrease to 3.2% in 2022. The U.S. unemployment rate was forecasted to equal 5.6% in June 2021 and then decrease to 4.8% in December 2021. An average of 547,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted that the federal funds rate would equal 0.12% in June 2021 and then edge up to 0.16% in December 2021. On average, the economists forecasted that the 10-year Treasury yield would equal 1.77% in June 2021 and then increase to 1.93% in December 2021.

The May 2021 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2021 existing home sales to increase by 8.3% from 2020 sales and 2021 new home sales were forecasted to increase by 12.7% from sales in 2020. The 2021 median sale prices for existing and new homes were forecasted to increase by 3.1% and 1.5%, respectively. Total mortgage production was forecasted to decrease in 2021 to $3.400 trillion, compared to $3.828 trillion in 2020. The forecasted decrease in 2021 originations was based on a 15.6% increase in purchase volume and a 27.2% decrease in refinancing volume. Purchase mortgage originations were forecasted to total $1.656 trillion in 2021, versus refinancing volume totaling $1.744 trillion. Housing starts for 2021 were projected to increase by 12.6% to total 1.571 million.

RP® Financial, LC.	MARKET AREA
II.5

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Ponce Financial (see Table 2.1). The primary market area counties are densely populated markets, ranking among the largest populations in New Jersey and New York. Kings County (Brooklyn) has the largest population among the four primary market area counties and is the largest county in New York, followed by Queens County and New York County as the second and third largest counties in New York. Bronx County is the fifth largest county in New York and Hudson County is the fourth largest county in New Jersey. All five of primary market area counties served by Ponce Financial’s branches, as well as the state of New York, experienced population shrinkage during the 2016 to 2021 period. All four of the New York primary market area counties, as well as the state of New York, also recorded a decline in households during the past five years, while Hudson County recorded a slight increase in households during the past five years. Comparatively, annual population and household growth rates for the U.S. equaled 0.5% and 0.6%, respectively. The New York primary market area counties, as well as the state of New York, are projected to experience little change in population and households over the next five years, while Hudson County is projected to record population and household growth that will be slightly less than the comparable projected U.S. growth rates. Age distribution measures reflect that the primary market area counties have somewhat similarly-aged populations relative to the state of New York and the U.S.

Income measures show New York County is a relatively affluent market. Comparatively, income measures for Bronx County, which has a relatively broad socioeconomic spectrum, were well below the comparable state measures as well as the other four primary market area counties. Projected income growth rates for the primary market area counties were generally slightly stronger or consistent with the projected income growth rates for New York and the U.S., with the highest income growth rates projected for the counties of Hudson and Kings and the lowest income growth rates projected for the counties of New York and Bronx.

RP® Financial, LC.	MARKET AREA
II.6

Table 2.1

Ponce Financial Group, Inc.

Summary Demographic Data

	Year			Growth Rate
	2016	2021	2026	2016-2021	2021-2026
				(%)	(%)
Population (000)
USA	322,431	330,946	340,574	0.5%	0.6%
New York	19,853	19,402	19,339	-0.5%	-0.1%
Bronx, NY	1,456	1,415	1,415	-0.6%	0.0%
Kings, NY	2,658	2,552	2,550	-0.8%	0.0%
New York, NY	1,648	1,630	1,638	-0.2%	0.1%
Queens, NY	2,352	2,243	2,231	-0.9%	-0.1%
Hudson, NJ	679	675	686	-0.1%	0.3%
Households (000)
USA	122,265	125,733	129,596	0.6%	0.6%
New York	7,544	7,402	7,397	-0.4%	0.0%
Bronx, NY	510	496	496	-0.6%	0.0%
Kings, NY	982	950	954	-0.7%	0.1%
New York, NY	797	789	794	-0.2%	0.1%
Queens, NY	822	783	778	-1.0%	-0.1%
Hudson, NJ	267	267	273	0.1%	0.4%
Median Household Income ($)
USA	55,551	67,761	73,868	4.1%	1.7%
New York	60,445	74,462	83,994	4.3%	2.4%
Bronx, NY	33,942	43,015	47,779	4.9%	2.1%
Kings, NY	49,716	68,871	79,563	6.7%	2.9%
New York, NY	74,526	93,854	104,246	4.7%	2.1%
Queens, NY	59,327	75,973	87,352	5.1%	2.8%
Hudson, NJ	59,589	82,696	95,829	6.8%	3.0%
Per Capita Income ($)
USA	30,002	37,689	41,788	4.7%	2.1%
New York	34,045	43,801	49,170	5.2%	2.3%
Bronx, NY	17,828	23,001	26,126	5.2%	2.6%
Kings, NY	27,827	39,799	46,294	7.4%	3.1%
New York, NY	63,858	80,041	86,845	4.6%	1.6%
Queens, NY	27,453	36,387	41,948	5.8%	2.9%
Hudson, NJ	33,956	49,580	57,450	7.9%	3.0%
2021 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	18.3	26.8	25.1	18.4	11.4
New York	17.2	26.9	25.2	19.0	11.8
Bronx, NY	20.7	29.1	25.1	15.8	9.2
Kings, NY	19.8	28.5	26.2	15.7	9.9
New York, NY	12.6	31.5	27.3	16.5	12.2
Queens, NY	17.2	25.4	27.4	18.7	11.2
Hudson, NJ	18.1	30.2	28.3	15.0	8.4
2021 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	18.0	20.3	29.0	32.7
New York	18.4	17.5	26.0	38.1
Bronx, NY	33.6	22.3	25.5	18.7
Kings, NY	22.4	17.6	23.9	36.2
New York, NY	19.8	12.7	19.8	47.7
Queens, NY	15.7	18.4	28.1	37.7
Hudson, NJ	17.0	15.9	24.9	42.2

Source: S&P Global Market Intelligence

RP® Financial, LC.	MARKET AREA
II.7

The relative affluence of New York County is further evidenced by a comparison of household income distribution measures, as New York County maintains a relatively high percentage of households with incomes over $100,000 relative to the U.S and New York. Comparatively, Bronx County maintains a relatively high percentage of households with incomes of less than $25,000 and a relatively low percentage of households with income over $100,000.

Local Economy

The markets served by the Company have large and diverse economies. Comparative employment data in Table 2.2 shows that employment in services constitutes the primary source of employment in all of the primary area counties with the exception of Bronx County. Jobs in the education/healthcare/social services sector were the largest source of employment in Bronx County, as well as the state of New York, and was the second largest employment sector in the other three New York primary market area counties. Finance/insurance/real estate jobs were the second largest source of jobs in Hudson County and service jobs were the second largest source of jobs for Bronx County and the state of New York. The prominence of Wall Street jobs on the primary market area economy is highlighted by the relatively high concentration of jobs that are in finance/insurance/real estate sector, with such jobs constituting the third largest employment for all of the New York primary market area counties and the state of New York.

Table 2.2

Ponce Financial Group, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	New York	Bronx New York	Kings New York	New York New York	Queens New York	Hudson New Jersey
	(%)	(%)	(%)	(%)	(%)	(%)
Services	26.3%	25.0%	28.3%	34.0%	27.3%	28.7%
Education, Healthcare, Soc. Serv.	27.8%	32.4%	28.2%	22.9%	24.2%	18.5%
Government	2.3%	3.6%	2.7%	4.0%	2.8%	2.1%
Wholesale/Retail Trade	8.2%	5.0%	5.4%	4.7%	5.5%	10.0%
Finance/Insurance/Real Estate	15.8%	13.9%	13.7%	19.1%	14.6%	19.9%
Manufacturing	5.0%	5.5%	5.3%	4.4%	6.4%	4.3%
Construction	5.7%	4.9%	5.1%	2.0%	7.5%	5.3%
Information	2.9%	1.5%	4.4%	6.2%	2.5%	3.5%
Transportation/Utility	5.6%	8.1%	6.8%	2.7%	9.1%	7.4%
Agriculture	0.5%	0.1%	0.1%	0.1%	0.1%	0.1%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

RP® Financial, LC.	MARKET AREA
II.8

The market area served by the Company, characterized primarily as the New York MSA, has a highly developed and diverse economy, Banking and professional services constitute major sources of employment in the Company’s market area. Tourism also is a prominent component of the market area’s economy, as New York City annually ranks as one of the nation’s top tourist destinations. Table 2.3 lists in detail the major employers in the New York metropolitan area.

Table 2.3

Ponce Financial Group, Inc.

Market Area Largest Employers

Employer	Industry
JP Morgan Chase & Co.	Banking
Citigroup Inc.	Banking
AMB Industries Inc.	Facility Mangaement
Pfizer Inc.	Pharmaceutical
Ichan Enterprises LP	Conglomerate
Philip Morris International Inc	Tobacco
Omnicom Group, Inc.	Communications
PwC	Professional Services
Alcoa Corporation	Industrial
Marsh & McLennan Companies, Inc.	Professional Services

Source: Money Inc

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S, and New York, are shown in Table 2.4. May 2021 unemployment rates for the primary market area counties ranged from a low of 7.5% for New York County to a high of 13.5% for Bronx County. May 2021 unemployment rates for all of the primary market counties were higher than the comparable U.S. and New York unemployment rates of 5.5% and 6.9%, respectively. Pursuant to the ongoing economic recovery from the Covid-19 pandemic, May 2021 unemployment rates for all of the primary market area counties, the state of New York and the U.S. were lower compared to a year ago.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.4

Ponce Financial Group, Inc.

Unemployment Trends

Region	Unemployment Rate		Net Change
	May 2020	May 2021
USA	13.0%	5.5%	-7.5%
New York	15.7%	6.9%	-8.8%
Bronx, NY	24.6%	13.5%	-11.1%
Kings, NY	20.4%	10.0%	-10.4%
New York, NY	15.2%	7.5%	-7.7%
Queens, NY	21.8%	9.7%	-12.1%
Hudson, NJ	17.7%	7.6%	-10.1%

Source: S&P Global Market Intelligence

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the New York metropolitan market area and, in particular, to the markets that are nearby to the Company’s branch locations. Table 2.5 displays deposit market trends from June 30, 2015 through June 30, 2020 for the primary market counties. Additional data is also presented for the state of New York. The data indicates that commercial banks gained deposit market share in all five of the primary market area counties during the five year period covered in Table 2.5. Similar to the states of New York, commercial banks maintained a significantly larger market share of deposits than savings institutions in all five of the Company’s primary market area counties.

Ponce Financial’s largest holding and highest market share of deposits is in Bronx County, where the Company is headquartered and maintains its largest branch presence. The Company’s $270.9 million of deposits at the Bronx County branches represented a 1.7% market share of bank and thrift deposits at June 30, 2020. The Company’s deposit market share in the remaining four counties was nominal, based on deposit market shares of 0.3% or less in those four counties.

RP® Financial, LC.	MARKET AREA
II.10

Table 2.5

Ponce Financial Group, Inc.

Deposit Summary

	As of June 30,						Deposit Growth Rate 2015-2020
	2015			2020
		Market	No. of		Market	No. of
	Deposits	Share	Branches	Deposits	Share	Branches
	(Dollars in Thousands)						(%)
New York	$1,339,440,000	100.0%	5,270	$2,141,550,000	100.0%	4,634	9.8%
Commercial Banks	1,272,782,000	95.0%	4,449	2,071,807,000	96.7%	4,011	10.2%
Savings Institutions	66,658,000	5.0%	813	69,743,000	3.3%	623	0.9%
Bronx	$11,529,000	100.0%	153	$15,746,000	100.0%	140	6.4%
Commercial Banks	9,731,000	84.4%	126	13,673,000	86.8%	115	7.0%
Savings Institutions	1,798,000	15.6%	27	2,073,000	13.2%	25	2.9%
Ponce Financial	228,969	2.0%	4	270,916	1.7%	4	3.4%
Kings	$44,979,000	100.0%	371	$67,774,000	100.0%	358	8.5%
Commercial Banks	38,387,000	85.3%	285	63,317,000	93.4%	303	10.5%
Savings Institutions	6,592,000	14.7%	86	4,457,000	6.6%	55	-7.5%
PDL Community Bancorp	103,433	0.2%	3	100,974	0.1%	3	-0.5%
New York	$879,056,000	100.0%	699	$1,485,790,000	100.0%	632	11.1%
Commercial Banks	873,620,000	99.4%	652	1,478,120,000	99.5%	589	11.1%
Savings Institutions	5,436,000	0.6%	40	7,670,000	0.5%	36	7.1%
Ponce Financial	61,264	0.0%	2	339,175	0.0%	2	40.8%
Queens	$53,366,000	100.0%	441	$71,649,000	100.0%	404	6.1%
Commercial Banks	42,166,000	79.0%	328	61,524,000	85.9%	324	7.8%
Savings Institutions	11,200,000	21.0%	113	10,125,000	14.1%	80	-2.0%
Ponce Financial	168,997	0.3%	3	200,313	0.3%	3	3.5%
Hudson, NJ	$27,545,000	100.0%	166	$43,327,000	100.0%	155	9.5%
Commercial Banks	23,931,000	86.9%	123	41,001,000	94.6%	31	11.4%
Savings Institutions	3,614,000	13.1%	43	2,326,000	5.4%	124	-8.4%
Ponce Financial	35,593	0.1%	1	40,671	0.1%	1	2.7%

Source: FDIC.

As implied by the Company’s low market shares of deposits, the Company faces significant competition. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Ponce Financial. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. Table 2.6 lists the Company’s largest competitors in the five counties currently served by its branches, based on deposit market share.

RP® Financial, LC.	MARKET AREA
II.11

Table 2.6

Ponce Financial Group, Inc.

Market Area Deposit Competitors - As of June 30, 2020

Location	Name	Market Share	Rank
		(%)
Bronx County	JPMorgan Chase & Co. (NY)	37.82
	Citigroup Inc. (NY)	16.45
	Apple Financial Holdings Inc. (NY)	7.93
	The Toronto-Dominion Bank	6.57
	Capital One Financial Corp. (VA)	6.20
	Ponce Financial	1.72	12 of 24

Kings County	JPMorgan Chase & Co. (NY)	33.31
	Citigroup Inc. (NY)	10.71
	Banco Santander S.A.	8.31
	The Toronto-Dominion Bank	7.80
	Signature Bank (NY)	6.93
	Ponce Financial	0.15	28 of 41

New York County	JPMorgan Chase & Co. (NY)	48.85
	The Bank New York Mellon (NY)	13.35
	HSBC Holdings plc	8.82
	Bank of America Corporation (NC)	7.19
	Citigroup Inc. (NY)	5.72
	Ponce Financial	0.03	46 of 85

Queens County	JPMorgan Chase & Co. (NY)	27.91
	Citigroup Inc. (NY)	13.80
	The Toronto-Dominion Bank	8.06
	Capital One Financial Corp. (VA)	7.56
	New York Community Bancorp (NY)	5.53
	Ponce Financial	0.28	35 of 55

Hudson County	Bank of America Corporation (NC)	58.65
	JPMorgan Chase & Co. (NY)	8.79
	The Toronto-Dominion Bank	5.02
	Capital One Financial Corp. (VA)	3.21
	BCB Bancorp Inc. (NJ)	2.70
	Ponce Financial	0.09	24 of 27

Source: S&P Global Market Intelligence

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Ponce Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Ponce Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Ponce Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 42 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Ponce Financial will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Ponce Financial. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

•

Screen #1 Mid-Atlantic and New England institutions with assets between $725 million and $3.0 billion, tangible equity/assets ratios of greater than 8.0% and positive core earnings. Nine companies met the criteria for Screen #1 and seven were included in the Peer Group: ESSA Bancorp, Inc. of Pennsylvania, Hingham Institution for Savings of Massachusetts, PCSB Financial Corporation of New York, Provident Bancorp, Inc. of Massachusetts, Prudential Bancorp, Inc. of Pennsylvania, Randolph Bancorp, Inc. of Massachusetts and Western New England Bancorp, Inc. of Massachusetts. Severn Bancorp, Inc. of Maryland was excluded from the Peer Group, as the result of being the target of an announced acquisition. William Penn Bancorp of Pennsylvania was excluded from the Peer Group, as the result of completing its second-step stock offering within the past year. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic and New England thrifts.

•

Screen #2 Midwest institutions with assets between $725 million and $3.0 billion, tangible equity/assets ratios of greater than 8.0% and positive core earnings. Three companies met the criteria for Screen #2 and all three were included in the Peer Group: IF Bancorp, Inc. of Illinois, HMN Financial, Inc. of Minnesota and Waterstone Financial, Inc. of Wisconsin. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Ponce Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Ponce Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Ponce Financial’s characteristics is detailed below.

•

ESSA Bancorp, Inc. of Pennsylvania. Comparable due to similar impact of loan loss provisions on earnings, similar concentrations of 1-4 family loans, commercial real estate loans and commercial business loans as a percent of assets and similar ratio of non-performing assets as a percent of assets.

RP® Financial, LC.	Peer Group Analysis
Page III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of March 31, 2021 or the Most Recent Date Available

										As of June 1, 2021
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$1,970	23	Sep	4/3/2007	$16.01	$161
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$2,844	9	Dec	12/13/1988	$295.74	$634
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	$971	14	Dec	6/30/1994	$20.74	$95
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$745	8	Jun	7/7/2011	$22.59	$69
PCSB	PCSB Financial Corporation	NASDAQCM	MA	Yorktown Heigh	NY	$1,855	16	Jun	4/20/2017	$18.32	$273
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,552	7	Dec	7/15/2015	$16.39	$275
PBIP	Prudential Bancorp, Inc.	NASDAQGM	MA	Philadelphia	PA	$1,204	10	Sep	3/29/2005	$13.90	$109
RNDB	Randolph Bancorp, Inc.	NASDAQGM	NE	Stoughton	MA	$738	5	Dec	7/1/2016	$22.32	$110
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,198	16	Dec	10/4/2005	$19.95	$476
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,464	27	Dec	12/27/2001	$8.46	$208

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•

Hingham Institution for Savings of Massachusetts. Comparable due to similar interest-earning asset composition, similar concentrations of deposits and borrowings funding assets, similar net interest income to average assets ratio and similar concentration of multi-family loans as a percent of assets.

•

HMN Financial, Inc. of Minnesota. Comparable due to similar size of branch network, similar impact of loan loss provisions on earnings and similar concentration of commercial business loans as a percent of assets.

•

IF Bancorp, Inc. of Illinois. Comparable due to similar concentrations of deposits and borrowings funding assets, similar earnings contribution from sources of non-interest operating income and similar concentration of commercial real estate loans as a percent of assets.

•

PCSB Financial Corporation of New York. Comparable due to New York MSA market area, similar size of branch network, similar concentrations of deposits and borrowings funding assets and similar return on average assets ratio.

•

Provident Bancorp, Inc. of Massachusetts. Comparable due to completed second-step offering in 2019, similar asset size, similar interest-earning asset composition, similar concentration of deposits funding assets, similar impact of loan loss provisions on earnings and similar ratio of non-performing assets as a percent of assets.

•

Prudential Bancorp, Inc. Pennsylvania. Comparable due to completed second-step conversion in 2013, similar size of branch network, similar asset size, similar return on average assets ratio, similar impact of loan loss provisions on earnings, similar concentration of commercial real estate loans as a percent of assets and similar ratio of non-performing assets as a percent of assets.

•

Randolph Bancorp, Inc. of Massachusetts. Comparable due to similar concentrations of deposits and borrowings funding assets, similar impact of loan loss provisions on earnings, similar concentration of commercial real estate loans as a percent of assets and similar ratio of non-performing assets as a percent of assets.

•

Waterstone Financial, Inc. of Wisconsin. Comparable due to completed second-step conversion in 2014, similar size of branch network, similar impact of loan loss provisions on earnings and similar concentrations of 1-4 family loans, multi-family loans and commercial real estate loans as a percent of assets.

•

Western New England Bancorp, Inc. of Massachusetts. Similar return on average assets ratio, similar impact of loan loss provisions on earnings and similar concentration of 1-4 family loans as a percent of assets.

In aggregate, the Peer Group companies maintained a slightly higher level of tangible equity compared to the industry average (12.34% of assets versus 11.52% for all public companies), generated higher earnings as a percent of average assets (1.57% core ROAA versus 1.08% for all public companies) and earned a higher ROE (11.79% core ROE versus 8.76% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

	All
	Publicly-Traded	Peer Group
Financial Characteristics (Averages)	$4,625	$1,654
Assets ($Mil)
Market capitalization ($Mil)	$647	$237
Tangible equity/assets (%)	11.52%	12.34%
Core return on average assets (%)	1.08	1.57
Core return on average equity (%)	8.76	11.79
Pricing Ratios (Averages)(1)
Core price/earnings (x)	14.28x	13.00x
Price/tangible book (%)	126.45	114.62%
Price/assets (%)	14.24	14.31

(1) As of June 1, 2021.

Ideally, the Peer Group companies would be comparable to Ponce Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Ponce Financial, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Ponce Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of March 31, 2021. Ponce Financial’s equity-to-assets ratio of 11.24% was below the Peer Group’s average net worth ratio of 12.58%. The Company’s pro forma capital position will increase with the addition of stock proceeds, which will provide the Company with an equity-to-assets ratio that exceeds the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 11.24% and 12.34%, respectively. The increase in Ponce Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Ponce Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	Peer Group Analysis
Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2021

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk- Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	& Subdebt	Equity	Equity	Leverage	Risk- Based	Capital
Ponce Financial Group, Inc.		NY
March 31, 2021			6.29%	2.70%	0.00%	86.78%	79.41%	8.48%	0.00%	11.24%	0.00%	11.24%	24.57%	-1.64%	27.74%	37.22%	-20.15%	3.51%	3.51%	10.78%	14.54%	15.80%
All Non-MHC Public Thrifts
Averages			11.26%	14.72%	1.57%	69.02%	77.40%	8.02%	0.44%	12.83%	0.91%	11.52%	16.15%	62.27%	7.09%	23.49%	-18.40%	12.60%	14.69%	11.25%	15.91%	17.44%
Medians			9.42%	12.25%	1.71%	70.11%	79.26%	5.10%	0.00%	11.61%	0.32%	10.57%	12.77%	55.30%	6.07%	22.92%	-18.23%	4.59%	5.10%	10.67%	13.47%	15.48%
Comparable Group
Averages			9.09%	13.54%	1.71%	72.90%	78.51%	7.43%	0.00%	12.58%	0.23%	12.34%	10.00%	42.95%	6.00%	22.14%	-42.53%	8.24%	8.30%	11.35%	16.04%	17.13%
Medians			8.79%	9.94%	1.63%	72.96%	81.37%	5.13%	0.00%	11.02%	0.06%	11.02%	9.16%	35.63%	5.35%	21.02%	-37.26%	3.83%	4.01%	10.73%	15.69%	16.94%
Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	15.79%	8.69%	1.88%	70.45%	88.34%	0.34%	0.00%	10.08%	0.73%	9.35%	0.75%	-3.04%	2.18%	31.07%	-98.33%	2.55%	2.91%	9.62%	12.65%	13.86%
HIFS	Hingham Institution for Savings	MA	7.54%	2.92%	0.45%	88.18%	79.94%	8.69%	0.00%	10.84%	0.00%	10.84%	7.14%	3.18%	8.08%	32.73%	-63.51%	24.03%	24.03%	10.96%	13.47%	14.24%
HMNF	HMN Financial, Inc.	MN	11.88%	18.59%	0.00%	66.82%	88.08%	0.31%	0.00%	10.82%	0.09%	10.73%	23.86%	114.89%	4.26%	26.27%	-21.11%	10.55%	10.76%	10.00%	13.97%	15.22%
IROQ	IF Bancorp, Inc.	IL	4.80%	24.14%	1.24%	67.67%	82.80%	4.52%	0.00%	11.20%	0.00%	11.20%	8.95%	30.55%	2.01%	15.78%	-45.56%	5.10%	5.10%	11.24%	NA	NA
PCSB	PCSB Financial Corporation	NY	9.13%	19.04%	1.37%	68.00%	78.41%	5.73%	0.00%	14.63%	0.34%	14.29%	9.36%	30.44%	3.32%	13.65%	-9.69%	-0.41%	-0.39%	12.76%	17.72%	18.33%
PVBC	Provident Bancorp, Inc.	MA	8.56%	2.29%	2.38%	84.29%	82.82%	1.16%	0.00%	15.09%	0.00%	15.09%	22.53%	120.88%	15.84%	43.84%	-86.14%	0.64%	0.64%	9.99%	18.77%	20.02%
PBIP	Prudential Bancorp, Inc.	PA	11.41%	32.15%	2.73%	51.57%	65.92%	21.01%	0.00%	10.82%	0.53%	10.29%	-4.99%	-17.39%	8.52%	8.51%	-28.97%	-1.50%	-1.50%	10.49%	16.55%	17.74%
RNDB	Randolph Bancorp, Inc.	MA	7.44%	7.82%	1.17%	79.27%	75.90%	8.13%	0.00%	13.66%	0.00%	13.66%	13.07%	40.71%	9.37%	10.94%	15.40%	27.74%	27.77%	12.15%	15.69%	16.94%
WSBF	Waterstone Financial, Inc.	WI	9.03%	8.60%	2.91%	75.47%	55.49%	22.66%	0.00%	19.59%	0.03%	19.57%	6.87%	52.78%	0.00%	12.30%	-6.10%	15.83%	15.87%	17.44%	22.93%	24.01%
WNEB	Western New England Bancorp, Inc.	MA	5.36%	11.20%	2.98%	77.27%	87.44%	1.74%	0.00%	9.05%	0.62%	8.42%	12.47%	56.50%	6.45%	26.27%	-81.29%	-2.17%	-2.16%	8.81%	12.60%	13.85%

(1)	Includes loans held for sale.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both Ponce Financial and the Peer Group. The Company’s loans-to-assets ratio of 86.78% was higher than the comparable Peer Group ratio of 72.90%. Comparatively, the Company’s cash and investments-to-assets ratio of 8.99% was lower than the comparable Peer Group ratio of 22.63%. Overall, Ponce Financial’s interest-earning assets amounted to 95.77% of assets, which approximated the comparable Peer Group ratio of 95.53%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.71% of assets and goodwill/intangibles equal to 0.23% of assets, while the Company maintained zero balances for both BOLI and goodwill/intangibles.

Ponce Financial’s funding liabilities reflected a funding composition that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 79.41% of assets, which was slightly above the Peer Group’s ratio of 78.51%. The Company also maintained a slightly higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 8.48% and 7.43% for Ponce Financial and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 87.89% and 85.94%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 108.97% and 111.16%, respectively. The additional capital realized from stock proceeds should serve to provide Ponce Financial with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Ponce Financial’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended March 31, 2021. Ponce Financial recorded a 24.57% increase in assets, versus asset growth of 10.00% recorded by the Peer Group. Asset growth for Ponce Financial included a 27.74% increase in loans, which was in part funded by a 1.64% decline in cash and investments. Asset growth for the Peer Group included a 6.00% increase in loans and a 42.95% increase in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

A 37.22% increase in deposits funded the Company’s asset growth, as well as a 20.15% reduction in borrowings. Similarly, asset growth for the Peer Group was funded through deposit growth of 22.14%, which also funded a 42.53% reduction in the Peer Group’s borrowings. The Company’s tangible capital increased by 3.51%, which was less the Peer Group’s tangible capital growth rate of 8.30%. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additionally, implementation of any stock repurchases and initiation of any dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2021. Ponce Financial and the Peer Group reported net income to average assets ratios of 0.59% and 1.62%, respectively. Higher ratios of net interest income and non-operating income represented earnings advantages for the Company, while a higher ratio of non-interest operating income and a lower operating expense ratio represented earnings advantages for the Peer Group.

The Company’s higher net interest income to average assets ratio was realized through a higher interest income ratio, which was facilitated by a higher yield earned on interest-earning assets (4.59% versus 3.67% for the Peer Group). Likewise, the Peer Group’s lower interest expense ratio was facilitated by a lower cost of funds (0.87% versus 1.16% for the Company). Overall, Ponce Financial and the Peer Group reported net interest income to average assets ratios of 3.54% and 2.85%, respectively.

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.90% and 3.13%, respectively. The Peer Group’s lower operating expense ratio was in part realized through maintaining a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $7.708 million for the Company, versus $10.211 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring

RP® Financial, LC.	Peer Group Analysis
Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2021 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Ponce Financial Group, Inc.		NY
March 31, 2021			0.59%	4.37%	0.83%	3.54%	0.16%	3.38%	0.44%	0.48%	3.90%	0.38%	0.00%	0.18%	4.59%	1.16%	3.43%	$7,708	23.61%
All Non-MHC Public Thrifts
Averages			1.04%	3.50%	0.61%	2.90%	0.18%	2.70%	1.01%	0.39%	2.71%	0.04%	0.00%	0.31%	3.73%	0.82%	2.91%	$8,749	22.35%
Medians			0.83%	3.41%	0.55%	2.79%	0.15%	2.65%	0.08%	0.38%	2.45%	0.00%	0.00%	0.25%	3.66%	0.76%	2.87%	$7,592	22.84%
Comparable Group
Averages			1.62%	3.50%	0.65%	2.85%	0.15%	2.69%	2.19%	0.31%	3.13%	0.08%	0.00%	0.52%	3.67%	0.87%	2.80%	$10,211	23.08%
Medians			0.94%	3.43%	0.58%	2.73%	0.20%	2.60%	0.08%	0.32%	2.32%	0.01%	0.00%	0.36%	3.61%	0.73%	2.70%	$7,963	23.58%
Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	0.83%	3.13%	0.52%	2.60%	0.22%	2.39%	0.14%	0.46%	2.01%	0.03%	0.00%	0.18%	3.30%	0.72%	2.58%	$7,997	17.79%
HIFS	Hingham Institution for Savings	MA	2.36%	3.88%	0.54%	3.34%	0.05%	3.28%	0.00%	0.04%	0.79%	0.70%	0.00%	0.87%	3.94%	0.68%	3.26%	$33,859	26.86%
HMNF	HMN Financial, Inc.	MN	1.38%	3.58%	0.27%	3.31%	0.19%	3.13%	1.14%	0.61%	2.97%	0.01%	0.00%	0.54%	3.69%	0.43%	3.26%	$5,955	28.27%
IROQ	IF Bancorp, Inc.	IL	0.79%	3.42%	0.70%	2.72%	0.01%	2.71%	0.23%	0.57%	2.47%	0.06%	0.00%	0.31%	3.53%	0.88%	2.65%	$6,902	27.93%
PCSB	PCSB Financial Corporation	NY	0.67%	3.22%	0.63%	2.59%	-0.02%	2.61%	0.00%	0.17%	1.93%	0.01%	0.00%	0.18%	3.36%	0.88%	2.48%	$11,296	21.61%
PVBC	Provident Bancorp, Inc.	MA	1.05%	4.34%	0.34%	4.00%	0.23%	3.77%	0.00%	0.25%	2.44%	-0.12%	0.00%	0.41%	4.54%	0.63%	3.91%	$9,519	27.96%
PBIP	Prudential Bancorp, Inc.	PA	0.64%	3.21%	1.37%	1.84%	0.20%	1.64%	0.02%	0.17%	1.38%	0.28%	0.00%	0.08%	3.40%	1.62%	1.78%	$12,286	11.29%
RNDB	Randolph Bancorp, Inc.	MA	3.49%	3.27%	0.53%	2.74%	0.23%	2.52%	8.16%	0.46%	6.57%	-0.07%	0.00%	1.00%	3.48%	0.73%	2.75%	$3,765	22.29%
WSBF	Waterstone Financial, Inc.	WI	4.40%	3.51%	1.01%	2.51%	0.20%	2.30%	12.19%	0.00%	8.51%	-0.13%	0.00%	1.46%	3.79%	1.39%	2.40%	$2,603	24.87%
WNEB	Western New England Bancorp, Inc.	MA	0.62%	3.45%	0.61%	2.84%	0.24%	2.60%	0.01%	0.40%	2.20%	0.00%	0.00%	0.18%	3.69%	0.72%	2.97%	$7,929	21.94%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:

S&P Global Market Intelligence and RP ® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were the same as the Peer Group’s earnings. Expense coverage ratios for Ponce Financial and the Peer Group both equaled 0.91x.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.92% and 2.50% of Ponce Financial’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Ponce Financial’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 87.44% was less favorable than the Peer Group’s efficiency ratio of 58.50%.

Loan loss provisions had a similar impact on the Company’s and the Peer Group’s earnings, as loan loss provisions established by the Company and the Peer Group equaled 0.16% and 0.15% of average assets, respectively

The Company and the Peer Group recorded net non-operating gains equal to 0.38% and 0.08% of average assets, respectively. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, and, thus, are not considered to be part of an institution’s core earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

The Company recorded an effective tax rate of 23.61%, which approximated the Peer Group’s effective tax rate of 23.08%. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 23.00%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). In comparison to the Peer Group, the Company’s loan portfolio composition reflected a slightly lower combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (31.22% of assets versus 34.32% for the Peer Group), as the Peer Group’s higher concentration of mortgage-backed securities was partially offset by the Company’s higher concentration of 1-4 family loans. Loan servicing intangibles constituted a more significant balance sheet item for

RP® Financial, LC.	Peer Group Analysis
Page III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2021

			Portfolio Composition as a Percent of Assets
			MBS	1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
				Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Ponce Financial Group, Inc.		NY
March 31, 2021			1.12%	30.10%	8.32%	21.98%	15.02%	9.91%	2.56%	70.12%	$0
All Non-MHC Public Thrifts
Averages			8.52%	26.30%	3.73%	11.09%	16.71%	9.85%	2.22%	67.10%	$2,951
Medians			6.73%	23.92%	2.66%	5.60%	15.14%	6.52%	0.18%	69.32%	$167
Comparable Group
Averages			8.58%	25.74%	4.60%	9.90%	21.10%	11.73%	0.59%	69.22%	$2,844
Medians			7.64%	23.51%	4.00%	5.81%	21.33%	7.87%	0.22%	69.41%	$413
Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	3.89%	33.95%	4.42%	5.77%	16.59%	9.31%	1.28%	NA	$639
HIFS	Hingham Institution for Savings	MA	0.00%	36.14%	5.37%	22.86%	24.11%	0.30%	0.01%	80.50%	$0
HMNF	HMN Financial, Inc.	MN	13.74%	17.77%	4.54%	4.48%	29.93%	9.27%	1.87%	68.68%	$3,114
IROQ	IF Bancorp, Inc.	IL	21.30%	16.69%	3.38%	14.20%	19.47%	13.77%	1.01%	NA	$930
PCSB	PCSB Financial Corporation	NY	10.80%	13.91%	0.81%	10.79%	35.61%	6.48%	0.02%	70.13%	$0
PVBC	Provident Bancorp, Inc.	MA	0.95%	3.13%	2.41%	2.82%	23.39%	53.51%	0.26%	52.64%	$0
PBIP	Prudential Bancorp, Inc.	PA	15.47%	17.53%	14.46%	4.36%	12.39%	3.49%	0.04%	61.81%	$0
RNDB	Randolph Bancorp, Inc.	MA	5.46%	54.49%	4.06%	1.84%	15.33%	3.24%	1.19%	77.30%	$14,744
WSBF	Waterstone Financial, Inc.	WI	4.37%	34.56%	2.60%	26.03%	11.00%	2.18%	0.03%	75.19%	$8,831
WNEB	Western New England Bancorp, Inc.	MA	9.82%	29.25%	3.93%	5.85%	23.18%	15.73%	0.18%	67.53%	$186

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

the Peer Group, equal to an average of $2.8 million for the Peer Group compared to a zero balance for the Company.

Diversification into higher risk and higher yielding types of lending was more significant for the Company. The Company’s loan portfolio composition reflected higher concentrations of construction/land loans (8.32% of assets versus 4.60% of assets for the Peer Group), multi-family loans (21.98% of assets versus 9.90% of assets for the Peer Group) and consumer loans (2.56% of assets versus 0.59% for the Peer Group). Comparatively, the Peer Group maintained higher concentrations of commercial real estate loans (21.10% of assets versus 15.02% of assets for the Company) and commercial business loans (11.73% of assets versus 9.91% of assets for the Company). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 57.79% and 47.92% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a similar risk weighted assets-to-assets ratio of 70.12% compared to 69.22% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Ponce Financial’s interest rate risk characteristics implied a slightly higher degree of interest rate risk exposure relative to the comparable measures for the Peer Group. In particular, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were lower than the respective Peer Group ratios. At the same time, the Company’s slightly lower ratio of non-interest earning assets as a percent of assets implied a slightly lesser degree of balance sheet interest rate risk exposure for the Company. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Ponce Financial and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that a greater degree of interest rate risk was associated with the Company’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive

RP® Financial, LC.	Peer Group Analysis
Page III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2021 or the Most Recent Date Available.

			Balance Sheet Measures
			Tangible		Non-Earn	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Ponce Financial Group, Inc.		NY
March 31, 2021			11.2%	109.0%	4.2%	16	15	28	-46	11	-11
All Non-MHC Public Thrifts
Average			11.5%	110.6%	5.0%	-3	6	0	-16	-4	-6
Median			10.6%	108.8%	8.2%	-3	8	-2	-13	-4	-5
Comparable Group
Average			12.4%	111.3%	4.5%	-5	15	4	-6	-5	-4
Median			11.0%	111.0%	4.9%	-2	12	3	-9	-5	-2
Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	9.4%	107.0%	5.1%	5	18	10	-14	-8	4
HIFS	Hingham Institution for Savings	MA	10.8%	111.3%	1.4%	11	-3	30	33	2	2
HMNF	HMN Financial, Inc.	MN	10.7%	110.1%	2.7%	-21	11	-11	-18	-4	-20
IROQ	IF Bancorp, Inc.	IL	11.2%	110.6%	3.4%	-5	11	-2	1	11	-12
PCSB	PCSB Financial Corporation	NY	14.3%	114.3%	3.8%	0	1	-3	-17	-3	-9
PVBC	Provident Bancorp, Inc.	MA	15.1%	113.3%	4.9%	-27	19	5	-13	-13	2
PBIP	Prudential Bancorp, Inc.	PA	10.3%	109.4%	4.9%	3	13	4	-7	-15	-4
RNDB	Randolph Bancorp, Inc.	MA	13.7%	112.5%	5.5%	-3	18	-7	-5	3	-9
WSBF	Waterstone Financial, Inc.	WI	19.6%	119.1%	6.9%	1	12	1	-6	-15	0
WNEB	Western New England Bancorp, Inc.	MA	8.4%	105.2%	6.2%	-12	47	9	-11	-7	2

NA=Change is greater than 100 basis points during the quarter.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

liabilities will be funding a lower portion of Ponce Financial’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be slightly greater than the Peer Group’s implied credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 1.32% and 1.51%, respectively, versus comparable measures of 0.77% and 1.08% for the Peer Group. These ratios include accruing loans that are classified as troubled debt restructurings, which accounted for 35% of the Company’s non-performing loan balance. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 82.14% and 175.43%, respectively. Loss reserves maintained as percent of loans receivable equaled 1.24% for the Company, versus 1.14% for the Peer Group. Net loan charge-offs were a slightly larger factor for the Peer Group, as net loan charge-offs for the Peer Group equaled 0.02% of loans compared to a nominal net recovery for the Company.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	Peer Group Analysis
Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2021

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan		NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)		Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Ponce Financial Group, Inc.		NY
March 31, 2021			0.00%	1.32%	1.51%	1.24%	82.14%	82.14%	-$	41	0.00%
All Non-MHC Public Thrifts
Averages			0.03%	0.72%	1.02%	1.16%	175.74%	153.51%		$3,357	0.07%
Medians			0.01%	0.54%	0.76%	1.17%	119.34%	117.83%		$222	0.02%
Comparable Group
Averages			0.01%	0.77%	1.08%	1.14%	175.43%	151.53%		$194	0.02%
Medians			0.00%	0.66%	0.84%	1.23%	119.02%	117.83%		$165	0.01%
Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	0.02%	1.55%	2.14%	1.22%	57.02%	56.29%		$225	0.02%
HIFS	Hingham Institution for Savings	MA	0.00%	0.06%	0.07%	0.70%	NA	NA	-$	420	-0.02%
HMNF	HMN Financial, Inc.	MN	0.07%	0.33%	0.38%	1.55%	401.43%	320.63%		$567	0.08%
IROQ	IF Bancorp, Inc.	IL	0.03%	0.21%	0.24%	1.24%	518.87%	409.21%		$218	0.04%
PCSB	PCSB Financial Corporation	NY	0.00%	0.29%	0.38%	0.63%	166.60%	144.74%		$112	0.01%
PVBC	Provident Bancorp, Inc.	MA	0.00%	1.50%	2.10%	0.98%	46.93%	46.93%		$893	0.00%
PBIP	Prudential Bancorp, Inc.	PA	0.00%	1.08%	2.07%	1.33%	63.99%	63.99%		$8	0.00%
RNDB	Randolph Bancorp, Inc.	MA	0.02%	1.38%	1.69%	1.32%	65.49%	64.64%		$49	0.01%
WSBF	Waterstone Financial, Inc.	WI	0.01%	0.69%	0.89%	1.33%	119.02%	117.83%	-$	69	0.00%
WNEB	Western New England Bancorp, Inc.	MA	0.00%	0.62%	0.79%	1.10%	139.53%	139.53%		$360	0.02%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Ponce Financial’s operations and financial condition; (2) monitor Ponce Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and PDLB’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If during the second-conversion process material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Ponce Financial’s value or Ponce Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of cash and investments. Diversification into higher risk and higher yielding types of loans was more significant for the Company, while the Company also maintained a higher concentration of 1-4 family loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for higher yield earned on interest-earning assets with a similar risk weighted assets-to-assets ratio. Ponce Financial’s funding composition reflected slightly higher levels of deposits and borrowings relative to the comparable Peer Group measures, which translated into a higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained a similar level of interest-earning assets and a slightly higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were higher than the comparable ratios for the Peer Group. In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and slightly higher loss reserves as a percent of loans. Net loan charge-offs as a percent of loans were similar for the Company and the Peer Group. The Company’s risk weighted assets-to-assets ratio was similar to the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (8.99% of assets versus 22.63% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the net proceeds realized from the second-step offering will be initially deployed into cash and investments. The Company was viewed as having similar future borrowing capacity relative to the Peer Group, based on the fairly similar levels of borrowings currently funding the Company’s and the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected slightly higher concentrations of deposits and borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were higher for the Company. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities was a neutral factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a slightly lower tangible equity-to-assets ratio than the Peer Group. Following the stock offering, Ponce Financial’s pro forma tangible capital position will exceed the Peer Group’s tangible equity-to-assets ratio. Also, consideration was given to the potential increase in capital that may be realized from the gains on sale of some of the Company’s office properties. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

On balance, Ponce Financial’s balance sheet strength was considered to be more favorable relative to the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.59% of average assets versus 1.62% for the Peer Group). The Company maintained earnings advantages with respect to higher net interest income and non-operating income ratios, while the Peer Group maintained earnings advantages with respect to a higher non-interest operating income ratio and a lower operating expense ratio. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be less favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company maintained a higher net interest income ratio, a higher operating expense ratio and a lower level of non-interest operating income. The Company’s higher net interest income and operating expense ratios translated into an expense coverage ratio that equaled the Peer Group’s expense coverage ratio of 0.91x. Comparatively, the Company’s efficiency ratio of 87.44% was less favorable than the Peer Group’s efficiency ratio of 58.50%. Loan loss provisions had a similar impact on the Company’s and the Peer Group’s earnings. After adjusting for non-operating losses and gains, the Company’s ROAA ratio remained below the comparable Peer Group ratio. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain slightly less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital, IEA/IBL and non-interest earning asset ratios were slightly more favorable for the Peer Group, with the exception of the Company’s lower ratio of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with higher equity-to-assets and IEA/ILB ratios and perhaps provide greater stability in the quarterly net interest margin. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a similar factor in the Company’s and the Peer Group’s earnings (0.16% of average assets versus 0.15% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Company Group. The Company’s credit quality measures generally implied a greater degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a higher interest rate spread than the Peer Group, which would tend to facilitate continuation of a higher net interest margin for the Company going forward based on the current prevailing interest rate environment. The reinvestment of the net proceeds will add to net interest income, but the initial reinvestment yields are expected to reduce the overall spread. Second, the infusion of stock proceeds will provide the Company with greater growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and lower operating expense ratio were viewed as advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will remain lower than the Peer Group’s core ROE. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Ponce Financial’s pro forma earnings strength was considered to be less favorable than the Peer Group’s earnings strength and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.	Asset Growth

Comparative asset growth rates for the Company and the Peer Group showed respective increases of 24.57% and 10.00%. The Company’s asset growth was realized through a 27.74% increase in loans, which was partially funded by a 1.64% decrease in cash and investments. Comparatively, asset growth for the Peer Group consisted of a 42.95% increase in cash and investments and a 6.00% increase in loans. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Ponce Financial serves the New York metropolitan area through the headquarters office and 13 full service branches. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Ponce Financial.

The Peer Group companies generally operate in markets with smaller populations compared to Bronx County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but, overall, population growth rates in the markets served by the Peer Group companies were stronger than Bronx County’s recent historical and projected population growth rates. Bronx County has a lower per capita income compared to the Peer Group’s average per capita income and, on average, the Peer Group’s primary market area counties were more affluent markets within their respective states compared to Bronx County’s per capita income as a percent of New York’s per capita income (94.5% for the Peer Group versus 52.5% for Bronx County). The average and median deposit market shares maintained by the Peer Group companies were greater than the Company’s market share of deposits in Bronx County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than the Company’s competitive environment in Bronx County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be slightly more favorable than provided by the Company’s primary

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was well below the unemployment rate reflected for Bronx County. On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Ponce Financial Group, Inc. and the Peer Group Companies(1)

	County	May 2021 Unemployment
Ponce Financial Group, Inc. - NY	Bronx	13.5%
Peer Group Average		6.0%
Prudential Bancorp, Inc. – PA	Philadelphia	8.7
Hingham Institution for Savings - MA	Plymouth	6.4
HMN Financial, Inc. – MN	Olmstead	3.0
ESSA Bancorp, Inc. – PA	Monroe	7.1
Waterstone Financial, Inc. - WI	Milwaukee	5.8
IF Bancorp, Inc. – IL	Iroquois	3.8
Randolph Bancorp, Inc. - MA	Norfolk	5.6
Western New England Bancorp, Inc. - MA Hampden		8.2
PCSB Financial Corporation - NY	Westchester	4.8
Provident Bancorp, Inc. – MA	Essex	6.9

(1)	Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

5. Dividends

The Company currently does not pay a dividend. Initially, following the second-step conversion, the Company expects to pay quarterly dividends of $0.02 per share or $0.08 per share annually, which equals a yield of 0.8% based on a price of $10.00 per share. The initial dividend and future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Eight out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.66% to 4.01%. The average dividend yield on the stocks of the Peer Group institutions was 1.57% as of June 1, 2021. Comparatively, as of June 1, 2021, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.19%.

Overall, following the second-step conversion, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6. Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $68.7 million to $633.6 million as of June 1, 2021, with average and median market values of $236.8 million and $181.1 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.1 million to 23.9 million, with average and median shares outstanding equal to 11.0 million and 8.9 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value that will be similar to the Peer Group’s average market capitalization and at the high end or exceed the Peer Group’s range of shares outstanding. Following the second-step conversion, the Company’s stock will be traded on the NASDAQ Capital Market. Overall, we anticipate that the Company’s stock will have a fairly comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7. Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Ponce Financial: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift and bank franchises based in New York; and (D) the market for the public stock of PDLB. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

A. The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for publicly-traded thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of June 1, 2021.

In terms of assessing general stock market conditions, the performance of the overall stock market has generally shown an upward trend in recent quarters. Stocks started out the third quarter of 2020 trading mixed ahead of the release of the June employment report and then rallied higher with the release of the June employment report, which showed the U.S. economy added more jobs than expected. Volatility prevailed in the broader stock market through mid-July, as investors weighed hopes of a Covid-19 vaccine after two companies received “fast track” designations for the development of their coronavirus vaccine candidates against a resurgence in Covid-19 positive cases that was providing for an uneven reopening of the U.S. economy. Stocks retreated heading into the last week of July, as the first weekly increase in new unemployment claims since March raised concerns that mounting coronavirus infections and a renewed wave of mandated lockdowns could slow an economic recovery. The broader stock market continued to trade unevenly in the final week of July, as investors reacted to mixed second quarter earnings reports by some large companies, a record decline in second quarter GDP and the Federal Reserve’s reiteration that it would continue to support the U.S. economy. Overall, technology stocks were the strongest performing stocks during July, as the NASDAQ closed out July at a new record high. Progress in Congressional negotiations for a new coronavirus relief package and initial weekly unemployment claims falling to their lowest level since the coronavirus hit the U.S. in March fueled stock market gains during the first week of August. The Dow Jones Industrial Average (“DJIA”) extended its winning streak to seven sessions on August 10th, as investors assessed the likelihood of another round of stimulus spending and the slowing pace of new coronavirus infections. Led by advances in technology

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

shares, the broader stock market continued to surge higher through the second half of August with the NASDAQ and S&P 500 posting a number of new record highs. Overall, the month of August was the best month for U.S. stocks since April, with stimulus from the U.S. Government, signs of economic revival and progress toward a coronavirus vaccine fueling the gains in the broader stock market. An upbeat report on August manufacturing activity helped to extend the stock market rally into early-September, as the DJIA closed above 29000 for the first time since February. A sell-off in technology stocks led the stock market lower going into the second week of September, as NASDAQ fell into correction territory amid concerns that technology shares had become overvalued. Stocks rebounded heading into mid-September, as technology stocks led the broader stock market higher on large acquisitions announced by Oracle and Nvidia. A decline in oil and gold prices pressured economically sensitive shares lower going in the second half of September, which was followed by a one-day sell-off in technology shares as hopes for additional fiscal stimulus dimmed and investors continued to question the valuation of tech stocks. Stocks regained some lost ground in the final week of the third quarter, which was led by a rebound in economically sensitive shares.

Stocks traded lower at the start of the fourth quarter of 2020, as investors reacted to the September employment report that showed job growth was less than expected. News of President Trump’s improving health propelled stocks higher at the beginning of the second week of October, which was followed by a one-day sell-off caused by a halt in negotiations for a new economic relief package. Stocks rallied higher following the one-day sell-off on revived hopes for a new stimulus deal, as Democratic and White House negotiators resumed negotiations for a coronavirus relief bill. Mixed earnings reports at the start of the third quarter earnings season pressured stocks lower going into mid-October. The sell-off in the broader stock market sharpened during the second half of October, as a surge in coronavirus cases added to worries about the economic outlook in the absence of a stimulus deal. Better-than-expected economic data for third quarter GDP growth and October manufacturing activity contributed to stocks rallying ahead of the election in early-November. The stock market rallied continued on Election Day and the following day, as Wall Street reacted to election results that indicated a Biden presidency gridlocked by a Republican-controlled Senate. News of promising results for two Covid-19 vaccines bolstered stock markets gains through the end of November, which included the DJIA closing above 30000 for the first time. Overall, for the month of November, the DJIA increased 12%, marking its best month since January 1987, while the NASDAQ and S&P 500 posted respective gains of 12% and 11%. Signs of progress on a

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

stimulus relief package and the effectiveness rates for the forthcoming Covid-19 vaccines helped to sustain the broader stock market rally through the first week of December, with the NASDAQ and S&P 500 closing at new record highs. Stocks retreated going into mid-December, as negotiations over a coronavirus relief package stalled. As Congress neared a deal on a new coronavirus relief package, all three major U.S. stock indexes closed at record highs going into the second half of December. Stocks paused after closing at new record highs, as Covid-19 concerns overshadowed Congress’s approval of a coronavirus relief package. All three major U.S. stock indexes closed at record highs in the final week of 2020, as the rollout of the coronavirus vaccine and passage of a new stimulus package buoyed investors’ sentiment.

A wave of new Covid-19 infections prompted a sell-off in the broader stock at the at the start of 2021, which was followed by stocks rallying higher on expectations that there would be a big boost in government spending under a Democrat-controlled Senate. Stocks fell in mid-January, as initial jobless claims posted their biggest weekly increase since the Covid-19 pandemic hit in March. After all three major U.S. stock indexes closed at record highs going into the second half of January, all three major U.S. stock indexes suffered their sharpest losses in late-January amid concerns about how effectively the Covid-19 vaccine was being distributed. Robust fourth quarter earnings posted by some large-cap stocks and a decline in initial jobless claims for a third straight week contributed to stocks rallying higher in the first week of February. All three major U.S. stock indexes closed at record highs going into mid-February, as expectations of a new round of stimulus aid, strong corporate earnings and progress with the rollout of the Covid-19 vaccine fueled stock market gains. The DJIA closed at a new record high at the conclusion of the Federal Reserve’s policy meeting on February 24th, as the Federal Reserve signaled that it was committed to keeping east-monetary policies unchanged. Led by a decline in technology shares, stocks retreated at the end of February on inflation concerns and rising Treasury yields. The DJIA surged to several record highs during the first half of March, as investors rotated into cyclical stocks following a stronger-than-expected employment report for February and progress on a new stimulus bill. Comparatively, with long-term Treasury yields continuing to rise, the NASDAQ fell into correction territory in the second week of March. After the Federal Reserve pledged to maintain its easy-money policies, the DJIA closed above 33000 for the first time heading into the second half of March. As long-term Treasury yields continued to rise, technology and other high growth stocks experienced further selling pressure heading into the second half of March. Stocks retreated going into late-March and then rallied on signs that the U.S. economy was positioned for a period of rapid growth. For the first quarter overall, the DJIA was up 7.8%, the S&P 500 gained 5.8% and the NASDAQ added 2.8%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

Led by rebound in technology stocks, the S&P 500 closed above 4000 for the first time at the start of the second quarter of 2021. March jobs data, which showed stronger-than-expected job growth, and a rebound in March service sector activity powered the DJIA and S&P 500 to record highs in the second week of April, as investors bet that economic growth would pick up with more people getting Covid-19 vaccines and increased government spending. Some strong first quarter earnings reports pushed the DJIA and S&P 500 to more record highs in mid-April, which was followed by stocks trading lower across all sectors heading into the second half of April. Stocks traded unevenly heading into the last week of April, as investors weighed fresh evidence that a strong economic recovery was underway against rising Covid-19 infection levels in some countries and consideration by the Biden administration to raise capital gain taxes. For the month of April, the DJIA, S&P 500 and NASDAQ posted monthly gains of 2.7%, 5.2% and 5.4% respectively.

Economically sensitive shares led the stock market higher at the start of May, as investors reacted to data showing economic growth was picking up and continuation of a strong earnings season. A lackluster April jobs report sparked a rebound in technology shares and other growth stocks, while the DJIA and S&P 500 closed at record highs on May 7th. Stock market turbulence prevailed heading into mid-May, with the broader stock market selling off after a sharp increase in April consumer prices heightened inflation concerns and then ended the week rallying higher. Economically sensitive shares led the market lower going in the second half of May, as the Federal Reserve signaled an eventual shift away from its easy-money pandemic policies amid evidence of mounting inflation and a robust economic recovery. Two consecutive weeks of initial weekly jobless claims hitting new pandemic lows contributed to stocks rallying in late-May, with the DJIA and S&P 500 recording gains for the month of May versus a slight decline in the NASDAQ and, thereby, snapping a six-month winning streak. On June 1, 2021, the DJIA closed at 34575.31, an increase of 34.3% from one year ago and an increase of 13.0% year-to-date, and the NASDAQ closed at 13736.48, an increase of 43.0% from one year ago and an increase of 6.6% year-to-date. The S&P 500 Index closed at 4202.04 on June 1, 2021, an increase of 36.4% from one year ago and an increase of 11.9% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

The market for thrift stocks has also generally been positive in recent quarters. Financial shares pulled back in early-July 2020 amid a dramatic surge in confirmed coronavirus infections in the south and west regions of the U.S., which forced several states to pause or reverse plans to reopen businesses. Growing optimism of a Covid-19 vaccine being developed in the near term contributed to financial shares trading higher along with the broader stock market heading into mid-July, which was followed by a slight pullback in financial shares as big bank second quarter earnings reports warned of a protracted downturn for the U.S. economy. Financial shares traded unevenly throughout the second half of July, in light of uncertainty over the outlook for the U.S. economy and related impact on credit quality. After trading lower the first few trading days of August, financial shares participated in the broader stock market rally going into mid-August. Financial shares diverged from the broader stock market rally in the second half of August and into early-September, as economic uncertainty revolving around the Covid-19 pandemic weighed on the shares of economically sensitive stocks. After trading higher with the release of the better-than-expected employment report for August 2020, thrift stocks retreated in the second week of September. Financial shares edged higher at the conclusion of the Federal Reserve’s mid-September policy meeting, whereby the Federal Reserve pledged to support the economic recovery by setting a higher bar to raise interest rates and by signaling it expected to hold rates near zero for at least three more years. The sell-off in economically sensitive shares going into the second half of September translated into market losses for bank and thrift stocks, which was followed by an uptick in financial shares at the close of the third quarter.

The positive trend in thrift stocks continued through the first two weeks of October 2020, as economically sensitive stocks climbed on hopes for passage of a new coronavirus stimulus bill. Despite better-than-expected third quarter earnings results posted by some big banks at the start of the third quarter earnings season, financial shares traded lower in mid-October. Financial shares rallied going into late-October, as news that weekly initial jobless claims fell by 55,000 pushed the 10-year Treasury yield up to 0.85%. Financial shares sold-off along with the broader stock market during the last week of October, as rising coronavirus cases shook investors’ confidence in the economic recovery. Financial shares also participated in the broader stock market rally during the first two trading days of November and on Election Day, but then diverged from the broader stock market rally the day following the election as investors bet that the election results and a potentially long period of vote counting would delay and potentially reduce another round of stimulus. Amid building hopes that drug-makers were on the brink of pushing out vaccines effective enough to fight the coronavirus, economically sensitive stocks, such as bank stocks, were among the strongest performing sectors for the

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

balance of November. After trading lower on last day of November, the positive trend in thrift stocks resumed through the first half of December on signs of a progress in negotiations over a coronavirus relief package. Amid a surge in coronavirus infections and the Federal Reserve leaving its benchmark interest rate near zero, thrift shares edged lower going into final week of 2020 and then rebounded in the last week of 2020 after President Trump signed a Covid-19 relief bill.

Thrift shares traded flat at the start of 2021 and then rallied higher in the second week of January on expectations of additional stimulus after Democrats took control of the Senate. Thrift shares reversed course and trended lower in the second half of January on concerns over the lingering economic impact of the coronavirus and related impact on loan demand and credit quality. A decline in coronavirus cases across the U.S. helped thrift shares to rebound in the first week of February. Expectations of more stimulus, some positive economic reports and rising bond yields contributed to thrift shares trading higher going into late-February. After trading lower in late-February on inflation concerns, thrift shares rallied during the first half of March. The SNL Thrift Index for all publicly-traded thrifts was up 9.1% during the first half of March, as investors rotated into economically shares on signs that the U.S. economy was gaining traction in light of the favorable jobs report for March, the signing of a $1.9 trillion relief package and more people getting vaccinated. Thrift shares pulled back towards the close of the first quarter on concerns about the strength of the economic recovery, the Federal Reserve’s ending of a yearlong reprieve that eased capital requirements for big banks and a large investment fund unwound billions of dollars in holdings.

Strong job growth reflected in the March employment data and an improving economic outlook propelled thrift stocks higher at the start of the second quarter of 2021. Despite favorable first quarter earnings posted by Wall Street’s big banks, financial shares edged lower in mid-April as investors focused on the lack of loan growth and net interest margins coming under further pressure. A pick-up in bank merger activity contributed to financial shares trading higher going into the last week of April, which was followed by thrift shares pulling back in the last week of April on signs that inflation was accelerating. Signs that economic growth was accelerating helped to lift thrift shares in early-May. After spiking lower on signs that inflation was heating up, thrift shares powered higher to close out the second week of trading in May as investors saw value in bank stocks that underperformed the broader stock market during 2020 and were trading at relatively low P/E multiples compared to the S&P 500. After financial shares retreated in late-May, as the Federal Reserve’s top supervisory official

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

came under criticism during his semi-annual congressional testimony, bank and thrift stocks traded higher to closeout May and the start of June on news that initial weekly jobless claims hit a new pandemic low for a second consecutive week. On June 1, 2021, the SNL Thrift Index for all publicly-traded thrifts closed at 1,005.5, an increase of 54.3% from one year ago and an increase of 23.1% year-to-date.

B. The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three second-step conversion offerings have been completed during the past twelve months. Two of the second-step conversion offerings were completed in January 2021 and one was completed in March 2021. The average closing pro forma price/tangible book ratio of the three second-step conversion offerings equaled 70.5%. On average, the three second-step conversion offerings reflected price appreciation of 5.6% after the first week of trading. As of June 1, 2021, the three second-step conversion offerings reflected a 12.6% increase in price on average from their IPO prices.

C. The Acquisition Market

Also considered in the valuation was the potential impact on Ponce Financial’s stock price of recently completed and pending acquisitions of other thrift and bank

RP® Financial, LC.	Valuation Analysis
IV.16

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in Trailing 12 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation						Benefit Plans
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form	% of Public Off. Inc. Fdn.	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.	Initial Div. Yield	P/ TB	Core P/E	P/A	Core ROA	TE/ A	Core ROE	IPO Price	First Trading Day	% Chg	After First Week(3)	% Chg	After First Month(4)	% Chg	Thru 6/1/2021	% Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Eastern Bankshares, Inc., MA*	10/15/20	EBC-NASDAQ	$13,997	12.10%	0.04%	211%	$1,797.1	100%	118%	1.6%	S	4.0%	8.0%	4.0%	10.0%	0.1%	0.00%	65.0%	22.8x	12.0%	0.5%	19.0%	2.5%	$10.00	$12.15	21.5%	$12.48	24.8%	$13.62	36.2%	$22.21	122.1%
Systematic Savings Bank, MO	10/14/20	SSSB-OTCPink	$40	12.64%	8.00%	NM	$6.0	100%	132%	14.3%	N.A.	N.A.	0.0%	0.0%	0.0%	18.0%	0.00%	58.6%	46.5x	13.2%	0.3%	22.5%	1.3%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%
Averages - Standard Conversions:			$7,018	12.37%	4.02%	211%	$901.5	100%	125%	7.9%	N.A.	N.A.	4.0%	2.0%	5.0%	9.1%	0.00%	61.8%	34.7x	12.6%	0.4%	20.8%	1.9%	$10.00	$11.08	10.8%	$11.24	12.4%	$11.81	18.1%	$16.11	61.1%
Medians - Standard Conversions:			$7,018	12.37%	4.02%	211%	$901.5	100%	125%	7.9%	N.A.	N.A.	4.0%	2.0%	5.0%	9.1%	0.00%	61.8%	34.7x	12.6%	0.4%	20.8%	1.9%	$10.00	$11.08	10.8%	$11.24	12.4%	$11.81	18.1%	$16.11	61.1%
Second Step Conversions
William Penn Bancorporation, PA*	3/25/21	WMPN-NASDAQ	$737	13.70%	0.67%	75%	$126.4	83%	115%	2.0%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%	1.29%	74.5%	106.6x	17.9%	0.2%	24.3%	0.7%	$10.00	$11.41	14.1%	$11.36	13.6%	$11.39	13.9%	$11.28	12.8%
Affinity Bancshares, Inc., GA*	1/21/21	AFBI-NASDAQ	$888	8.93%	0.56%	154%	$37.0	54%	132%	4.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.5%	0.00%	75.3%	17.6x	7.5%	0.4%	10.2%	3.6%	$10.00	$10.85	8.5%	$10.75	7.5%	$11.30	13.0%	$12.55	25.5%
Generations Bancorp NY, Inc.	1/13/21	GBNY-NASDAQ	$368	8.10%	1.08%	54%	$14.8	60%	98%	8.8%	N.A.	N.A.	8.0%	4.0%	10.0%	3.1%	0.00%	61.7%	15.0x	6.5%	0.4%	10.5%	4.0%	$10.00	$10.05	0.5%	$9.56	-4.4%	$9.48	-5.2%	$9.95	-0.5%
Averages - Second Step Conversions:			$664	10.24%	0.77%	94%	$59.4	66%	115%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.43%	70.5%	46.4x	10.6%	0.3%	15.0%	2.7%	$10.00	$10.77	7.7%	$10.56	5.6%	$10.72	7.2%	$11.26	12.6%
Medians - Second Step Conversions			$737	8.93%	0.67%	75%	$37.0	60%	115%	4.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.1%	0.00%	74.5%	17.6x	7.5%	0.4%	10.5%	3.6%	$10.00	$10.85	8.5%	$10.75	7.5%	$11.30	13.0%	$11.28	12.8%
Mutual Holding Companies
Marathon Bancorp, Inc., WI*	4/20/21	MBBC-OTCPink	$174	12.39%	0.22%	562%	$10.0	45%	124%	12.2%	N.A.	N.A.	8.7%	4.4%	10.9%	7.0%	0.00%	55.8%	35.4x	11.6%	0.4%	16.0%	2.6%	$10.00	$10.10	1.00%	$10.27	2.7%	$10.40	4.0%	$10.45	4.5%
Averages - MHC Conversions:			$174	12.39%	0.22%	562%	$10.0	45%	124%	12.2%	N.A.	N.A.	8.7%	4.4%	10.9%	7.0%	0.00%	55.8%	35.4x	11.6%	0.4%	16.0%	2.6%	$10.00	$10.10	1.0%	$10.27	2.7%	$10.40	4.0%	$10.45	4.5%
Medians - MHC Conversions			$174	12.39%	0.22%	562%	$10.0	45%	124%	12.2%	N.A.	N.A.	8.7%	4.4%	10.9%	7.0%	0.00%	55.8%	35.4x	11.6%	0.4%	16.0%	2.6%	$10.00	$10.10	1.0%	$10.27	2.7%	$10.40	4.0%	$10.45	4.5%
Averages - All Conversions			$2,701	11.31%	1.76%	211%	$331.9	74%	120%	7.2%	N.A.	N.A.	6.8%	3.4%	8.5%	5.4%	0.21%	65.1%	40.7x	11.4%	0.4%	17.1%	2.4%	$10.00	$10.76	7.6%	$10.74	7.4%	$11.03	10.3%	$12.74	27.4%
Medians - All Conversions			$552	12.25%	0.62%	154%	$25.9	72%	121%	6.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.3%	0.00%	63.4%	29.1x	11.8%	0.4%	17.5%	2.6%	$10.00	$10.48	4.8%	$10.51	5.1%	$10.85	8.5%	$10.87	8.6%

Note:	* - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT”—Not Traded; “NA”—Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

6/1/2021

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

institutions operating in New York. As shown in Exhibit IV-4, there were 17 acquisitions of New York based bank and savings institutions completed from the beginning of 2017 through June 1, 2021 and there are currently three acquisitions pending for a New York based bank or savings institutions. The recent acquisition activity involving New York bank and savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence Ponce Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Ponce Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

D. Trading in PDLB’s Stock

Since PDLB’s minority stock currently trades under the symbol “PDLB” on the NASDAQ Global Select Market, RP Financial also considered the recent trading activity in the valuation analysis. PDLB had a total of 17,018,252 shares issued and outstanding at March 31, 2021, of which 7,472,864 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $8.11 to $14.40 per share and its closing price on June 1, 2021 was $13.78 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on its MHC ownership structure. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

8. Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, Ponce Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

•

Trading of PDLB stock. Converting institutions generally do not have stock outstanding. PDLB, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. Since PDLB’s stock is currently traded on the NASDAQ Global Select Market, it is an indicator of the Company’s current market value and therefore received some weight in our valuation. Based on the June 1, 2021 closing stock price of $13.78 per share and the 17,018,252 shares of PDLB common stock outstanding, the Company’s implied market value of $234.5 million was considered in the valuation process. However, since the Company’s conversion stock will have different characteristics than the minority shares, and the pro forma information has not been publicly disseminated to date, the current trading price of PDLB’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will increase equity. At March 31, 2021, the MHC had net assets of $90,000, which has been added to the Company’s March 31, 2021 pro forma equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.02%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 43.91% to 43.89% and the MHC’s ownership interest was increased from 56.09% to 56.11%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of June 1, 2021, the aggregate pro forma market value of Ponce Financial’s conversion stock, including shares issued to the Foundation, equaled $190,282,790 at the midpoint, equal to 19,028,279 shares at $10.00 per share. The $10.00 per share price was determined by the Boards of Directors of PDLB and the MHC. The midpoint and resulting valuation range is based on the sale of an 56.11% ownership interest to the public, which provides for a $105,000,000 public offering at the midpoint value.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $7.518 million for the twelve months ended March 31, 2021. In deriving Ponce Financial’s core earnings, the only adjustment made to reported earnings was eliminating gain on sale of property of $4.840 million. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 23.0% for the earnings adjustments, the Company’s core earnings were determined to equal $3.791 million for the twelve months ended March 31, 2021.

Amount
($000)
Net income(loss)	$7,518
Deduct: Gain on sale of property(1)	(3,727)

Core earnings estimate	$3,791

(1)	Tax effected at 23.0%.

Based on the Company’s reported earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $190.3 million midpoint value equaled 29.66x and 70.75x, respectively, indicating premiums of 145.33% and 444.23% relative to the Peer Group’s average reported and core earnings multiples of 12.09x and 13.00x, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples of 11.17x and 12.95x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 165.53% and 446.33%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 24.59x and 41.47x, respectively, and based on core earnings at the minimum and the super maximum equaled 56.73x and 107.46x respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $190.3 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 76.16%. In comparison to the average P/B and P/TB ratios for the Peer Group of 112.47% and 114.62%,

RP® Financial, LC.	Valuation Analysis
IV.22

Table 4.3

Market Pricing Versus Peer Group

Ponce Financial Group, Inc.

As of June 1, 2021

			Market		Per Share Data
			Capitalization		Core	Book	Pricing Ratios(2)					Dividends(3)			Financial Characteristics(5)
			Price/ Share	Market Value	12 Month EPS(1)	Value/ Share						Amount/ Share		Payout Ratio(4)	Total Assets	Equity/ Assets	Tang. Eq./ T. Assets	NPAs/ Assets	Reported		Core		Exchange Ratio	Offering Size
							P/E	P/B	P/A	P/TB	P/Core		Yield						ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	($Mil)
Ponce Financial Group, Inc.		NY
Super Maximum			$10.00	$251.65	$0.09	$11.11	41.47x	90.01%	16.21%	90.01%	107.46x	$0.00	0.00%	0.00%	$1,552	18.01%	18.01%	1.22%	0.39%	2.17%	0.15%	0.84%	1.4535x	$138.86
Maximum			$10.00	$218.83	$0.12	$12.05	34.99x	82.99%	14.24%	82.99%	86.57x	$0.00	0.00%	0.00%	$1,536	17.16%	17.16%	1.23%	0.41%	2.37%	0.16%	0.96%	1.2639x	$120.75
Midpoint			$10.00	$190.28	$0.14	$13.13	29.66x	76.16%	12.50%	76.16%	70.75x	$0.00	0.00%	0.00%	$1,522	16.41%	16.41%	1.24%	0.42%	2.57%	0.18%	1.08%	1.0991x	$105.00
Minimum			$10.00	$161.74	$0.18	$14.60	24.59x	68.49%	10.72%	68.49%	56.73x	$0.00	0.00%	0.00%	$1,509	15.65%	15.65%	1.25%	0.44%	2.79%	0.19%	1.21%	0.9342x	$89.25
All Non-MHC Public Thrifts(6)
Averages			$27.52	$646.78	$2.30	$20.95	13.52	114.11%	14.24%	126.45%	14.28	$0.48	2.19%	46.74%	$4,625	12.83%	11.61%	0.73%	1.04%	8.42%	1.08%	8.76%
Median			$16.35	$186.68	$1.14	$16.88	13.42	105.02%	13.33%	112.14%	13.67	$0.36	2.01%	34.71%	$1,718	11.61%	10.60%	0.54%	0.83%	7.09%	0.88%	7.22%
All Non-MHC State of NY(6)
Averages			$16.93	$1,128.67	$0.77	$17.32	14.10	93.77%	9.31%	107.44%	17.37	$0.58	2.95%	45.24%	$11,214	10.49%	9.44%	0.86%	0.52%	4.36%	0.42%	3.31%
Medians			$13.18	$161.82	$0.88	$17.03	11.57	93.47%	8.77%	106.38%	13.70	$0.60	3.60%	48.88%	$1,271	10.21%	8.67%	0.55%	0.67%	6.95%	0.66%	5.76%
Comparable Group
Averages			$45.44	$236.81	$4.06	$30.14	12.09x	112.47%	14.31%	114.62%	13.00x	$0.44	1.57%	19.10%	$1,654	12.58%	12.37%	0.75%	1.62%	12.42%	1.57%	11.79%
Medians			$19.14	$181.13	$1.64	$17.79	11.17x	100.80%	12.96%	105.29%	12.95x	$0.26	1.32%	19.27%	$1,703	11.02%	11.02%	0.65%	0.94%	7.54%	0.98%	7.48%
Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	$16.01	$160.03	$1.53	$18.51	10.26x	86.51%	8.72%	93.30%	10.43x	$0.48	3.00%	29.49%	$1,970	10.08%	9.42%	1.27%	0.83%	8.21%	0.81%	8.08%
HIFS	Hingham Institution for Savings	MA	$295.74	$633.59	$22.69	$144.12	9.96x	205.20%	22.25%	205.20%	13.03x	$1.96	0.66%	8.56%	$2,844	10.84%	10.84%	0.06%	2.36%	23.21%	1.81%	17.74%
HMNF	HMN Financial, Inc.	MN	$20.74	$94.75	$2.66	$22.11	7.80x	93.78%	10.14%	94.53%	7.79x	$0.00	0.00%	0.00%	$971	10.82%	10.74%	0.37%	1.38%	12.33%	1.38%	12.34%
IROQ	IF Bancorp, Inc.	IL	$22.59	$68.73	$1.75	$25.76	12.08x	87.66%	9.82%	87.66%	12.88x	$0.30	1.33%	16.04%	$745	11.20%	11.20%	0.20%	0.79%	6.87%	0.74%	6.45%
PCSB	PCSB Financial Corporation	NY	$18.32	$273.42	$0.80	$16.99	22.90x	107.82%	15.77%	110.37%	22.95x	$0.24	1.31%	22.50%	$1,855	14.63%	14.34%	0.29%	0.67%	4.38%	0.67%	4.37%
PVBC	Provident Bancorp, Inc.	MA	$16.39	$239.39	$0.92	$12.61	19.51x	130.02%	19.62%	130.02%	17.90x	$0.16	0.98%	15.48%	$1,552	15.09%	15.09%	1.50%	1.05%	6.31%	1.14%	6.88%
PBIP	Prudential Bancorp, Inc.	PA	$13.90	$109.24	$0.64	$16.40	14.63x	84.77%	9.17%	89.15%	21.71x	$0.28	2.01%	29.47%	$1,204	10.82%	10.34%	1.12%	0.64%	5.96%	0.43%	3.99%
RNDB	Randolph Bancorp, Inc.	MA	$22.32	$110.15	$4.90	$18.80	4.63x	118.71%	16.22%	118.75%	4.56x	$0.00	0.00%	0.00%	$738	13.66%	13.66%	1.38%	3.49%	26.37%	3.55%	26.80%
WSBF	Waterstone Financial, Inc.	WI	$19.95	$476.59	$4.08	$17.07	5.00x	116.87%	22.90%	117.04%	4.89x	$0.80	4.01%	36.09%	$2,198	19.59%	19.57%	0.69%	4.40%	24.03%	4.50%	24.58%
WNEB	Western New England Bancorp, Inc.	MA	$8.46	$202.23	$0.61	$9.07	14.10x	93.32%	8.44%	100.22%	13.81x	$0.20	2.36%	33.33%	$2,464	9.05%	8.48%	0.62%	0.62%	6.49%	0.64%	6.64%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3)	Indicated 12 month dividend, based on last quarterly dividend declared.

(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

respectively, the Company’s ratios reflected discounts of 32.28% on a P/B basis and 33.55% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 100.80% and 105.29%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 24.44% on a P/B basis and 27.67% on a P/TB basis. At the super maximum of the range, the Company’s P/B and P/TB ratios equaled 90.01%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 19.97% and 21.47%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 10.70% and 14.51%, respectively.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $190.3 million midpoint of the valuation range, the Company’s value equaled 12.50% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.31%, which implies a discount of 12.65% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 12.96%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 3.55%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two second-step offerings were completed in January 2021 and one was completed in March 2021. In comparison to the 70.50% average closing pro P/TB ratio of the three second-step offerings, the Company’s pro forma P/TB ratio of 76.16% at the midpoint value reflects an implied premium of 8.03%. At the super maximum of the offering range, the Company’s P/TB ratio of 90.01% reflects an implied premium of 27.67% relative to the three second-step offerings average P/TB ratio at closing.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of June 1, 2021, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; (2) exchange shares issued to existing public shareholders of the Company; and (3) shares issued to the Foundation—was $190,282,790 at the midpoint, equal to 19,028,279 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are shown below.

	Total Shares	Exchange Shares Issued to Public Shareholders	Offering Shares	Foundation Shares	Exchange Ratio
Shares
Maximum, as Adjusted	25,164,899	10,862,061	13,886,250	416,588	1.4535x
Maximum	21,882,521	9,445,271	12,075,000	362,250	1.2639x
Midpoint	19,028,279	8,213,279	10,500,000	315,000	1.0991x
Minimum	16,174,037	6,981,287	8,925,000	267,750	0.9342x
Distribution of Shares
Maximum, as Adjusted	100.00%	43.16%	55.18%	1.66%
Maximum	100.00%	43.16%	55.18%	1.66%
Midpoint	100.00%	43.16%	55.18%	1.66%
Minimum	100.00%	43.16%	55.18%	1.66%
Aggregate Market Value at $10.00 per share
Maximum, as Adjusted	$251,648,990	$108,620,610	$138,862,500	$4,165,880
Maximum	$218,825,210	$94,452,710	$120,750,000	$3,622,500
Midpoint	$190,282,790	$82,132,790	$105,000,000	$3,150,000
Minimum	$161,740,370	$69,812,870	$89,250,000	$2,677,500

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and PDLB have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.0991 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.9342 at the minimum, 1.2639 at the maximum and 1.4535 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Loan Originations, Purchases, Sales and Repayments

I-12	Non-Performing Assets

I-13	Deposit Composition

I-14	Maturity of Time Deposits

I-15	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

III-1	Characteristics of Publicly-Traded Thrifts

III-2	Public Market Pricing of Mid-Atlantic and New England Thrifts

III-3	Public Market Pricing of Midwest Thrifts

III-4	Peer Group Market Area Comparative Analysis

LIST OF EXHIBITS (continued)

Exhibit Number	Description

IV-1	Stock Prices: As of June 1, 2021

IV-2	Historical Stock Price Indices

IV-3	Stock Price Indices as of June 1, 2021

IV-4	New York Bank and Thrift Acquisitions 2017—Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Calculation of Minority Ownership Dilution in a Second-Step Offering

V-1	Firm Qualifications Statement

EXHIBIT I-1

Ponce Financial Group, Inc.

Map of Office Locations

Exhibit I-1

Ponce Financial Group, Inc.

Map of Office Locations

EXHIBIT I-2

Ponce Financial Group, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Ponce Financial Group, Inc.

Key Operating Ratios

Exhibit I-3

Ponce Financial Group, Inc.

Key Operating Ratios

	At or For the Three
	Months Ended March 31,		At or For the Years Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Performance Ratios:
Return on average assets	0.72%	(0.46%)	0.32%	(0.49%)	0.28%	(0.51%)	0.20%
Return on average equity	6.16%	(3.07%)	2.42%	(3.08%)	1.60%	(3.52%)	1.53%
Net interest rate spread (2)	3.76%	3.51%	3.37%	3.40%	3.57%	3.76%	3.82%
Net interest margin (3)	4.00%	3.87%	3.69%	3.79%	3.92%	4.02%	4.02%
Noninterest expense to average assets	3.82%	4.07%	3.98%	4.47%	3.56%	4.28%	3.84%
Efficiency ratio (4)	76.94%	102.62%	86.09%	114.19%	87.26%	103.53%	92.15%
Average interest-earning assets to average interest- bearing liabilities	133.25%	129.16%	131.65%	132.25%	134.52%	130.35%	123.84%
Average equity to average assets	11.77%	14.85%	13.31%	15.96%	17.26%	14.58%	12.81%
Capital Ratios:
Total capital to risk weighted assets (bank only)	15.80%	17.84%	15.95%	18.62%	19.39%	20.73%	19.21%
Tier 1 capital to risk weighted assets (bank only)	14.54%	16.59%	14.70%	17.37%	18.14%	19.48%	17.96%
Common equity Tier 1 capital to risk-weighted assets ( bank only)	14.54%	16.59%	14.70%	17.37%	18.14%	19.48%	17.96%
Tier 1 capital to average assets (bank only)	10.78%	12.76%	11.19%	12.92%	13.66%	14.67%	13.32%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.24%	1.37%	1.27%	1.28%	1.36%	1.37%	1.57%
Allowance for loan losses as a percentage of nonperforming loans	126.07%	138.47%	127.28%	106.30%	186.77%	97.05%	132.15%
Net (charge-offs) recoveries to average outstanding loans	(0.02%)	0.00%	0.01%	(0.06%)	0.04%	(0.12%)	0.13%
Non-performing loans as a percentage of total loans	0.99%	1.00%	1.00%	1.20%	0.73%	1.41%	1.19%
Non-performing loans as a percentage of total assets	0.86%	0.85%	0.86%	1.10%	0.64%	1.23%	1.04%
Total non-performing assets as a percentage of total assets	0.86%	0.85%	0.86%	1.10%	0.64%	1.23%	1.04%
Total non-performing assets, accruing loans past due 90 days or more, and accruing troubled debt restructured loans as a percentage of total assets	1.32%	1.49%	1.35%	1.92%	1.63%	2.72%	3.50%
Other:
Number of offices (5)	20	14	20	14	14	14	14
Number of full-time equivalent employees (6)	236	184	227	183	181	177	174

(1)	Annualized where appropriate.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Number of offices at March 31, 2021 and December 31, 2020 included 6 offices due to acquisition of Mortgage World.
(6)	Number of full-time equivalent employees at March 31, 2021 and December 31, 2020 included 46 full-time equivalent employees related to Mortgage World.

Source: Ponce Financial’s prospectus.

EXHIBIT I-4

Ponce Financial Group, Inc.

Investment Portfolio Composition

Exhibit I-4

Ponce Financial Group, Inc.

Investment Portfolio Composition

	At March 31,		At December 31,
	2021		2020		2019		2018		2017		2016
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
	(Dollars in thousands)
Available-for -Sale Securities:
U.S. Government and Federal Agencies	$—	$—	$—	$—	$16,373	$16,354	$20,924	$20,515	$24,911	$24,552	$41,906	$41,559
U.S. Government Bonds	$2,978	$2,988	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
US Treasury	—	—	—	—	—	—	4,997	4,995	—	—	—	—
Corporate Bonds	13,408	13,557	10,381	10,463	—	—	—	—	—	—	—	—
Certificates of Deposit	—	—	—	—	—	—	—	—	—	—	500	500
Mortgage-Backed Securities
FHLMC Certificates	—	—	3,201	3,196	—	—	—	—	—	—	192	216
Collateralized Mortgage Obligations	7,044	6,975	—	—	—	—	—	—	—	—	—	—
FNMA Certificates	7,161	7,161	3,506	3,567	4,680	4,659	778	759	1,118	1,103	3,600	3,606
GNMA Certificates	241	248	263	272	482	491	870	875	3,205	3,242	6,744	6,809

Total available-for-sale securities	$30,832	$30,929	$17,351	$17,498	$21,535	$21,504	$27,569	$27,144	$29,234	$28,897	$52,942	$52,690

Held-to-Maturity Securities:
FHLMC Certificates	$1,732	$1,661	$1,743	$1,722	$—	$—	$—	$—	$—	$—	$—	$—

Total held-to-maturity securities	$1,732	$1,661	$1,743	$1,722	$—	$—	$—	$—	$—	$—	$—	$—

Source: Ponce Financial’s prospectus.

EXHIBIT I-5

Ponce Financial Group, Inc.

Yields and Costs

Exhibit I-5

Ponce Financial Group, Inc.

Yields and Costs

	For the Three Months Ended March 31,
	2021			2020
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (1)	Balance	Interest	Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$1,239,127	$14,925	4.88%	$975,499	$12,782	5.27%
Securities (3)	22,516	176	3.17%	18,218	83	1.83%
Other (4)	46,581	76	0.66%	38,220	165	1.73%
Total interest-earning assets	1,308,224	15,177	4.70%	1,031,937	13,030	5.07%
Non-interest-earning assets	63,951			37,467
Total assets	$1,372,175			$1,069,404

Interest-bearing liabilities:
NOW/IOLA	$33,085	$38	0.47%	$29,026	$38	0.53%
Money market	277,104	304	0.44%	160,471	618	1.54%
Savings	126,961	39	0.12%	113,710	35	0.12%
Certificates of deposit	405,980	1,219	1.22%	379,154	1,827	1.93%
Total deposits	843,130	1,600	0.77%	682,361	2,518	1.48%
Advance payments by borrowers	8,899	1	0.05%	7,980	1	0.05%
Borrowings	129,755	684	2.14%	108,640	587	2.17%

Total interest-bearing liabilities	981,784	2,285	0.94%	798,981	3,106	1.56%
Non-interest-bearing liabilities:
Non-interest-bearing demand	215,116	—		108,646	—
Other non-interest-bearing liabilities	13,754	—		2,968	—

Total non-interest-bearing liabilities	228,870	—		111,614	—
Total liabilities	1,210,654	2,285		910,595	3,106
Total equity	161,521			158,809
Total liabilities and total equity	$1,372,175		0.94%	$1,069,404		1.56%

Net interest income		$12,892			$9,924

Net interest rate spread (5)			3.76%			3.51%
Net interest-earning assets (6)	$326,440			$232,956

Net interest margin (7)			4.00%			3.87%
Average interest-earning assets to interest-bearing liabilities			133.25%			129.16%

(1)	Annualized where appropriate.
(2)	Loans include loans and mortgage loans held for sale, at fair value.
(3)	Securities include available-for-sale securities and held-to-maturity securities.
(4)	Includes FHLBNY demand account and FHLBNY stock dividends.
(5)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(6)	Net interest-earning assets represent total interest-earning assets less total interest-earning liabilities.
(7)	Net interest margin represents net interest income divided by average total interest-earning assets.

Exhibit I-5 (continued)

Ponce Financial Group, Inc.

Yields and Costs

	For the Years Ended December 31,
	2020			2019
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$1,068,785	$52,389	4.90%	$946,159	$49,306	5.21%
Securities (2)	16,473	515	3.13%	24,778	362	1.46%
Other (3)	53,683	435	0.81%	35,517	823	2.32%

Total interest-earning assets	1,138,941	53,339	4.68%	1,006,454	50,491	5.02%
Non-interest-earning assets	56,415			35,504

Total assets	$1,195,356			$1,041,958

Interest-bearing liabilities:
NOW/IOLA	$29,792	$153	0.51%	$27,539	$122	0.44%
Money market	207,454	1,869	0.90%	124,729	2,548	2.04%
Savings	118,956	148	0.12%	119,521	153	0.13%
Certificates of deposit	379,276	6,576	1.73%	403,010	7,677	1.90%
Total deposits	735,478	8,746	1.19%	674,799	10,500	1.56%
Advance payments by borrowers	8,463	4	0.05%	8,608	4	0.05%
Borrowings	121,193	2,619	2.16%	77,621	1,854	2.39%

Total interest-bearing liabilities	865,134	11,369	1.31%	761,028	12,358	1.62%
Non-interest-bearing liabilities:
Non-interest-bearing demand	164,555	—		110,745	—
Other non-interest-bearing liabilities	6,603	—		3,900	—
Total non-interest-bearing liabilities	171,158	—		114,645	—

Total liabilities	1,036,292	11,369		875,673	12,358
Total equity	159,064			166,285

Total liabilities and total equity	$1,195,356		1.31%	$1,041,958		1.62%

Net interest income		$41,970			$38,133

Net interest rate spread (4)			3.37%			3.40%

Net interest-earning assets (5)	$273,807			$245,426

Net interest margin (6)			3.69%			3.79%
Average interest-earning assets to interest-bearing liabilities			131.65%			132.25%

(1)	Loans include loans and mortgage loans held for sale, at fair value.
(2)	Securities include available-for-sale securities and held-to-maturity securities.
(3)	Includes FHLBNY demand account and FHLBNY stock dividends.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(5)	Net interest-earning assets represent total interest-earning assets less total interest-earning liabilities.
(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Ponce Financial’s prospectus.

EXHIBIT I-6

Ponce Financial Group, Inc.

Loan Loss Allowance Activity

Exhibit I-6

Ponce Financial Group, Inc.

Loan Loss Allowance Activity

	For the Three Months
	Ended March 31,		For the Years Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
			(Dollars in thousands)
Allowance at beginning of the period	$14,870	$12,329	$12,329	$12,659	$11,071	$10,205	$9,484
Provision (recovery) for loan losses	686	1,146	2,443	258	1,249	1,716	(57)
Charge-offs:
Mortgage loans:
1-4 family residential
Investor-owned	—	—	—	(8)	—	—	(38)
Owner-occupied	—	—	—	—	—	—	—
Multifamily residential	—	—	—	—	—	—	(3)
Nonresidential properties	—	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—	(85)
Nonmortgage loans:
Business	—	—	—	(724)	(34)	(1,423)	—
Consumer	(50)	—	(6)	—	(14)	(6)	(13)

Total charge-offs	(50)	—	(6)	(732)	(48)	(1,429)	(139)
Recoveries:
Mortgage loans:
1-4 family residential
Investor-owned	—	—	—	23	1	25	18
Owner-occupied	—	—	—	—	250	176	142
Multifamily residential	—	—	—	—	—	2	1
Nonresidential properties	—	2	4	9	9	9	9
Construction and land	—	—	—	—	—	2	5
Nonmortgage loans:
Business	2	7	95	110	122	359	733
Consumer	—	—	5	2	5	6	9

Total recoveries	2	9	104	144	387	579	917
Net recoveries (charge-offs)	(48)	9	98	(588)	339	(850)	778

Allowance at end of the period	$15,508	$13,484	$14,870	$12,329	$12,659	$11,071	$10,205

Allowance for loan losses as a percentage of nonperforming loans	126.07%	138.47%	127.28%	106.30%	186.77%	97.05%	132.15%
Allowance for loan losses as a percentage of total loans	1.24%	1.37%	1.27%	1.28%	1.36%	1.37%	1.57%
Net recoveries (charge-offs) to average loans outstanding during the period	(0.02%)	0.00%	0.01%	(0.06%)	0.04%	(0.12%)	0.13%

Source: Ponce Financial’s prospectus.

EXHIBIT I-7

Ponce Financial Group, Inc.

Interest Rate Risk Analysis

Exhibit I-7

Ponce Financial Group, Inc.

Interest Rate Risk Analysis

	Net Interest Income	Year 1 Change
Rate Shift (1)	Year 1 Forecast	from Level
	(Dollars in thousands)
+400	$47,318	(7.74%)
+300	48,888	(4.68%)
+200	50,095	(2.33%)
+100	50,933	(0.69%)
Level	51,289	—%
-100	50,316	(1.90%)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

					EVE as a Percentage of Present Value of Assets (3)
		Estimated Increase
		(Decrease) in				Increase
Change in Interest	Estimated	EVE			EVE	(Decrease)
Rates (basis points) (1)	EVE (2)	Amount	Percent		Ratio (4)	(basis points)
				(Dollars in thousands)
+400	$153,943	$(19,157)	(11.07%)		11.39%	(1,107)
+300	160,540	(12,560)	(7.26%)		11.68%	(726)
+200	166,189	(6,911)	(3.99%)		11.89%	(399)
+100	170,914	(2,186)	(1.26%)		12.02%	(126)
Level	173,100	—	—%		11.98%	—
-100	184,496	11,396	6.58%		12.56%	658

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

Source: Ponce Financial’s prospectus.

EXHIBIT I-8

Ponce Financial Group, Inc.

Fixed and Adjustable Rate Loans

Exhibit I-8

Ponce Financial Group, Inc.

Fixed and Adjustable Rate Loans

	Due After March 31, 2022
	Fixed	Adjustable	Total
	(In thousands)
Mortgage loans:
1-4 family residential
Investor-owned	$66,372	$246,377	$312,749
Owner-occupied	45,488	53,479	98,967
Multifamily residential	72,372	241,710	314,082
Nonresidential properties	33,464	178,058	211,522
Construction and land	—	31,779	31,779

Total mortgage loans	217,696	751,403	969,099
Nonmortgage loans:
Business loans (1)	132,514	2,610	135,124
Consumer loans (2)	—	36,632	36,632

Total nonmortgage loans	132,514	39,242	171,756

Total	$350,210	$790,645	$1,140,855

(1)	Includes $132.5 million of PPP loans at March 31, 2021.
(2)	Includes $35.9 million of loans related to Grain at March 31, 2021.

Source: Ponce Financial’s prospectus.

EXHIBIT I-9

Ponce Financial Group, Inc.

Loan Portfolio Composition

Exhibit I-9

Ponce Financial Group, Inc.

Loan Portfolio Composition

	At March 31,						At December 31,
	2021		2020		2019		2018		2017		2016
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
							(Dollars in thousands)
Mortgage loans:
1-4 family residential
Investor-owned	$317,895	25.51%	$319,596	27.27%	$305,272	31.60%	$303,197	32.61%	$287,158	35.51%	$227,409	34.90%
Owner-occupied	99,985	8.02%	98,795	8.43%	91,943	9.52%	92,788	9.98%	100,854	12.47%	97,631	14.98%
Multifamily residential	315,078	25.28%	307,411	26.23%	250,239	25.90%	232,509	25.01%	188,550	23.31%	158,200	24.28%
Nonresidential properties	215,340	17.28%	218,929	18.68%	207,225	21.45%	196,917	21.18%	151,193	18.70%	121,500	18.64%
Construction and land	119,339	9.57%	105,858	9.03%	99,309	10.28%	87,572	9.42%	67,240	8.31%	30,340	4.66%

Total mortgage loans	1,067,637	85.66%	1,050,589	89.64%	953,988	98.75%	912,983	98.20%	794,995	98.30%	635,080	97.46%
Nonmortgage loans:
Business loans (1)	142,135	11.40%	94,947	8.10%	10,877	1.13%	15,710	1.69%	12,873	1.59%	15,719	2.41%

Consumer loans (2)	36,706	2.94%	26,517	2.26%	1,231	0.12%	1,068	0.11%	886	0.11%	843	0.13%

Total nonmortgage loans	178,841	14.34%	121,464	10.36%	12,108	1.25%	16,778	1.80%	13,759	1.70%	16,562	2.54%
	1,246,478	100.00%	1,172,053	100.00%	966,096	100.00%	929,761	100.00%	808,754	100.00%	651,642	100.00%

Net deferred loan origination costs	(512)		1,457		1,970		1,407		1,020		711
Allowance for losses on loans	(15,508)		(14,870)		(12,329)		(12,659)		(11,071)		(10,205)

Loans, net	$1,230,458		$1,158,640		$955,737		$918,509		$798,703		$642,148

(1)	As of March 31, 2021 and December 31, 2020, business loans include $132.5 million and $85.3 million, respectively, of PPP loans.
(2)	As of March 31, 2021 and December 31, 2020, consumer loans include $35.9 million and $25.5 million, respectively, related to Grain.

Source: Ponce Financial’s prospectus.

EXHIBIT I-10

Ponce Financial Group, Inc.

Contractual Maturity by Loan Type

Exhibit I-10

Ponce Financial Group, Inc.

Contractual Maturity by Loan Type

		March 31, 2021
		More than
	One year	one year	More than
	or less	to five years	five years	Total
		(In thousands)
Mortgage loans:
1-4 family residential
Investor-owned	$5,146	$11,574	$301,175	$317,895
Owner-occupied	1,018	2,760	96,207	99,985
Multifamily residential	996	17,644	296,438	315,078
Nonresidential properties	3,818	24,162	187,360	215,340
Construction and land	87,560	31,779	—	119,339

Total mortgage loans	98,538	87,919	881,180	1,067,637
Nonmortgage loans:
Business loans (1)	7,011	133,172	1,952	142,135
Consumer loans (2)	74	36,632	—	36,706

Total nonmortgage loans	7,085	169,804	1,952	178,841
Total	$105,623	$257,723	$883,132	$1,246,478

(1)	Includes $132.5 million of PPP loans at March 31, 2021.
(2)	Includes $35.9 million of loans originated through Grain at March 31, 2021.

Source: Ponce Financial’s prospectus.

EXHIBIT I-11

Ponce Financial Group, Inc.

Loan Originations, Purchases, Sales and Repayments

Exhibit I-11

Ponce Financial Group, Inc.

Loan Originations, Purchases, Sales and Repayments

	Three Months Ended March 31,	Years Ended December 31,
	2021	2020	2019	2018	2017	2016
				(in thousands)
Total loans at beginning of the period	$1,172,053	$966,096	$929,761	$808,754	$651,642	$576,611
Loans originated:
Mortgage loans:
1-4 family residential
Investor-owned	4,343	36,522	32,827	38,738	85,333	57,167
Owner-occupied	3,353	15,090	9,117	6,430	15,278	14,741
Multifamily residential	9,469	90,481	53,288	66,674	51,451	51,876
Nonresidential properties	5,815	34,154	37,975	72,926	56,327	31,408
Construction and land	25,250	81,465	69,240	55,295	69,011	5,693

Total mortgage loans	48,230	257,712	202,447	240,063	277,400	160,885
Nonmortgage loans:
Business (1)	55,958	89,110	1,175	5,101	17,873	1,222
Consumer (2)	10,469	25,999	755	697	597	718

Total nonmortgage loans	66,427	115,109	1,930	5,798	18,470	1,940
Total loans originated	114,657	372,821	204,377	245,861	295,870	162,825
Loans purchased:
Mortgage loans:
1-4 family residential	—	—	—	—	—	—
Investor-owned	—	—	—	—	—	—
Owner-occupied	—	—	—	—	—	—
Multifamily residential	—	—	—	—	—	—
Nonresidential properties	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—
Total mortgage loans	—	—	—	—	—	—
Nonmortgage loans:
Business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total nonmortgage loans	—	—	—	—	—	—
Total loans purchased	—	—	—	—	—	—
Loans sold:
Mortgage loans:
1-4 family residential
Investor-owned	(1,029)	(781)	(3,520)	(1,759)	(139)	—
Owner-occupied	—	—	—	(2,502)	(819)	—
Multifamily residential	—	(2,748)	—	(535)	—	—
Nonresidential properties	—	(510)	(196)	(2,045)	(2,010)	—
Construction and land	—	—	—	—	—	—
Total mortgage loans	(1,029)	(4,039)	(3,716)	(6,841)	(2,968)	—
Nonmortgage loans:
Business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total nonmortgage loans	—	—	—	—	—	—
Total loans sold	(1,029)	(4,039)	(3,716)	(6,841)	(2,968)	—
Principal repayments and other	(39,203)	(162,825)	(164,326)	(118,013)	(135,790)	(87,794)

Net loan activity	74,425	205,957	36,335	121,007	157,112	75,031

Total loans at end of the period	$1,246,478	$1,172,053	$966,096	$929,761	$808,754	$651,642

(1)	As of March 31, 2021 and December 31, 2020, business loans include $132.5 million and $85.3 million, respectively, of PPP loans.
(2)	As of March 31, 2021 and December 31, 2020, consumer loans include $35.9 million and $25.5 million, respectively, of loans originated pursuant to the Bank’s arrangement with Grain.

Source: Ponce Financial’s prospectus.

EXHIBIT I-12

Ponce Financial Group, Inc.

Non-Performing Assets

Exhibit I-12

Ponce Financial Group, Inc.

Non-Performing Assets

	At March
	31,	At December 31,
	2021	2020	2019	2018	2017	2016
			(Dollars in thousands)
Nonaccrual loans:
Mortgage loans:
1-4 family residential
Investor-owned	$2,907	$2,808	$2,312	$205	$1,034	$809
Owner-occupied	1,585	1,053	1,009	1,092	2,624	1,463
Multifamily residential	946	946	—	16	521	—
Nonresidential properties	3,761	3,776	3,555	706	1,387	1,614
Construction and land	—	—	1,118	1,115	1,075	1,145
Nonmortgage loans:
Business	—	—	—	—	147	22
Consumer	—	—	—	—	—	—

Total nonaccrual loans (not including non-accruing troubled debt restructured loans)	$9,199	$8,583	$7,994	$3,134	$6,788	$5,053

Non-accruing troubled debt restructured loans:
Mortgage loans:
1-4 family residential
Investor-owned	$246	$249	$467	$1,053	$1,144	$1,240
Owner-occupied	2,195	2,197	2,491	1,987	2,693	646
Multifamily residential	—	—	—	—	—	—
Nonresidential properties	661	654	646	604	783	783
Construction and land	—	—	—	—	—	—
Nonmortgage loans:
Business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total non-accruing troubled debt restructured loans	3,102	3,100	3,604	3,644	4,620	2,669

Total nonaccrual loans	$12,301	$11,683	$11,598	$6,778	$11,408	$7,722

Total nonperforming assets	$12,301	$11,683	$11,598	$6,778	$11,408	$7,722

Accruing loans past due 90 days or more:
Mortgage loans:
1-4 family residential
Investor-owned	$—	$—	$—	$—	$7	$—
Owner-occupied	—	—	—	—	—	—
Multifamily residential	—	—	—	—	—	—
Nonresidential properties	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—
Nonmortgage loans:
Business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total accruing loans past due 90 days or more	$—	$—	$—	$—	$7	$—

Accruing troubled debt restructured loans:
Mortgage loans:
1-4 family residential
Investor-owned	$3,362	$3,378	$5,191	$5,192	$6,559	$6,422
Owner-occupied	2,466	2,505	2,090	3,456	4,756	7,271
Multifamily residential	—	—	—	—	—	—
Nonresidential properties	750	754	1,306	1,438	1,958	4,066
Construction and land	—	—	—	—	—	—
Nonmortgage loans:
Business	—	—	14	374	477	593
Consumer	—	—	—	—	—	—

Total accruing troubled debt restructured loans	$6,578	$6,637	$8,601	$10,460	$13,750	$18,352

Total nonperforming assets, accruing loans past due 90 days or more and accruing troubled debt restructured loans	$18,879	$18,320	$20,199	$17,238	$25,165	$26,074

Total nonperforming loans to total gross loans	99.00%	1.00%	1.20%	0.73%	1.41%	1.20%
Total nonperforming assets to total assets	86.00%	0.86%	1.10%	0.64%	1.23%	1.04%

Total nonperforming assets, accruing loans past due 90 days or more and accruing troubled debt restructured loans to total assets	1.32%	1.35%	1.92%	1.63%	2.72%	3.50%

Source: Ponce Financial’s prospectus.

EXHIBIT I-13

Ponce Financial Group, Inc.

Deposit Composition

Exhibit I-13

Ponce Financial Group, Inc.

Deposit Composition

	For the Three Months Ended
		March 31,					For the Years Ended December 31,
	2021			2020			2019			2018
			Weighted			Weighted			Weighted			Weighted
	Average		Average	Average		Average	Average		Average	Average		Average
	Balance	Percent	Rate	Balance	Percent	Rate	Balance	Percent	Rate	Balance	Percent	Rate
				(Dollars in thousands)
Deposit type:
NOW/IOLA	$33,085	3.13%	0.47%	$29,792	3.31%	0.51%	$27,539	3.51%	0.44%	$28,182	3.74%	0.36%
Money market	277,104	26.19%	0.44%	207,454	23.05%	0.90%	124,729	15.88%	2.04%	60,113	7.97%	1.17%
Savings	126,961	12.00%	0.12%	118,956	13.22%	0.12%	119,521	15.22%	0.13%	125,395	16.63%	0.61%
Certificates of deposit	405,980	38.35%	1.22%	379,276	42.14%	1.73%	403,010	51.30%	1.90%	439,737	58.32%	1.73%
Interest-bearing deposits	843,130	79.67%	0.77%	735,478	81.72%	1.19%	674,799	85.90%	1.56%	653,427	86.66%	1.31%
Non-interest bearing demand	215,116	20.33%	—%	164,555	18.28%	—%	110,745	14.10%	—%	100,628	13.34%	—%
Total deposits	$1,058,246	100.00%	0.61%	$900,033	100.00%	0.97%	$785,544	100.00%	1.34%	$754,055	100.00%	1.14%

Source: Ponce Financial’s prospectus.

EXHIBIT I-14

Ponce Financial Group, Inc.

Maturity of Time Deposits

Exhibit I-14

Ponce Financial Group, Inc.

Maturity of Time Deposits

	Period to Maturity
		More	More
		Than	Than	More
	Less Than	One to	Two to	Than		Percent
	or Equal to	Two	Three	Three		of
	One Year	Years	Years	in Years	Total	Total
			(Dollars in thousands)
Interest Rate Range:
0.05% - 0.99%	$139,125	$13,165	$552	$82,962	$235,804	53.69%
1.00% - 1.49%	46,025	15,483	9,346	4,241	75,095	17.11%
1.50%- 1.99%	25,567	5,977	2,391	6,094	40,029	9.11%
2.00% - 2.49%	36,591	30,233	2,255	3,718	72,797	16.58%
2.50% - 2.99%	7,031	1,482	505	3,486	12,504	2.85%
3.00% and greater	829	—	945	1,169	2,943	0.66%
Total	$255,168	$66,340	$15,994	$101,670	$439,172	100.00%

Source: Ponce Financial’s prospectus.

EXHIBIT I-15

Ponce Financial Group, Inc.

Borrowing Activity

Exhibit I-15

Ponce Financial Group, Inc.

Borrowing Activity

	At or For the Three Months March 31,	At or For the Years December 31,
	2021	2020	2019	2018	2017	2016
			(Dollars in	Thousands)
FHLBNY Advances:
Balance outstanding at end of period	$109,255	$117,255	$104,404	$44,404	$16,400	$3,000
Average amount outstanding during the period	109,255	116,947	81,404	32,157	9,738	1,145
Maximum outstanding at any month-end during the period	109,255	152,284	169,404	44,404	55,000	12,000
Weighted average interest rate during the period	2.02%	2.03%	2.32%	1.87%	1.08%	0.61%
Weighted average interest rate at the end of the period	2.02%	1.90%	2.21%	2.72%	2.02%	0.78%
Correspondent Borrowings:
Balance outstanding at end of period	$—	$—	$—	$25,000	$20,000	$—
Average amount outstanding during the period	—	—	—	2,729	548	—
Maximum outstanding at any month-end during the period	—	—	—	25,000	20,000	—
Weighted average interest rate during the period	—	—	—	2.26%	1.64%	—
Weighted average interest rate at the end of the period	—	—	—	2.64%	1.64%	—
Warehouse Lines of Credit:
Balance outstanding at end of period	$11,664	$29,961	$—	$—	$—	$—
Average amount outstanding during the period	6,875	8,461	—	—	—	—
Maximum outstanding at any month-end during the period	17,385	29,961	—	—	—	—
Weighted average interest rate during the period	3.38%	3.34%	—	—	—	—
Weighted average interest rate at the end of the period	3.37%	3.37%	—	—	—	—

Source: Ponce Financial’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1

Ponce Financial Group, Inc.

Description of Office Properties

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property (In
			thousands)
Main Office:
2244 Westchester Avenue (1)	Owned	1995	$10,006
Bronx, NY 10462
Other Properties:
980 Southern Blvd.	Leased	1990	1,017
Bronx, NY 10459
37-60 82nd Street	Owned	2006	8,006
Jackson Heights, NY 11372 51 East 170th Street	Leased	2018	852
Bronx, NY 10452 169-174 Smith Street	Owned	1988	38
Brooklyn, NY 11201 1925 Third Avenue	Leased	2019	1,727
New York, NY 1996 2244 Westchester Avenue (1)	Owned	1995	811
Bronx, NY 10462 5560 Broadway (2)	Owned	1998	1,128
Bronx, NY 10463 3405-3407 Broadway	Leased	2001	427
Astoria, NY 11106 3821 Bergenline Avenue	Leased	2021	—
Union City, NJ 07087 1900-1960 Ralph Avenue	Leased	2007	471
Brooklyn, NY 11234 20-47 86th Street	Owned	2010	3,590
Brooklyn, NY 11214 100-20 Queens Blvd	Leased	2010	374
Forest Hills, NY 11375
319 First Avenue	Leased	2010	759
New York, NY 10003 32-75 Steinway Street	Leased	2020	242
Astoria, NY 11103
375 Sylvan Avenue	Leased	2020	—
Englewood Cliffs, NJ 07632
26-58 Coney Island Avenue	Leased	2020	10
Brooklyn, NY 11223
42 South Washington Avenue	Leased	2020	3
Bergenfield, NJ 07621
135-14 Northern Blvd.	Leased	2020	—
Flushing, NY 11354

			$29,461

(1)

On May 19, 2021, PFS Services Corp., a subsidiary of Ponce Bank, signed a letter of intent to enter into the sale of the real property located at 2244 Westchester Avenue, Bronx, New York. Concurrent with the sale, Ponce Bank and the purchaser will enter into a fifteen-year agreement whereby the Bank lease back the real property.

(2)

On June 4, 2021, Ponce Bank completed the sale of the real property located at 5560 Broadway, Bronx, New York. Concurrent with the sale of the real property, the Ponce Bank and the purchaser entered into a fifteen-year agreement whereby the Bank lease back the real property.

Source: Ponce Financial’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

Year/Qtr. Ended	Prime Rate	90 Day T-Note	One Year T-Note	10 Year T-Note
2008: Quarter 1	5.25%	1.38%	1.55%	3.45%
Quarter 2	5.00%	1.90%	2.36%	3.99%
Quarter 3	5.00%	0.92%	1.78%	3.85%
Quarter 4	3.25%	0.11%	0.37%	2.25%
2009: Quarter 1	3.25%	0.21%	0.57%	2.71%
Quarter 2	3.25%	0.19%	0.56%	3.53%
Quarter 3	3.25%	0.14%	0.40%	3.31%
Quarter 4	3.25%	0.06%	0.47%	3.85%
2010: Quarter 1	3.25%	0.16%	0.41%	3.84%
Quarter 2	3.25%	0.18%	0.32%	2.97%
Quarter 3	3.25%	0.18%	0.32%	2.97%
Quarter 4	3.25%	0.12%	0.29%	3.30%
2011: Quarter 1	3.25%	0.09%	0.30%	3.47%
Quarter 2	3.25%	0.03%	0.19%	3.18%
Quarter 3	3.25%	0.02%	0.13%	1.92%
Quarter 4	3.25%	0.02%	0.12%	1.89%
2012: Quarter 1	3.25%	0.07%	0.19%	2.23%
Quarter 2	3.25%	0.09%	0.21%	1.67%
Quarter 3	3.25%	0.10%	0.17%	1.65%
Quarter 4	3.25%	0.05%	0.16%	1.78%
2013: Quarter 1	3.25%	0.07%	0.14%	1.87%
Quarter 2	3.25%	0.04%	0.15%	2.52%
Quarter 3	3.25%	0.02%	0.10%	2.64%
Quarter 4	3.25%	0.07%	0.13%	3.04%
2014: Quarter 1	3.25%	0.05%	0.13%	2.73%
Quarter 2	3.25%	0.04%	0.11%	2.53%
Quarter 3	3.25%	0.02%	0.13%	2.52%
Quarter 4	3.25%	0.04%	0.25%	2.17%
2015: Quarter 1	3.25%	0.03%	0.26%	1.94%
Quarter 2	3.25%	0.01%	0.28%	2.35%
Quarter 3	3.25%	0.00%	0.33%	2.06%
Quarter 4	3.50%	0.16%	0.65%	2.27%
2016: Quarter 1	3.50%	0.21%	0.59%	1.78%
Quarter 2	3.50%	0.26%	0.45%	1.49%
Quarter 3	3.50%	0.29%	0.59%	1.60%
Quarter 4	3.75%	0.51%	0.85%	2.45%
2017: Quarter 1	4.00%	0.76%	1.03%	2.40%
Quarter 2	4.25%	1.03%	1.24%	2.31%
Quarter 3	4.25%	1.06%	1.31%	2.33%
Quarter 4	4.50%	1.39%	1.76%	2.40%
2018: Quarter 1	4.75%	1.73%	2.09%	2.74%
Quarter 2	5.00%	1.93%	2.33%	2.85%
Quarter 3	5.25%	2.19%	2.59%	3.05%
Quarter 4	5.50%	2.45%	2.63%	2.69%
2019: Quarter 1	5.50%	2.40%	2.40%	2.41%
Quarter 2	5.00%	2.12%	1.92%	2.00%
Quarter 3	4.75%	1.88%	1.75%	1.68%
Quarter 4	4.75%	1.55%	1.59%	1.92%
2020: Quarter 1	3.25%	0.11%	0.17%	0.70%
Quarter 2	3.25%	0.16%	0.16%	0.66%
Quarter 3	3.25%	0.10%	0.12%	0.69%
Quarter 4	3.25%	0.09%	0.10%	0.93%
2021: Quarter 1	3.25%	0.05%	0.07%	1.74%
As of June 1, 2021	3.25%	0.02%	0.04%	1.62%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

Characteristics of Publicly-Traded Thrifts

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

June 1, 2021

										As of June 1, 2021
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$797	3	Dec	4/27/17	$12.55	$86
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$14,828	1	Jun	3/14/05	$48.26	$2,859
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$480	4	Dec	1/8/96	$2.56	$48
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,698	54	Sep	3/31/99	$13.06	$1,770
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$686	7	Mar	10/24/94	$9.14	$29
CBMB	CBM Bancorp, Inc.	NASDAQCM	MA	Baltimore	MD	$240	4	Dec	9/27/18	$14.60	$51
CNNB	Cincinnati Bancorp, Inc.	NASDAQCM	MW	Cincinnati	OH	$241	6	Dec	10/14/15	$13.90	$41
ESBK	Elmira Savings Bank	NASDAQCM	MA	Elmira	NY	$659	12	Dec	3/1/85	$14.18	$50
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$1,970	23	Sep	4/3/07	$16.01	$160
FFBW	FFBW, Inc.	NASDAQCM	MW	Brookfield	WI	$338	6	Dec	10/10/17	$11.22	$70
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$1,736	12	Dec	1/29/15	$17.75	$162
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$2,176	23	Dec	7/9/12	$71.29	$295
GBNY	Generations Bancorp NY, Inc.	NASDAQCM	MA	Seneca Falls	NY	$382	10	Dec	7/10/06	$9.95	$25
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$4,606	29	Dec	6/29/16	$14.90	$784
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$2,844	9	Dec	12/13/88	$295.74	$634
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	$971	14	Dec	6/30/94	$20.74	$95
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$563	8	Jun	1/18/05	$17.25	$54
HVBC	HV Bancorp, Inc.	NASDAQCM	MA	Doylestown	PA	$596	6	Dec	1/11/17	$20.66	$45
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$745	8	Jun	7/7/11	$22.59	$69
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,358	49	Jun	2/23/05	$13.11	$1,022
MSVB	Mid-Southern Bancorp, Inc.	NASDAQCM	MW	Salem	IN	$245	3	Dec	4/8/98	$15.45	$46
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Westbury	NY	$57,657	238	Dec	11/23/93	$12.18	$5,664
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,577	38	Dec	11/7/07	$16.76	$860
NWBI	Northwest Bancshares, Inc.	NASDAQGS	MA	Warren	PA	$14,270	171	Dec	11/4/94	$14.35	$1,826
PCSB	PCSB Financial Corporation	NASDAQCM	MA	Yorktown Heights	NY	$1,855	16	Jun	4/20/17	$18.32	$273
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,552	7	Dec	7/15/15	$16.39	$239
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,189	14	Jun	6/27/96	$17.70	$133
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$13,130	100	Dec	1/15/03	$25.47	$1,952
PBIP	Prudential Bancorp, Inc.	NASDAQGM	MA	Philadelphia	PA	$1,204	10	Sep	3/29/05	$13.90	$109
RNDB	Randolph Bancorp, Inc.	NASDAQGM	NE	Stoughton	MA	$738	5	Dec	7/1/16	$22.32	$110
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,549	16	Mar	10/26/93	$7.07	$158
STXB	Spirit of Texas Bancshares, Inc.	NASDAQGS	SW	Conroe	TX	$3,170	37	Dec	5/3/18	$22.98	$394
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NASDAQCM	MW	Southfield	MI	$3,694	30	Dec	11/16/17	$4.96	$249
TBNK	Territorial Bancorp Inc.	NASDAQGS	WE	Honolulu	HI	$2,140	30	Dec	7/13/09	$26.42	$242
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,699	24	Sep	1/12/98	$29.68	$248
TBK	Triumph Bancorp, Inc.	NASDAQGS	SW	Dallas	TX	$6,100	65	Dec	11/6/14	$84.47	$2,084
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,046	147	Dec		$37.80	$729
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,198	16	Dec	10/4/05	$19.95	$477
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,464	27	Dec	12/27/01	$8.46	$202
WMPN	William Penn Bancorp	NASDAQCM	MA	Bristol	PA	$817	14	Jun	4/15/08	$11.28	$171
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$14,730	94	Dec	11/26/86	$54.02	$2,568
WVFC	WVS Financial Corp.	NASDAQGM	MA	Pittsburgh	PA	$314	6	Jun	11/29/93	$16.30	$28
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	$517	6	Dec	1/8/19	$14.87	$70
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$844	7	Dec	1/15/20	$10.05	$140
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$9,040	61	Dec	4/19/18	$17.69	$1,929
FSEA	First Seacoast Bancorp	NASDAQCM	NE	Dover	NH	$465	5	Dec	7/16/19	$9.42	$56
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$2,143	19	Jun	12/30/98	$30.00	$255
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$333	7	Jun	3/2/05	$6.93	$57
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$706	12	Dec	4/3/06	$14.77	$84
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$759	7	Sep	1/23/06	$13.96	$81
OFED	Oconee Federal Financial Corp.	NASDAQCM	SE	Seneca	SC	$534	8	Jun	1/13/11	$25.58	$143
PDLB	PDL Community Bancorp	NASDAQGM	MA	Bronx	NY	$1,434	14	Dec	9/29/17	$13.78	$232
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$1,788	23	Jun	7/17/19	$11.75	$295
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,197	17	Dec	1/16/19	$10.57	$114
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$14,465	37	Sep	4/20/07	$22.35	$6,187

Source: S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Mid-Atlantic and New England Thrifts

Exhibit III-2

Public Market Pricing of Mid-Atlantic and New England Institutions

As of June 1, 2021

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$27.52	$646.78	$2.30	$20.95	13.52	114.1%	14.2%	126.5%	14.28	$0.48	2.19%	47%	$4,625	12.83%	11.61%	0.73%	1.04%	8.42%	1.08%	8.76%
Median			$16.35	$186.68	$1.14	$16.88	13.42	105.0%	13.3%	112.1%	13.67	$0.36	2.01%	35%	$1,718	11.61%	10.60%	0.54%	0.83%	7.09%	0.88%	7.22%
Comparable Group
Averages			$30.72	$797.04	$2.26	$22.77	13.98x	108.03%	13.35%	121.82%	15.06x	$0.55	2.50%	50.98%	$6,350	12.59%	11.58%	0.80%	0.94%	7.96%	0.91%	7.55%
Medians			$15.46	$220.81	$0.98	$16.69	14.10x	105.51%	13.70%	115.77%	14.16x	$0.44	2.41%	46.31%	$1,912	11.90%	10.47%	0.82%	0.82%	6.92%	0.86%	7.19%
Comparable Group
CARV	Carver Bancorp, Inc.	NY	$9.14	$29.44	($1.49)	$9.43	NM	96.93%	4.11%	96.93%	NM	$0.00	0.00%	NA	$686	6.76%	6.76%	1.95%	-0.74%	-9.86%	-0.85%	-11.28%
CBMB	CBM Bancorp, Inc.	MD	$14.60	$51.48	$0.24	$14.15	NM	103.21%	21.47%	103.21%	NM	NA	NA	192.31%	$240	20.80%	20.80%	0.48%	0.38%	1.67%	0.35%	1.53%
ESBK	Elmira Savings Bank	NY	$14.18	$50.23	$1.24	$17.33	11.44x	81.84%	7.62%	102.38%	11.45x	$0.60	4.23%	48.39%	$659	9.32%	7.60%	NA	0.66%	7.20%	0.66%	7.22%
ESSA	ESSA Bancorp, Inc.	PA	$16.01	$160.03	$1.53	$18.51	10.26x	86.51%	8.72%	93.30%	10.43x	$0.48	3.00%	29.49%	$1,970	10.08%	9.42%	1.27%	0.83%	8.21%	0.81%	8.08%
GBNY	Generations Bancorp NY, Inc.	NY	$9.95	$25.39	$0.38	$17.06	11.57x	58.31%	6.40%	60.66%	26.07x	NA	NA	NA	$382	10.98%	10.60%	NA	0.57%	6.71%	0.25%	2.92%
HVBC	HV Bancorp, Inc.	PA	$20.66	$44.95	$3.37	$18.32	6.04x	112.78%	7.54%	112.78%	6.14x	NA	NA	NA	$596	6.69%	6.69%	0.53%	1.26%	19.65%	1.24%	19.34%
KRNY	Kearny Financial Corp.	NJ	$13.11	$1,022.36	$0.73	$12.98	18.73x	100.98%	14.60%	126.56%	18.02x	$0.40	3.05%	50.00%	$7,358	14.46%	11.88%	1.08%	0.81%	5.33%	0.85%	5.54%
NYCB	New York Community Bancorp, Inc.	NY	$12.18	$5,664.48	$0.96	$13.53	10.88x	90.01%	9.91%	146.48%	12.68x	$0.68	5.58%	60.71%	$57,657	11.79%	7.91%	0.10%	1.01%	8.24%	0.88%	7.15%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$16.76	$859.84	$1.14	$14.60	16.12x	114.76%	15.53%	121.51%	14.76x	$0.52	3.10%	44.23%	$5,577	13.53%	12.88%	0.28%	0.94%	6.89%	1.03%	7.54%
NWBI	Northwest Bancshares, Inc.	PA	$14.35	$1,826.08	$1.01	$12.11	16.88x	118.47%	12.79%	160.10%	14.22x	$0.80	5.57%	90.59%	$14,270	10.80%	8.22%	1.72%	0.78%	6.96%	0.92%	8.25%
PCSB	PCSB Financial Corporation	NY	$18.32	$273.42	$0.80	$16.99	22.90x	107.82%	15.77%	110.37%	22.95x	$0.24	1.31%	22.50%	$1,855	14.63%	14.34%	NA	0.67%	4.38%	0.67%	4.37%
PFS	Provident Financial Services, Inc.	NJ	$25.47	$1,952.27	$1.80	$21.17	14.55x	120.29%	15.09%	167.56%	14.16x	$0.92	3.61%	52.57%	$13,130	12.55%	9.34%	0.82%	1.08%	8.43%	1.11%	8.65%
PBIP	Prudential Bancorp, Inc.	PA	$13.90	$109.24	$0.64	$16.40	14.63x	84.77%	9.17%	89.15%	21.71x	$0.28	2.01%	29.47%	$1,204	10.82%	10.34%	1.12%	0.64%	5.96%	0.43%	3.99%
TRST	TrustCo Bank Corp NY	NY	$37.80	$729.09	$2.76	$29.61	13.70x	127.68%	12.06%	127.80%	13.70x	$1.36	3.60%	49.37%	$6,046	9.44%	9.44%	0.55%	0.93%	9.49%	0.93%	9.49%
WMPN	William Penn Bancorp	PA	$11.28	$171.12	$0.28	$14.17	NM	79.58%	20.93%	81.81%	NM	$0.13	1.14%	113.10%	$817	26.31%	25.78%	0.86%	0.25%	1.89%	0.53%	3.93%
WSFS	WSFS Financial Corporation	DE	$54.02	$2,567.68	$3.34	$37.27	15.75x	144.92%	17.42%	210.55%	16.19x	$0.52	0.96%	14.29%	$14,730	12.01%	8.58%	0.34%	1.23%	9.23%	1.19%	8.95%
WVFC	WVS Financial Corp.	PA	$16.30	$28.33	$0.77	$20.24	20.63x	80.55%	9.87%	80.55%	21.20x	$0.40	2.45%	50.63%	$314	12.25%	12.25%	0.00%	0.41%	3.73%	0.40%	3.62%
HONE	HarborOne Bancorp, Inc.	MA	$14.90	$784.19	$1.13	$12.41	13.42x	120.02%	18.19%	134.22%	13.18x	$0.20	1.34%	12.61%	$4,606	15.16%	13.77%	1.02%	1.36%	8.61%	1.39%	8.78%
HIFS	Hingham Institution for Savings	MA	$295.74	$633.59	$22.69	$144.12	9.96x	205.20%	22.25%	205.20%	13.03x	$1.96	0.66%	8.56%	$2,844	10.84%	10.84%	0.06%	2.36%	23.21%	1.81%	17.74%
PVBC	Provident Bancorp, Inc.	MA	$16.39	$239.39	$0.92	$12.61	19.51x	130.02%	19.62%	130.02%	17.90x	$0.16	0.98%	15.48%	$1,552	15.09%	15.09%	NA	1.05%	6.31%	1.14%	6.88%
RNDB	Randolph Bancorp, Inc.	MA	$22.32	$110.15	$4.90	$18.80	4.63x	118.71%	16.22%	118.75%	4.56x	NA	NA	NA	$738	13.66%	13.66%	1.38%	3.49%	26.37%	3.55%	26.80%
WNEB	Western New England Bancorp, Inc.	MA	$8.46	$202.23	$0.61	$9.07	14.10x	93.32%	8.44%	100.22%	13.81x	$0.20	2.36%	33.33%	$2,464	9.05%	8.48%	NA	0.62%	6.49%	0.64%	6.64%
MHCs
BSBK	Bogota Financial Corp.	NJ	$10.05	$140.09	$0.37	$9.92	20.10x	101.33%	17.18%	101.61%	26.96x	NA	NA	NA	$844	16.95%	16.92%	NA	0.85%	4.99%	0.63%	3.70%
CLBK	Columbia Financial, Inc.	NJ	$17.69	$1,929.12	$0.71	$9.17	26.40x	192.85%	21.33%	210.81%	24.88x	NA	NA	NA	$9,040	11.06%	10.21%	NA	0.81%	7.03%	0.86%	7.46%
GCBC	Greene County Bancorp, Inc.	NY	$30.00	$255.40	$2.47	$16.34	12.15x	183.63%	11.92%	183.63%	12.15x	$0.48	1.60%	19.43%	$2,143	6.49%	6.49%	0.25%	1.16%	15.81%	1.16%	15.81%
LSBK	Lake Shore Bancorp, Inc.	NY	$14.77	$83.79	$0.93	$14.82	15.71x	99.65%	12.14%	99.65%	15.93x	$0.52	3.52%	54.26%	$706	12.18%	12.18%	0.45%	0.81%	6.45%	0.80%	6.37%
MGYR	Magyar Bancorp, Inc.	NJ	$13.96	$81.12	$0.62	$10.24	19.39x	136.37%	10.69%	136.37%	22.68x	NA	NA	NA	$759	7.84%	7.84%	1.85%	0.56%	7.32%	0.48%	6.26%
PDLB	PDL Community Bancorp	NY	$13.78	$231.63	$0.30	$9.47	29.96x	145.47%	16.36%	145.47%	NM	NA	NA	NA	$1,434	11.24%	11.24%	1.32%	0.59%	4.71%	0.39%	3.08%
PBFS	Pioneer Bancorp, Inc.	NY	$11.75	$294.62	$0.18	$8.80	NM	133.48%	17.07%	139.09%	NM	NA	NA	NA	$1,788	12.79%	12.33%	1.07%	0.39%	2.70%	0.27%	1.92%
RBKB	Rhinebeck Bancorp, Inc.	NY	$10.57	$113.58	$0.75	$10.68	13.91x	99.01%	9.83%	101.35%	14.06x	NA	NA	NA	$1,197	9.93%	9.72%	0.53%	0.72%	7.05%	0.72%	6.97%
FSEA	First Seacoast Bancorp	NH	$9.42	$56.33	$0.23	$9.78	31.40x	96.31%	12.23%	96.31%	NM	NA	NA	NA	$465	12.70%	12.70%	0.01%	0.37%	2.95%	0.29%	2.28%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:    SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Midwest Thrifts

Exhibit III-3

Public Market Pricing of Midwest Institutions

As of June 1, 2021

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$27.52	$646.78	$2.30	$20.95	13.52	114.1%	14.2%	126.5%	14.28	$0.48	2.19%	47%	$4,625	12.83%	11.61%	0.73%	1.04%	8.42%	1.08%	8.76%
Median			$16.35	$186.68	$1.14	$16.88	13.42	105.0%	13.3%	112.1%	13.67	$0.36	2.01%	35%	$1,718	11.61%	10.60%	0.54%	0.83%	7.09%	0.88%	7.22%
Comparable Group
Averages			$15.23	$351.98	$1.57	$15.46	11.30x	99.82%	16.21%	100.36%	11.47x	$0.26	1.45%	58.28%	$2,266	16.27%	14.37%	0.86%	1.30%	8.17%	1.39%	9.02%
Medians			$14.67	$82.24	$1.68	$14.74	8.32x	95.16%	17.93%	95.73%	8.29x	$0.21	1.05%	30.87%	$858	15.48%	13.06%	0.54%	0.80%	6.42%	0.80%	6.45%
Comparable Group
CFFN	Capitol Federal Financial, Inc.	KS	$13.06	$1,769.56	$0.56	$9.21	23.32x	141.79%	18.69%	143.36%	23.53x	$0.34	2.60%	155.36%	$9,698	13.18%	13.06%	NA	0.81%	5.97%	0.80%	5.92%
CNNB	Cincinnati Bancorp, Inc.	OH	$13.90	$41.24	$1.68	$14.40	8.32x	96.54%	17.17%	96.92%	8.29x	NA	NA	NA	$241	17.78%	17.72%	0.54%	2.01%	13.50%	2.02%	13.55%
FFBW	FFBW, Inc.	WI	$11.22	$69.74	NA	$13.60	NM	82.52%	24.21%	83.96%	NM	NA	NA	NA	$338	29.33%	NA	0.46%	0.66%	2.27%	NA	NA
HMNF	HMN Financial, Inc.	MN	$20.74	$94.75	$2.66	$22.11	7.80x	93.78%	10.14%	94.53%	7.79x	$0.00	0.00%	NA	$971	10.82%	10.74%	0.37%	1.38%	12.33%	1.38%	12.34%
IROQ	IF Bancorp, Inc.	IL	$22.59	$68.73	$1.75	$25.76	12.08x	87.66%	9.82%	87.66%	12.88x	$0.30	1.33%	16.04%	$745	11.20%	11.20%	0.20%	0.79%	6.87%	0.74%	6.45%
MSVB	Mid-Southern Bancorp, Inc.	IN	$15.45	$46.27	$0.37	$15.09	NM	102.35%	20.01%	102.35%	NM	$0.12	0.78%	25.64%	$245	19.55%	19.55%	0.81%	0.53%	2.40%	0.49%	2.23%
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MI	$4.96	$248.94	($0.12)	$6.44	NM	77.05%	6.71%	77.05%	NM	$0.00	0.00%	NA	$3,694	8.71%	8.71%	2.98%	-0.17%	-1.99%	-0.17%	-1.96%
WSBF	Waterstone Financial, Inc.	WI	$19.95	$476.59	$4.08	$17.07	5.00x	116.87%	22.90%	117.04%	4.89x	$0.80	4.01%	36.09%	$2,198	19.59%	19.57%	0.69%	4.40%	24.03%	4.50%	24.58%
MHCs
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	$14.87	$69.67	$0.12	$12.38	NM	120.07%	13.93%	120.07%	NM	NA	NA	NA	$517	11.60%	11.60%	NA	0.31%	2.77%	0.13%	1.14%
KFFB	Kentucky First Federal Bancorp	KY	$6.93	$56.91	($0.17)	$6.31	NM	109.87%	17.14%	111.92%	NM	$0.40	5.77%	NA	$333	15.60%	15.36%	NA	-3.71%	-22.65%	-0.44%	-2.67%
TFSL	TFS Financial Corporation	OH	$22.35	$6,187.03	NA	$6.07	NM	368.18%	43.36%	370.29%	NM	$1.12	5.01%	350.00%	$14,465	11.78%	11.72%	1.02%	0.60%	5.27%	NA	NA

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2016-2021	2021-2026	2021	% State	Market
Institution	County	2016	2021	2026	% Change	% Change	Amount	Average	Share(1)
Prudential Bancorp, Inc.	Philadelphia, PA	1,569,473	1,588,749	1,606,225	0.2%	0.2%	30,040	79.7%	1.02%
Hingham Institution for Savings	Plymouth, MA	511,963	525,369	539,355	0.5%	0.5%	49,722	98.4%	10.91%
HMN Financial, Inc.	Olmsted, MN	152,655	160,589	167,296	1.0%	0.8%	43,936	104.6%	6.04%
ESSA Bancorp, Inc.	Monroe, PA	164,857	171,166	172,658	0.8%	0.2%	32,216	85.5%	28.72%
Waterstone Financial, Inc.	Milwaukee, WI	958,242	942,546	941,193	-0.3%	0.0%	30,901	85.1%	1.42%
IF Bancorp, Inc.	Iroquois, IL	28,599	26,613	25,608	-1.4%	-0.8%	28,928	74.2%	22.22%
Randolph Bancorp, Inc.	Norfolk, MA	699,079	711,405	729,065	0.4%	0.5%	60,544	119.8%	1.65%
Western New England Bancorp, Inc.	Hampden, MA	469,440	465,407	468,105	-0.2%	0.1%	32,565	64.5%	13.11%
PCSB Financial Corporation	Westchester, NY	979,959	967,400	970,003	-0.3%	0.1%	60,382	137.9%	0.41%
Provident Bancorp, Inc.	Essex, MA	777,791	793,814	813,863	0.4%	0.5%	48,443	95.9%	2.29%
	Averages:	631,206	635,306	643,337	0.1%	0.2%	41,768	94.5%	8.78%
	Medians:	605,521	618,387	634,210	0.3%	0.2%	38,251	90.7%	4.17%
Ponce Financial Group, Inc.	Bronx, NY	1,456,268	1,414,709	1,415,085	-0.6%	0.0%	23,001	52.5%	1.72%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2020.

Sources: S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of June 1, 2021

RP ® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of June 1, 2021

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/	Assets
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AFBI	Affinity Bancshares, Inc.	SE	12.55	6,873	86.3	12.91	6.53	12.52	0.24	75.52	26.78	0.89	NA	16.76	14.02	116.01	797,268
AX	Axos Financial, Inc.	WE	48.26	59,238	2,858.8	54.36	18.97	45.13	6.94	122.40	28.59	3.43	3.69	22.72	20.72	250.31	14,827,874
BYFC	Broadway Financial Corporation	WE	2.56	38,751	99.2	7.23	1.09	2.28	12.28	82.86	38.38	-0.15	NA	1.62	1.62	12.38	479,594
CFFN	Capitol Federal Financial, Inc.	MW	13.06	135,494	1,769.6	14.38	8.75	12.60	3.65	13.47	4.48	0.56	0.56	9.21	9.11	71.58	9,698,019
CARV	Carver Bancorp, Inc.	MA	9.14	3,221	29.4	22.97	1.63	7.90	15.70	431.40	40.83	-1.36	-1.49	9.43	9.43	213.12	686,399
CBMB	CBM Bancorp, Inc.	MA	14.60	3,526	51.5	15.15	11.56	14.60	0.00	21.67	9.94	0.26	0.24	14.15	14.15	68.02	239,819
CNNB	Cincinnati Bancorp, Inc.	MW	13.90	2,967	41.2	14.32	8.60	13.90	0.00	51.09	16.32	1.67	1.68	14.40	14.34	81.13	240,708
ESBK	Elmira Savings Bank	MA	14.18	3,542	50.2	16.00	10.30	13.62	4.11	23.30	23.30	1.24	1.24	17.33	13.85	0.00	659,300
ESSA	ESSA Bancorp, Inc.	MA	16.01	10,085	160.0	18.23	11.05	15.52	3.16	18.59	6.73	1.56	1.53	18.51	17.16	0.00	1,969,789
FFBW	FFBW, Inc.	MW	11.22	6,624	69.7	11.50	7.86	11.25	-0.27	23.43	11.98	0.29	NA	13.60	NA	0.00	337,751
FNWB	First Northwest Bancorp	WE	17.75	9,473	161.5	18.74	9.45	17.65	0.57	33.86	13.78	1.36	1.14	17.86	17.86	0.00	1,736,293
FSBW	FS Bancorp, Inc.	WE	71.29	4,153	295.5	73.62	32.78	68.15	4.61	76.90	30.09	10.54	10.61	56.77	55.14	0.00	2,175,586
GBNY	Generations Bancorp NY, Inc.	MA	9.95	2,552	25.4	11.75	6.67	9.90	0.51	24.38	-4.51	0.86	0.38	17.06	16.40	0.00	381,940
HONE	HarborOne Bancorp, Inc.	NE	14.90	52,630	784.2	15.14	7.48	14.33	3.98	87.89	37.20	1.11	1.13	12.41	11.10	0.00	4,605,958
HIFS	Hingham Institution for Savings	NE	295.74	2,142	633.6	325.90	154.57	286.00	3.41	83.29	36.92	29.69	22.69	144.12	144.12	0.00	2,844,114
HMNF	HMN Financial, Inc.	MW	20.74	4,568	94.7	20.85	13.06	20.70	0.19	47.83	20.58	2.66	2.66	22.11	21.94	0.00	971,305
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	17.25	3,126	53.7	20.75	11.13	17.95	-3.89	43.75	19.46	1.50	1.50	15.47	15.47	0.00	563,260
HVBC	HV Bancorp, Inc.	MA	20.66	2,176	44.9	20.75	11.00	20.00	3.30	66.48	20.33	3.42	3.37	18.32	18.32	0.00	595,730
IROQ	IF Bancorp, Inc.	MW	22.59	3,043	68.7	23.00	15.03	21.53	4.90	41.29	2.52	1.87	1.75	25.76	25.76	0.00	745,446
KRNY	Kearny Financial Corp.	MA	13.11	77,983	1,022.4	13.77	6.91	12.64	3.72	54.60	24.15	0.70	0.73	12.98	10.36	0.00	7,357,994
MSVB	Mid-Southern Bancorp, Inc.	MW	15.45	2,996	46.3	16.59	11.75	15.25	1.29	23.47	7.19	0.39	0.37	15.09	15.09	0.00	244,855
NYCB	New York Community Bancorp, Inc.	MA	12.18	465,064	5,664.5	13.23	7.72	11.66	4.46	20.24	15.45	1.12	0.96	13.53	8.32	0.00	57,656,892
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	16.76	51,303	859.8	17.25	8.72	16.39	2.26	54.04	35.93	1.04	1.14	14.60	13.79	0.00	5,576,924
NWBI	Northwest Bancshares, Inc.	MA	14.35	127,253	1,826.1	15.48	8.84	13.68	4.90	45.39	12.64	0.85	1.01	12.11	8.96	0.00	14,270,356
PCSB	PCSB Financial Corporation	MA	18.32	14,924	273.4	20.75	11.01	17.61	4.03	38.16	14.93	0.80	0.80	16.99	16.60	0.00	1,854,674
PVBC	Provident Bancorp, Inc.	NE	16.39	16,804	239.4	17.41	7.21	15.90	3.08	95.82	36.58	0.84	0.92	12.61	12.61	0.00	1,551,892
PROV	Provident Financial Holdings, Inc.	WE	17.70	7,517	133.0	18.23	11.40	16.60	6.63	38.82	12.67	0.78	0.78	16.73	16.73	0.00	1,189,296
PFS	Provident Financial Services, Inc.	MA	25.47	76,650	1,952.3	25.70	11.76	24.34	4.64	95.32	41.82	1.75	1.80	21.17	15.20	0.00	13,130,445
PBIP	Prudential Bancorp, Inc.	MA	13.90	7,859	109.2	15.86	9.53	13.92	-0.14	24.89	0.36	0.95	0.64	16.40	15.59	0.00	1,204,032
RNDB	Randolph Bancorp, Inc.	NE	22.32	4,935	110.1	24.70	8.96	21.59	3.38	139.48	1.18	4.82	4.90	18.80	18.80	0.00	738,188
RVSB	Riverview Bancorp, Inc.	WE	7.07	22,351	158.0	7.79	3.77	6.83	3.51	45.17	34.41	0.47	0.47	6.78	5.54	0.00	1,549,158
STXB	Spirit of Texas Bancshares, Inc.	SW	22.98	17,146	394.0	24.50	10.40	22.59	1.73	89.14	36.79	2.15	2.30	21.34	16.24	0.00	3,170,212
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	4.96	50,190	248.9	5.95	2.68	4.60	7.83	79.71	9.25	-0.12	-0.12	6.44	6.44	0.00	3,694,027
TBNK	Territorial Bancorp Inc.	WE	26.42	9,144	241.6	30.04	19.23	25.21	4.80	6.66	9.95	2.08	1.94	26.43	26.43	0.00	2,139,561
TSBK	Timberland Bancorp, Inc.	WE	29.68	8,363	248.2	30.75	16.01	28.77	3.16	66.65	22.34	3.23	3.26	23.75	21.76	0.00	1,699,244
TBK	Triumph Bancorp, Inc.	SW	84.47	24,675	2,084.3	97.49	21.26	80.78	4.57	246.61	73.99	4.02	3.39	28.90	21.34	0.00	6,099,628
TRST	TrustCo Bank Corp NY	MA	37.80	19,288	729.1	41.47	25.25	37.30	1.34	21.15	13.34	2.76	2.76	29.61	29.58	0.00	6,046,457
WSBF	Waterstone Financial, Inc.	MW	19.95	23,860	476.6	21.41	13.08	19.41	2.78	39.90	6.00	3.99	4.08	17.07	17.04	0.00	2,198,011
WNEB	Western New England Bancorp, Inc.	NE	8.46	24,577	202.2	9.24	4.92	8.13	4.06	53.82	22.79	0.60	0.61	9.07	8.44	0.00	2,463,529
WMPN	William Penn Bancorp	MA	11.28	15,171	171.1	11.97	7.98	11.30	-0.18	41.37	-3.27	0.11	0.28	14.17	13.79	0.00	817,427
WSFS	WSFS Financial Corporation	MA	54.02	47,532	2,567.7	55.18	24.59	50.80	6.34	93.76	20.37	3.43	3.34	37.27	25.66	0.00	14,730,452
WVFC	WVS Financial Corp.	MA	16.30	1,742	28.3	16.60	13.00	16.00	1.88	25.39	13.78	0.79	0.77	20.24	20.24	0.00	314,233
MHCs
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	14.87	4,685	69.7	16.65	7.82	14.09	5.54	69.75	49.30	0.32	0.12	12.38	12.38	0.00
BSBK	Bogota Financial Corp.	MA	10.05	13,940	140.1	10.75	7.01	9.99	0.60	17.13	12.79	0.50	0.37	9.92	9.89	0.00
CLBK	Columbia Financial, Inc.	MA	17.69	109,051	1,929.1	18.81	10.27	17.06	3.69	25.91	13.69	0.67	0.71	9.17	8.39	0.00
FSEA	First Seacoast Bancorp	NE	9.42	5,979	56.3	10.00	6.08	9.64	-2.28	47.06	6.09	0.30	0.23	9.78	9.78	0.00
GCBC	Greene County Bancorp, Inc.	MA	30.00	8,513	255.4	30.00	20.12	27.00	11.11	34.95	17.69	2.47	2.47	16.34	16.34	0.00
KFFB	Kentucky First Federal Bancorp	MW	6.93	8,212	56.9	8.16	5.65	6.89	0.58	-1.84	9.66	-1.47	-0.17	6.31	6.19	0.00
LSBK	Lake Shore Bancorp, Inc.	MA	14.77	5,672	83.8	16.00	10.60	14.35	2.93	28.22	13.62	0.94	0.93	14.82	14.82	0.00
MGYR	Magyar Bancorp, Inc.	MA	13.96	5,811	81.1	15.05	7.50	13.35	4.57	56.85	44.81	0.72	0.62	10.24	10.24	0.00
OFED	Oconee Federal Financial Corp.	SE	25.58	5,574	142.6	28.00	20.70	25.16	1.67	16.27	1.11	0.71	0.69	15.66	15.17	0.00
PDLB	PDL Community Bancorp	MA	13.78	16,809	231.6	14.88	8.01	11.54	19.41	53.79	31.11	0.46	0.30	9.47	9.47	0.00
PBFS	Pioneer Bancorp, Inc.	MA	11.75	25,074	294.6	13.34	8.02	11.65	0.86	25.94	11.16	0.25	0.18	8.80	8.45	0.00
RBKB	Rhinebeck Bancorp, Inc.	MA	10.57	10,746	113.6	13.10	6.26	10.39	1.73	57.53	23.63	0.76	0.75	10.68	10.43	0.00
TFSL	TFS Financial Corporation	MW	22.35	276,825	6,187.0	22.53	13.32	21.03	6.28	46.56	26.77	0.32	NA	6.07	6.04	0.00

(1)	Average of High/Low or Bid/Ask price per share.

(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)	Annualized based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing 12 month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

RP ® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of June 1, 2021

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AFBI	Affinity Bancshares, Inc.	SE	14.46	12.38	0.81	7.61	NA	NA	NA	NA	14.10	74.86	10.82	89.54	NA	NA	NA	NM
AX	Axos Financial, Inc.	WE	9.08	8.34	1.53	16.32	1.64	17.57	0.96	101.84	14.07	212.45	19.28	232.89	13.06	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	9.40	9.40	-0.83	-8.33	NA	NA	0.97	68.99	NM	158.45	14.89	158.45	NA	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	13.18	13.06	0.81	5.97	0.80	5.92	NA	NA	23.32	141.79	18.69	143.36	23.53	0.34	2.60	155.36
CARV	Carver Bancorp, Inc.	MA	6.76	6.76	-0.74	-9.86	-0.85	-11.28	1.95	38.65	NM	96.93	4.11	96.93	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	MA	20.80	20.80	0.38	1.67	0.35	1.53	0.48	458.09	56.15	103.21	21.47	103.21	61.74	NA	NA	192.31
CNNB	Cincinnati Bancorp, Inc.	MW	17.78	17.72	2.01	13.50	2.02	13.55	0.54	129.69	8.32	96.54	17.17	96.92	8.29	NA	NA	NM
ESBK	Elmira Savings Bank	MA	9.32	7.60	0.66	7.20	0.66	7.22	NA	90.93	11.44	81.84	7.62	102.38	11.45	0.60	4.23	48.39
ESSA	ESSA Bancorp, Inc.	MA	10.08	9.42	0.83	8.21	0.81	8.08	1.27	69.46	10.26	86.51	8.72	93.30	10.43	0.48	3.00	29.49
FFBW	FFBW, Inc.	MW	29.33	NA	0.66	2.27	NA	NA	0.46	179.51	38.69	82.52	24.21	83.96	NA	NA	NA	NM
FNWB	First Northwest Bancorp	WE	10.49	10.49	0.82	6.99	0.69	5.87	0.23	356.54	13.05	99.38	10.42	99.38	15.52	0.24	1.35	16.91
FSBW	FS Bancorp, Inc.	WE	11.05	10.76	2.26	21.28	2.27	21.43	0.41	304.95	6.76	125.58	13.87	129.28	6.72	1.08	1.51	9.01
GBNY	Generations Bancorp NY, Inc.	MA	10.98	10.60	0.57	6.71	0.25	2.92	NA	NA	11.57	58.31	6.40	60.66	26.07	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	NE	15.16	13.77	1.36	8.61	1.39	8.78	1.02	119.67	13.42	120.02	18.19	134.22	13.18	0.20	1.34	12.61
HIFS	Hingham Institution for Savings	NE	10.84	10.84	2.36	23.21	1.81	17.74	0.06	NM	9.96	205.20	22.25	205.20	13.03	1.96	0.66	8.56
HMNF	HMN Financial, Inc.	MW	10.82	10.74	1.38	12.33	1.38	12.34	0.37	342.64	7.80	93.78	10.14	94.53	7.79	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.26	9.26	0.97	10.07	0.97	10.07	0.48	304.23	11.54	111.49	10.32	111.49	11.54	0.33	1.91	22.07
HVBC	HV Bancorp, Inc.	MA	6.69	6.69	1.26	19.65	1.24	19.34	0.53	62.97	6.04	112.78	7.54	112.78	6.14	NA	NA	NM
IROQ	IF Bancorp, Inc.	MW	11.20	11.20	0.79	6.87	0.74	6.45	0.20	499.29	12.08	87.66	9.82	87.66	12.88	0.30	1.33	16.04
KRNY	Kearny Financial Corp.	MA	14.46	11.88	0.81	5.33	0.85	5.54	1.08	80.42	18.73	100.98	14.60	126.56	18.02	0.40	3.05	50.00
MSVB	Mid-Southern Bancorp, Inc.	MW	19.55	19.55	0.53	2.40	0.49	2.23	0.81	84.17	39.61	102.35	20.01	102.35	42.20	0.12	0.78	25.64
NYCB	New York Community Bancorp, Inc.	MA	11.79	7.91	1.01	8.24	0.88	7.15	0.10	411.38	10.88	90.01	9.91	146.48	12.68	0.68	5.58	60.71
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	13.53	12.88	0.94	6.89	1.03	7.54	0.28	273.88	16.12	114.76	15.53	121.51	14.76	0.52	3.10	44.23
NWBI	Northwest Bancshares, Inc.	MA	10.80	8.22	0.78	6.96	0.92	8.25	1.72	50.80	16.88	118.47	12.79	160.10	14.22	0.80	5.57	90.59
PCSB	PCSB Financial Corporation	MA	14.63	14.34	0.67	4.38	0.67	4.37	NA	180.97	22.90	107.82	15.77	110.37	22.95	0.24	1.31	22.50
PVBC	Provident Bancorp, Inc.	NE	15.09	15.09	1.05	6.31	1.14	6.88	NA	NA	19.51	130.02	19.62	130.02	17.90	0.16	0.98	15.48
PROV	Provident Financial Holdings, Inc.	WE	10.57	10.57	0.49	4.67	0.49	4.67	0.84	83.42	22.69	105.80	11.19	105.80	22.69	0.56	3.16	71.79
PFS	Provident Financial Services, Inc.	MA	12.55	9.34	1.08	8.43	1.11	8.65	0.82	81.71	14.55	120.29	15.09	167.56	14.16	0.92	3.61	52.57
PBIP	Prudential Bancorp, Inc.	MA	10.82	10.34	0.64	5.96	0.43	3.99	1.12	62.09	14.63	84.77	9.17	89.15	21.71	0.28	2.01	29.47
RNDB	Randolph Bancorp, Inc.	NE	13.66	13.66	3.49	26.37	3.55	26.80	1.38	65.49	4.63	118.71	16.22	118.75	4.56	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	WE	9.79	8.14	0.74	6.91	0.75	6.98	NA	NA	15.04	104.24	10.20	127.54	14.88	0.20	2.83	42.55
STXB	Spirit of Texas Bancshares, Inc.	SW	11.54	9.03	1.25	10.57	1.34	11.32	0.31	163.60	10.69	107.67	12.42	141.52	9.98	0.36	1.57	11.63
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	8.71	8.71	-0.17	-1.99	-0.17	-1.96	2.98	65.49	NM	77.05	6.71	77.05	NM	0.00	0.00	NM
TBNK	Territorial Bancorp Inc.	WE	11.76	11.76	0.91	7.72	0.85	7.19	0.22	69.91	12.70	99.98	11.76	99.98	13.65	0.92	3.48	49.04
TSBK	Timberland Bancorp, Inc.	WE	11.68	10.81	1.74	14.49	1.76	14.64	0.32	259.90	9.19	124.99	14.60	136.38	9.09	0.84	2.83	28.48
TBK	Triumph Bancorp, Inc.	SW	12.53	9.74	1.80	14.81	1.52	12.57	0.54	159.15	21.01	292.33	34.71	395.83	24.92	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	9.44	9.44	0.93	9.49	0.93	9.49	0.55	152.73	13.70	127.68	12.06	127.80	13.70	1.36	3.60	49.37
WSBF	Waterstone Financial, Inc.	MW	19.59	19.57	4.40	24.03	4.50	24.58	0.69	119.02	5.00	116.87	22.90	117.04	4.89	0.80	4.01	36.09
WNEB	Western New England Bancorp, Inc.	NE	9.05	8.48	0.62	6.49	0.64	6.64	NA	NA	14.10	93.32	8.44	100.22	13.81	0.20	2.36	33.33
WMPN	William Penn Bancorp	MA	26.31	25.78	0.25	1.89	0.53	3.93	0.86	52.01	98.98	79.58	20.93	81.81	39.72	0.13	1.14	113.10
WSFS	WSFS Financial Corporation	MA	12.01	8.58	1.23	9.23	1.19	8.95	0.34	431.41	15.75	144.92	17.42	210.55	16.19	0.52	0.96	14.29
WVFC	WVS Financial Corp.	MA	12.25	12.25	0.41	3.73	0.40	3.62	0.00	NM	20.63	80.55	9.87	80.55	21.20	0.40	2.45	50.63
MHCs
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	11.60	11.60	0.31	2.77	0.13	1.14	NA	161.33	46.47	120.07	13.93	120.07	122.92	NA	NA	NM
BSBK	Bogota Financial Corp.	MA	16.95	16.92	0.85	4.99	0.63	3.70	NA	NA	20.10	101.33	17.18	101.61	26.96	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	11.06	10.21	0.81	7.03	0.86	7.46	NA	NA	26.40	192.85	21.33	210.81	24.88	NA	NA	NM
FSEA	First Seacoast Bancorp	NE	12.70	12.70	0.37	2.95	0.29	2.28	0.01	NM	31.40	96.31	12.23	96.31	41.06	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	6.49	6.49	1.16	15.81	1.16	15.81	0.25	371.37	12.15	183.63	11.92	183.63	12.15	0.48	1.60	19.43
KFFB	Kentucky First Federal Bancorp	MW	15.60	15.36	-3.71	-22.65	-0.44	-2.67	NA	NA	NM	109.87	17.14	111.92	NM	0.40	5.77	NM
LSBK	Lake Shore Bancorp, Inc.	MA	12.18	12.18	0.81	6.45	0.80	6.37	0.45	193.93	15.71	99.65	12.14	99.65	15.93	0.52	3.52	54.26
MGYR	Magyar Bancorp, Inc.	MA	7.84	7.84	0.56	7.32	0.48	6.26	1.85	59.34	19.39	136.37	10.69	136.37	22.68	NA	NA	NM
OFED	Oconee Federal Financial Corp.	SE	16.40	15.97	0.79	4.60	0.77	4.48	0.56	44.84	36.03	163.38	26.80	168.66	36.98	0.40	1.56	56.34
PDLB	PDL Community Bancorp	MA	11.24	11.24	0.59	4.71	0.39	3.08	1.32	82.14	29.96	145.47	16.36	145.47	45.62	NA	NA	NM
PBFS	Pioneer Bancorp, Inc.	MA	12.79	12.33	0.39	2.70	0.27	1.92	1.07	121.33	47.00	133.48	17.07	139.09	66.62	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	9.93	9.72	0.72	7.05	0.72	6.97	0.53	179.12	13.91	99.01	9.83	101.35	14.06	NA	NA	NM
TFSL	TFS Financial Corporation	MW	11.78	11.72	0.60	5.27	NA	NA	1.02	45.84	69.84	368.18	43.36	370.29	NA	1.12	5.01	350.00

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

Year/Qtr. Ended		DJIA	S&P 500	NASDAQ Composite	SNL Thrift Index	SNL Bank Index
2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3
2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8
2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1
2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3
2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7
2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4
2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
	Quarter 2	16826.6	1960.2	4408.2	723.9	405.2
	Quarter 3	17042.9	1972.3	4493.4	697.7	411.0
	Quarter 4	17823.1	2058.9	4736.1	738.7	432.8
2015:	Quarter 1	17776.1	2067.9	4900.9	749.3	418.8
	Quarter 2	17619.5	2063.1	4986.9	795.7	448.4
	Quarter 3	16284.7	1920.0	4620.2	811.7	409.4
	Quarter 4	17425.0	2043.9	5007.4	809.1	431.5
2016:	Quarter 1	17685.1	2059.7	4869.9	788.1	381.4
	Quarter 2	17930.0	2098.9	4842.7	780.9	385.6
	Quarter 3	18308.2	2168.3	5312.0	827.2	413.7
	Quarter 4	19762.6	2238.8	5383.1	966.7	532.7
2017:	Quarter 1	20663.2	2362.7	5911.7	918.9	535.8
	Quarter 2	21349.6	2423.4	6140.4	897.1	552.4
	Quarter 3	22405.1	2519.4	6496.0	939.3	573.2
	Quarter 4	24719.2	2673 6	6903.4	937.6	617.7
2018:	Quarter 1	24103.1	2640.9	7063.5	941.5	606.8
	Quarter 2	24271.4	2718.4	7510.3	961.2	597.8
	Quarter 3	26458.3	2914.0	8046.4	905.6	597.8
	Quarter 4	23327.5	2506.9	6635.3	772.0	502.9
2019:	Quarter 1	25928.7	2834.4	7729.3	837.8	543.8
	Quarter 2	26600.0	2941.8	8006.2	845.3	573.0
	Quarter 3	26916.8	2976.7	7999.3	890.5	584.5
	Quarter 4	28538.4	3230.8	8972.6	920.7	663.9
2020:	Quarter 1	21917.2	2584.6	7700.1	632.8	392.9
	Quarter 2	25812.9	3100.3	10058.8	658.5	430.8
	Quarter 3	27781.7	3363.0	11167.5	605.8	417.8
	Quarter 4	30606.5	3756.1	12888.3	816.7	558.8
2021:	Quarter 1	32981.6	3972.9	13246.9	961.6	690.9
As of June 1, 2021		34575.3	4202.0	13736.5	1005.5	757.9

(1)	End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Price Indices as of June 1, 2021

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day’s Change	Day’s Change (%)
SNL Banking Indexes
SNL U.S. Bank and Thrift	727.19	6/1/2021	7.45	1.04
SNL U.S. Bank	757.94	6/1/2021	7.78	1.04
SNL U.S. Thrift	1,005.51	6/1/2021	9.32	0.94
SNL TARP Participants	183.13	6/1/2021	3.02	1.67
KBW Nasdaq Bank Index	134.82	6/1/2021	1.20	0.89
KBW Nasdaq Regional Bank Index	129.29	6/1/2021	1.22	0.95
S&P 500 Bank	431.28	6/1/2021	4.13	0.97
NASDAQ Bank	4,841.41	6/1/2021	42.10	0.88
S&P 500 Commercial Banks	616.15	6/1/2021	5.90	0.97
S&P 500 Diversified Banks	731.09	6/1/2021	8.16	1.13
S&P 500 Regional Banks	154.87	6/1/2021	0.69	0.44
SNL Asset Size Indexes
SNL U.S. Bank < $250M	46.37	5/21/2021	1.73	3.88
SNL U.S. Bank $250M-$500M	567.12	6/1/2021	7.31	1.31
SNL U.S. Thrift < $250M	103.56	6/1/2021	0.00	0.00
SNL U.S. Thrift $250M-$500M	6,193.66	6/1/2021	1.09	0.02
SNL U.S. Bank < $500M	1,291.99	6/1/2021	16.66	1.31
SNL U.S. Thrift < $500M	2,148.59	6/1/2021	(17.91)	(0.83)
SNL U.S. Bank $500M-$1B	1,366.41	6/1/2021	12.68	0.94
SNL U.S. Thrift $500M-$1B	4,089.07	6/1/2021	27.75	0.68
SNL U.S. Bank $1B-$5B	1,354.22	6/1/2021	11.03	0.82
SNL U.S. Thrift $1B-$5B	2,927.73	6/1/2021	20.06	0.69
SNL U.S. Bank $5B-$10B	1,748.31	6/1/2021	21.11	1.22
SNL U.S. Thrift $5B-$10B	101.90	6/1/2021	(0.03)	(0.03)
SNL U.S. Bank > $10B	614.53	6/1/2021	6.30	1.04
SNL U.S. Thrift > $10B	180.29	6/1/2021	2.65	1.49
SNL Market Cap Indexes
SNL Micro Cap U.S. Bank	636.03	6/1/2021	2.12	0.33
SNL Micro Cap U.S. Thrift	1,250.71	6/1/2021	5.25	0.42
SNL Micro Cap U.S. Bank & Thrift	746.05	6/1/2021	2.58	0.35
SNL Small Cap U.S. Bank	803.84	6/1/2021	6.41	0.80
SNL Small Cap U.S. Thrift	759.34	6/1/2021	(2.51)	(0.33)
SNL Small Cap U.S. Bank & Thrift	822.61	6/1/2021	5.79	0.71
SNL Mid Cap U.S. Bank	485.31	6/1/2021	4.32	0.90
SNL Mid Cap U.S. Thrift	337.73	6/1/2021	3.91	1.17
SNL Mid Cap U.S. Bank & Thrift	475.72	6/1/2021	4.34	0.92
SNL Large Cap U.S. Bank	488.70	6/1/2021	5.09	1.05
SNL Large Cap U.S. Thrift	121.29	6/1/2021	1.54	1.28
SNL Large Cap U.S. Bank & Thrift	492.79	6/1/2021	5.14	1.05
SNL Geographic Indexes
SNL Mid-Atlantic U.S. Bank	769.72	6/1/2021	7.98	1.05
SNL Mid-Atlantic U.S. Thrift	3,391.98	6/1/2021	24.18	0.72
SNL Midwest U.S. Bank	787.18	6/1/2021	4.51	0.58
SNL Midwest U.S. Thrift	3,682.32	6/1/2021	46.23	1.27
SNL New England U.S. Bank	684.51	6/1/2021	6.64	0.98
SNL New England U.S. Thrift	4,124.48	6/1/2021	14.57	0.35
SNL Southeast U.S. Bank	546.56	6/1/2021	6.68	1.24
SNL Southeast U.S. Thrift	660.54	6/1/2021	5.34	0.81
SNL Southwest U.S. Bank	1,380.21	6/1/2021	14.64	1.07
SNL Southwest U.S. Thrift	94.93	6/1/2021	0.60	0.63
SNL Western U.S. Bank	1,521.64	6/1/2021	16.08	1.07
SNL Western U.S. Thrift	212.21	6/1/2021	3.42	1.64
SNL Stock Exchange Indexes
SNL U.S. Bank NYSE	664.81	6/1/2021	7.11	1.08
SNL U.S. Thrift NYSE	140.00	6/1/2021	2.49	1.81
SNL U.S. Bank NYSE American	854.56	6/1/2021	8.01	0.95
SNL U.S. Bank NASDAQ	1,091.68	6/1/2021	9.30	0.86
SNL U.S. Thrift NASDAQ	2,982.01	6/1/2021	15.77	0.53
SNL U.S. Bank Pink	508.27	6/1/2021	0.58	0.11
SNL U.S. Thrift Pink	443.36	6/1/2021	1.34	0.30
SNL Bank TSX	1,427.69	6/1/2021	11.62	0.82
SNL OTHER Indexes
SNL U.S. Thrift MHCs	6,978.08	6/1/2021	28.75	0.41
SNL Pink Asset Size Indexes
SNL U.S. Bank Pink < $100M	289.68	6/1/2021	(0.83)	(0.29)
SNL U.S. Bank Pink $100M-$500M	573.50	6/1/2021	0.44	0.08
SNL U.S. Bank Pink > $500M	440.06	6/1/2021	0.53	0.12

Broad Market Indexes
DJIA	34,575.31	6/1/2021	45.86	0.13
S&P 500	4,202.04	6/1/2021	(2.07)	(0.05)
S&P 400 Mid Cap	2,744.72	6/1/2021	17.28	0.63
S&P 600 Small Cap	1,393.44	6/1/2021	21.51	1.57
S&P 500 Financials	634.27	6/1/2021	4.14	0.66
SNL U.S. Financial Institutions	1,345.14	6/1/2021	7.76	0.58
MSCI US IMI Financials	2,275.23	6/1/2021	15.06	0.67
NASDAQ	13,736.48	6/1/2021	(12.26)	(0.09)
NASDAQ Finl	6,227.86	6/1/2021	9.28	0.15
NYSE	16,643.32	6/1/2021	87.66	0.53
Russell 1000	2,363.89	6/1/2021	(0.63)	(0.03)
Russell 2000	2,294.74	6/1/2021	25.77	1.14
Russell 3000	2,512.80	6/1/2021	1.28	0.05
S&P TSX Composite	19,976.01	6/1/2021	245.02	1.24

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

*-	Intraday data is not currently available. Data is as of the previous close.
**-	Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

All SNL indexes are market-value weighted; i.e., an institution’s effect on an index is proportional to that institution’s market capitalization.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other

EXHIBIT IV-4

New York Bank and Thrift Acquisitions 2017 - Present

Exhibit IV-4

New York Bank and Thrift Acquisitions 2017-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
04/19/2021	Pending	Webster Financial Corp.	CT	Sterling Bancorp	NY	29,914,282	15.44	10.12	1.03	6.83	0.74	149.16	5136.0	26.562	114.08	188.72	17.03	17.17	NA
03/16/2021	Pending	DLP Real Estate Capital, Inc.	FL	Sunnyside Bancorp, Inc.	NY	96,640	12.31	12.31	-0.40	-3.11	0.99	48.17	12.3	15.550	103.75	103.75	NA	12.77	0.75
10/16/2020	Pending	First Citizens BancShares Inc.	NC	CIT Group Inc.	NY	60,865,000	9.47	9.05	-0.87	-8.15	NA	NA	2158.6	21.906	41.20	43.56	NA	3.55	-7.35
08/27/2020	05/26/2021	Hanover Bancorp Inc.	NY	Savoy Bank	NY	596,948	7.11	7.08	1.14	11.93	0.89	190.48	63.0	6.543	148.49	149.20	13.03	10.55	16.45
07/01/2020	02/01/2021	Dime Community Bancshares Inc.	NY	Bridge Bancorp, Inc.	NY	6,150,664	8.17	6.53	0.94	9.73	0.51	137.21	498.2	14.800	NA	NA	NA	NA	NA
10/25/2019	10/30/2020	Flushing Financial Corp.	NY	Empire Bancorp, Inc.	NY	1,012,542	8.02	NA	0.35	4.68	NA	NA	111.4	14.242	134.62	141.00	30.96	11.00	3.60
12/18/2019	07/17/2020	CNB Financial Corp.	PA	Bank of Akron	NY	388,877	9.88	9.88	1.30	13.00	1.21	124.19	65.8	219.255	171.21	171.21	13.92	16.91	9.58
01/09/2020	07/07/2020	Norwood Financial Corp.	PA	UpState New York Bancorp, Inc.	NY	435,907	10.39	10.39	1.19	11.65	0.93	173.71	80.0	36.233	177.94	177.94	17.29	18.42	18.95
12/23/2019	07/01/2020	Northfield Bancorp Inc.	NJ	VSB Bancorp, Inc.	NY	375,704	10.14	10.14	0.95	10.30	0.58	79.69	64.4	33.300	161.62	161.62	16.32	17.14	9.54
10/21/2019	06/12/2020	Community Bank System Inc.	NY	Steuben Trust Corporation	NY	576,601	11.06	11.05	1.25	11.96	0.55	517.24	108.8	64.033	170.63	170.80	15.36	18.87	11.55
12/19/2019	05/01/2020	Evans Bancorp Inc.	NY	FSB Bancorp, Inc.	NY	324,810	9.83	9.83	0.00	0.02	0.32	166.28	34.6	17.829	108.40	108.40	NM	10.65	1.72
07/24/2019	04/03/2020	Investors Bancorp Inc	NJ	Gold Coast Bancorp, Inc.	NY	572,323	8.07	8.07	0.45	5.65	NA	NA	63.6	15.838	134.91	134.91	25.14	11.12	5.05
08/09/2019	01/01/2020	OceanFirst Financial Corp.	NJ	Country Bank Holding Company, Inc.	NY	783,352	8.62	NA	NA	NA	NA	NA	102.2	46280.000	151.00	151.00	9.80	13.05	7.50
09/20/2018	08/09/2019	Hanover Bancorp Inc.	NY	Chinatown Federal Savings Bank	NY	131,610	19.39	19.39	0.01	0.03	2.15	27.17	28.8	140.762	112.84	112.84	NM	21.88	3.65
01/22/2019	07/12/2019	Community Bank System Inc.	NY	Kinderhook Bank Corp.	NY	631,996	8.97	8.08	0.86	10.04	NA	NA	93.2	62.000	161.47	186.68	17.13	14.74	NA
07/12/2018	01/02/2019	ConnectOne Bancorp, Inc.	NJ	Greater Hudson Bank	NY	519,643	10.13	10.13	-0.59	-5.13	1.09	131.33	76.3	NA	144.96	144.96	NA	14.69	6.84
04/23/2018	10/15/2018	RBB Bancorp	CA	First American International Corp.	NY	889,618	9.23	9.23	0.95	10.62	0.30	357.42	115.3	52.321	177.21	177.21	15.57	12.96	NA
03/05/2018	09/29/2018	Seneca-Cayuga Bncp Inc. (MHC)	NY	Medina Savings and Loan Association	NY	53,925	6.90	6.90	0.06	0.95	0.31	284.85	NA	NA	NA	NA	NA	NA	NA
03/15/2017	11/10/2017	Kinderhook Bank Corp.	NY	Patriot Federal Bank	NY	141,246	8.73	8.61	0.37	4.09	0.55	231.02	14.6	9.945	118.10	119.86	28.65	10.30	2.61
03/07/2017	10/02/2017	Sterling Bancorp	NY	Astoria Financial Corporation	NY	14,558,652	11.77	10.64	0.48	4.23	1.70	37.04	2229.7	NA	140.74	159.36	31.17	15.32	9.86
				Average:		5,951,017	10.18	9.86	0.50	5.23	0.85	177.00			137.40	144.61	19.34	13.95	6.69
				Median:		574,462	9.65	9.85	0.48	5.65	0.74	149.16			142.85	150.10	17.03	13.87	6.84

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Ponce Financial Group, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5

Ponce Financial Group, Inc.

Director and Senior Management Summary Resumes

Business Experience and Qualifications of Directors

Maria Alvarez. Ms. Alvarez, age 56, has served as a director since 2019. Ms. Alvarez is a member of the Board of Directors of the Foundation. Ms. Alvarez is and has been the Executive Director of the New York StateWide Senior Action Council, Inc. since 2010. Since 2008, Ms. Alvarez has also been the Executive Director of the Brooklyn-wide Interagency Council on Aging Educational Fund, Inc.

Julio Gurman. Mr. Gurman, age 84, has served as a director since 1994. Mr. Gurman is an investor in and manager of commercial and residential real estate properties in the New York metropolitan area. Mr. Gurman is a co-investor/manager of the same 12 properties as Mr. Feldman and Mr. Lugo.

Carlos P. Naudon. Mr. Naudon, age 70, has served as a director since 2014. Mr. Naudon served as President and Chief Operating Officer of Ponce De Leon Federal Bank beginning in 2015 and presently serves as President and Chief Executive Officer of Ponce Bank. Mr. Naudon is President and Chief Executive Officer of New Ponce and PDL Community Bancorp and President and Chief Operating Officer of Ponce Bank MHC. Mr. Naudon is a member of the Board of Directors of the Foundation. Prior to becoming President of Ponce De Leon Federal Bank, Mr. Naudon served as a consultant and compliance counsel to Ponce De Leon Federal Bank. Mr. Naudon owns Banking Spectrum, Inc., now a banking publishing company, formerly a bank consulting company. Until 2015, Mr. Naudon was a partner in the law firm of Allister & Naudon. Both of the foregoing firms were established in 1984 to provide services to banking institutions. Mr. Naudon, a retired CPA, was Of Counsel to the law firm Cullen & Dykman from 2015 to 2019. Mr. Naudon has also previously served in many board positions at other companies, public and private. Before retiring from his consulting and law firms in 2015, Mr. Naudon was a frequent lecturer and speaker on banking issues, corporate governance, quality assurance and performance incentives. Mr. Naudon has current and previous service in various healthcare and community organizations and serves on the board of the Brooklyn Hospital Center of which he was the Chairman of the Board until 2018. Mr. Naudon is a member of the New York State Bar Association, the New York City Hispanic Chamber of Commerce and other professional associations.

William Feldman. Mr. Feldman, age 78, has served as a director since 1993. Mr. Feldman is a member of the Board of Directors of the Foundation. Mr. Feldman has been investing in and managing commercial and residential real estate properties in the New York metropolitan area for over 30 years. At the present time, Mr. Feldman is managing 12 properties, with ownership interests varying between 12.5% and 50.0%, held by The Feldman Living Trust. Until 2018, Mr. Feldman served as the President of the Southern Boulevard Business Improvement District, a not-for-profit entity whose mission is to increase the economic growth and stability of the Southern Boulevard shopping area. Mr. Feldman currently serves as a member of its Board of Directors. Prior to 2013, Mr. Feldman owned several men’s clothing stores.

Steven A. Tsavaris. Mr. Tsavaris, age 71, has served as a director since 1990. In 2013, Mr. Tsavaris became Chairman of the Board and Chief Executive Officer of Ponce De Leon Federal Bank. Mr. Tsavaris currently serves as Executive Chairman, a salaried officer, of Ponce Bank. Mr. Tsavaris is Chairman of the Board and Chief Executive Officer of Ponce Bank MHC and Executive Chairman, a salaried officer, of New Ponce and PDL Community Bancorp. Mr. Tsavaris joined Ponce De Leon Federal Bank as an Executive Vice President in 1995, became President in 1999, and was made Chief Executive Officer in 2011. Mr. Tsavaris is the Chairman of the Board of Directors of the Foundation and Executive Chairman of Mortgage World.

Exhibit IV-5 (continued)

Ponce Financial Group, Inc.

Director and Senior Management Summary Resumes

James C. Demetriou. Mr. Demetriou, age 74, has served as a director since 2009. Mr. Demetriou is a member of the Board of Directors of the Foundation. Mr. Demetriou is the President and Chief Executive Officer of First Management Corp., a property management company located in Astoria, New York, established in 1985 and which has a portfolio of over 130 residential, cooperative, condominium and commercial buildings. Mr. Demetriou is also a partner in the accounting firm, J. Demetriou & Co., established in 1970. In addition, Mr. Demetriou has been a New York licensed real estate broker and sponsoring broker of Archway Realty, Inc., in Astoria, New York since 1985. Furthermore, Mr. Demetriou is the President and Founder of Foxx Capital Funding, Inc. a New York licensed mortgage broker established in 1999.

Nick R. Lugo. Mr. Lugo, age 78, has served as a director since 1999 and serves as Vice Chairman of the Board of Directors of Ponce Bank MHC, PDL Community Bancorp, New Ponce and Ponce Bank. Mr. Lugo is a member of the Board of Directors of the Foundation. Mr. Lugo is an investor in real estate properties located in the New York area and holds these investments in several limited liability companies. Mr. Lugo is also President of Nick Lugo Travel Corp., which he founded in 1980. In addition, Mr. Lugo is also the owner and publisher of LaVoz Hispana, a weekly newspaper. Mr. Lugo also founded in 2006 the New York City Hispanic Chamber of Commerce and serves as its Chairman and President. Mr. Lugo is a Director of the Southern Boulevard Business Improvement District.

Executive Officer Who is Not a Director

Frank Perez. Mr. Perez, age 53, was appointed Executive Vice President and Chief Financial Officer of Ponce De Leon Federal Bank in January 2017. Mr. Perez is Executive Vice President and Chief Financial Officer of New Ponce, PDL Community Bancorp, Ponce Bank MHC and Ponce Bank. Mr. Perez is also Treasurer of the Foundation. Mr. Perez is a certified public accountant (inactive) and has over 23 years of experience in the banking industry. Prior to joining Ponce De Leon Federal Bank, Mr. Perez was, from January 2015 until July 2016, Executive Vice President and Chief Financial Officer of First Volunteer Bank, Chattanooga, Tennessee, a privately held bank. From May 2012 until January 2015, Mr. Perez was the Executive Vice President and Chief Financial Officer of First Financial Service Corporation, the bank holding company for First Federal Savings Bank of Elizabethtown, Elizabethtown, Kentucky.

Source: Ponce Financial’s prospectus.

EXHIBIT IV-6

Ponce Financial Group, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Ponce Financial Group, Inc.

			Pro Forma at March 31, 2021, Based Upon the Sale in the Offering (1)
	Ponce Bank		8,925,000 Shares		10,500,000 Shares		12,075,000 Shares		13,886,250 Shares
	Historical At		(Minimum of Offering		(Midpoint of Offering		(Maximum of Offering		(Adjusted Maximum of
	March 31, 2021		Range)		Range)		Range)		Offering Range) (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$144,864	10.20%	$176,836	12.08%	$182,692	12.42%	$188,548	12.75%	$195,283	13.12%
Tier 1 leverage capital	144,836	10.78%	176,808	12.75%	182,664	13.10%	188,520	13.45%	195,255	13.84%
Leverage requirement	67,160	5.00%	69,310	5.00%	69,701	5.00%	70,091	5.00%	70,539	5.00%

Excess	77,676	5.78%	107,498	7.75%	112,963	8.10%	118,429	8.45%	124,716	8.84%
Tier 1 risk-based capital(4)	144,836	14.54%	176,808	17.60%	182,664	18.16%	188,520	18.71%	195,255	19.34%
Risk-based requirement	79,677	8.00%	80,365	8.00%	80,490	8.00%	80,614	8.00%	80,758	8.00%

Excess	65,159	6.54%	96,443	9.60%	102,174	10.16%	107,906	10.71%	114,497	11.34%
Tier 1 risk-based capital(4)	157,326	15.80%	189,298	18.84%	195,154	19.40%	201,010	19.95%	207,745	20.58%
Risk-based requirement	99,596	10.00%	100,456	10.00%	100,612	10.00%	100,768	10.00%	100,947	10.00%

Excess	57,730	5.80%	88,842	8.84%	94,542	9.40%	100,242	9.95%	106,798	10.58%
Common equity tier 1 capital	144,836	14.54%	176,808	17.60%	182,664	18.16%	188,520	18.71%	195,255	19.34%
Common equity tier 1 capital requirement	64,737	6.50%	65,296	6.50%	65,398	6.50%	65,499	6.50%	65,616	6.50%

Excess	80,099	8.04%	111,512	11.10%	117,266	11.66%	123,021	12.21%	129,639	12.84%
Reconciliation of capital infused into Ponce Bank:
Net proceeds			43,003		50,806		58,609		67,582
Less: Common stock acquired by employee stock ownership plan			(7,354)		(8,652)		(9,950)		(11,442)
Less: Common stock acquired by stock-based benefit plan			(3,677)		(4,326)		(4,975)		(5,721)

Pro forma increase			31,972		37,828		43,684		50,419

(1)

Pro forma capital levels assume that the employee stock ownership plan purchases 8.0% of the shares of common stock sold in the stock offering and issued to the Foundation. Pro forma generally accepted accounting principles (“GAAP”) capital and regulatory capital have been reduced by the amount required to fund this plan. See “Management” for a discussion of the employee stock ownership plan.

(2)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: Ponce Financial’s prospectus.

EXHIBIT IV-7

Ponce Financial Group, Inc.

Pro Forma Analysis Sheet

EXHIBIT IV-7

PRO FORMA ANALYSIS SHEET

Ponce Financial Group, Inc.

Prices as of June 1, 2021

			Subject	Peer Group		New York		All Public
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint	Mean	Median	Mean	Median	Mean	Median
Price-earnings multiple	=	P/E	29.66 x	12.09x	11.17x	14.10x	11.57x	13.52x	13.42x
Price-core earnings multiple	=	P/CE	70.75 x	13.00x	12.95x	17.37x	13.70x	14.28x	13.67x
Price-book ratio	=	P/B	76.16%	112.47%	100.80%	93.77%	93.47%	114.11%	105.02%
Price-tangible book ratio	=	P/TB	76.16%	114.62%	105.29%	107.44%	106.38%	126.45%	112.14%
Price-assets ratio	=	P/A	12.50%	14.31%	12.96%	9.31%	8.77%	14.24%	13.33%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$7,518,638	(12 Mths 3/21(2)	ESOP Stock (% of Offering + Foundation) (E)	8.00%
Pre-Conversion Core Earnings (YC)	$3,791,638	(12 Mths 3/21(2)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$161,294,000	(2)	ESOP Amortization (T)	20.00	Years
Pre-Conv. Tang. Book Value (B)	$161,294,000	(2)	Stock Program (% of Offering + Foundation (M)	4.00%
Pre-Conversion Assets (A)	$1,433,797,000	(2)	Stock Programs Vesting (N)	5.00	Years
Reinvestment Rate (R)	0.92%		Fixed Expenses	$2,436,400
Tax rate (TAX)	23.00%		Variable Expenses (Blended Commission%)	0.91%
After Tax Reinvest. Rate (R)	0.71%		Percentage Sold (PCT)	56.1099%
Est. Conversion Expenses (1)(X)	3.23%		MHC Assets	$90,000
Insider Purchases	$1,000,000		Options as (% of Offering + Foundation) (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	35.50%
Foundation Cash Contribution (FC)	$1,000,000		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$3,150,000		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$954,500

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y - FC * R)	V=	$190,282,790
		1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

2.	V=	P/Core E * (YC)	V=	$190,282,790
		1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

3.	V=	P/B * (B-FC+FT)	V=	$190,282,790
		1 - P/B * PCT * (1-X-E-M)

4.	V=	P/TB * (B-FC+FT)	V=	$190,282,790
		1 - P/TB * PCT * (1-X-E-M)

5.	V=	P/A * (A-FC+FT)	V=	$190,282,790
		1 - P/A * PCT * (1-X-E-M)

Shares

		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Super Maximum	13,886,250	10,862,061	24,748,311	416,588	25,164,899	1.4535
Maximum	12,075,000	9,445,271	21,520,271	362,250	21,882,521	1.2639
Midpoint	10,500,000	8,213,279	18,713,279	315,000	19,028,279	1.0991
Minimum	8,925,000	6,981,287	15,906,287	267,750	16,174,037	0.9342

Market Value

		2nd Step	Full		Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization
Conclusion	Offering Value	Shares Value	$Value	$Value	$Value
Super Maximum	$138,862,500	$108,620,610	$247,483,110	$4,165,880	$251,648,990
Maximum	$120,750,000	$94,452,710	$215,202,710	3,622,500	$218,825,210
Midpoint	$105,000,000	$82,132,790	$187,132,790	3,150,000	$190,282,790
Minimum	$89,250,000	$69,812,870	$159,062,870	2,677,500	$161,740,370

(1)	Estimated offering expenses at midpoint of the offering.
(2)	Adjusted to reflect consolidation and reinvesment of $90,000 of MHC net assets.

EXHIBIT IV-8

Ponce Financial Group, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Ponce Financial Group, Inc.

At the Minimum of the Range

1. Fully Converted Value and Exchange Ratio
Fully Converted Value	$161,740,370
Exchange Ratio	0.93422
2nd Step Offering Proceeds	$89,250,000
Less: Estimated Offering Expenses	3,243,410

2nd Step Net Conversion Proceeds	$86,006,590
2. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$86,006,590
Less: Cash Contribution to Foundation	(1,000,000)
Less: ESOP Stock Purchases (1)	(7,354,200)
Less: RRP Stock Purchases (2)	(3,677,100)

Net Cash Proceeds	$73,975,290
Estimated after-tax net incremental rate of return	0.71%

Earnings Increase	$524,041
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)	(283,137)
Less: RRP Vesting (3)	(566,273)
Less: Option Plan Vesting (4)	(615,156)

Net Earnings Increase	($940,525)

		Net
	Before	Earnings	After
3. Pro Forma Earnings	Conversion(5)	Increase	Conversion
12 Months ended March 31, 2021 (reported)	$7,518,638	($940,525)	$6,578,113
12 Months ended March 31, 2021 (core)	$3,791,638	($940,525)	$2,851,113

	Before	Net Cash	Tax Benefit	After
4. Pro Forma Net Worth	Conversion(5)	Proceeds	and Other	Conversion
March 31, 2021	$161,294,000	$73,975,290	$845,825	$236,115,115
March 31, 2021 (Tangible)	$161,294,000	$73,975,290	$845,825	$236,115,115

	Before	Net Cash	Tax Benefit	After
5.Pro Forma Assets	Conversion(5)	Proceeds	and Other	Conversion
March 31, 2021	$1,433,797,000	$73,975,290	$845,825	$1,508,618,115

(1)	Includes ESOP purchases of 8.0% of the second step offering and Foundation shares.
(2)	Includes RRP purchases of 4.0% of the second step offering and Foundation shares.
(3)	ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 23.00%
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Ponce Financial Group, Inc.

At the Midpoint of the Range

1. Fully Converted Value and Exchange Ratio
Fully Converted Value	$190,282,790
Exchange Ratio	1.09908
2nd Step Offering Proceeds	$105,000,000
Less: Estimated Offering Expenses	3,387,930

2nd Step Net Conversion Proceeds	$101,612,070
2. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$101,612,070
Less: Cash Contribution to Foundation	(1,000,000)
Less: ESOP Stock Purchases (1)	(8,652,000)
Less: RRP Stock Purchases (2)	(4,326,000)

Net Cash Proceeds	$87,634,070
Estimated after-tax net incremental rate of return	0.71%

Earnings Increase	$620,800
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)	(333,102)
Less: RRP Vesting (3)	(666,204)
Less: Option Plan Vesting (4)	(723,713)

Net Earnings Increase	($1,102,219)

	Before	Net Earnings	After
3. Pro Forma Earnings	Conversion(5)	Increase	Conversion
12 Months ended March 31, 2021 (reported)	$7,518,638	($1,102,219)	$6,416,419
12 Months ended March 31, 2021 (core)	$3,791,638	($1,102,219)	$2,689,419

	Before	Net Cash	Tax Benefit	After
4. Pro Forma Net Worth	Conversion (5)	Proceeds	of Foundation	Conversion
March 31, 2021	$161,294,000	$87,634,070	$954,500	$249,882,570
March 31, 2021 (Tangible)	$161,294,000	$87,634,070	$954,500	$249,882,570

	Before	Net Cash	Tax Benefit	After
5. Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion
March 31, 2021	$1,433,797,000	$87,634,070	$954,500	$1,522,385,570

(1)	Includes ESOP purchases of 8.0% of the second step offering and Foundation shares.
(2)	Includes RRP purchases of 4.0% of the second step offering and Foundation shares.
(3)	ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 23.00%
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Ponce Financial Group, Inc.

At the Maximum of the Range

1. Fully Converted Value and Exchange Ratio
Fully Converted Value	$218,825,210
Exchange Ratio	1.26394
2nd Step Offering Proceeds	$120,750,000
Less: Estimated Offering Expenses	3,532,450

2nd Step Net Conversion Proceeds	$117,217,550
2. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$117,217,550
Less: Cash Contribution to Foundation	(1,000,000)
Less: ESOP Stock Purchases (1)	(9,949,800)
Less: RRP Stock Purchases (2)	(4,974,900)

Net Cash Proceeds	$101,292,850
Estimated after-tax net incremental rate of return	0.71%

Earnings Increase	$717,559
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)	(383,067)
Less: RRP Vesting (3)	(766,135)
Less: Option Plan Vesting (4)	(832,270)

Net Earnings Increase	($1,263,913)

		Net
	Before	Earnings	After
3. Pro Forma Earnings	Conversion(5)	Increase	Conversion
12 Months ended March 31, 2021 (reported)	$7,518,638	($1,263,913)	$6,254,725
12 Months ended March 31, 2021 (core)	$3,791,638	($1,263,913)	$2,527,725

	Before	Net Cash	Tax Benefit	After
4. Pro Forma Net Worth	Conversion (5)	Proceeds	of Foundation	Conversion
March 31, 2021	$161,294,000	$101,292,850	$1,063,175	$263,650,025
March 31, 2021 (Tangible)	$161,294,000	$101,292,850	$1,063,175	$263,650,025

	Before	Net Cash	Tax Benefit	After
5. Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion
March 31, 2021	$1,433,797,000	$101,292,850	$1,063,175	$1,536,153,025

(1)	Includes ESOP purchases of 8.0% of the second step offering and Foundation shares.
(2)	Includes RRP purchases of 4.0% of the second step offering and Foundation shares.
(3)	ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 23.00%
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable
(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Ponce Financial Group, Inc.

At the Super Maximum Value

1. Fully Converted Value and Exchange Ratio
Fully Converted Value	$251,648,990
Exchange Ratio	1.45353
2nd Step Offering Proceeds	$138,862,500
Less: Estimated Offering Expenses	3,698,655

2nd Step Net Conversion Proceeds	$135,163,845
2. Estimated Additional Income from Conversion Proceeds
Net Conversion Proceeds	$135,163,845
Less: Cash Contribution to Foundation	(1,000,000)
Less: ESOP Stock Purchases (1)	(11,442,270)
Less: RRP Stock Purchases (2)	(5,721,135)

Net Cash Proceeds	$117,000,439
Estimated after-tax net incremental rate of return	0.71%

Earnings Increase	$828,831
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings (3)	(440,527)
Less: RRP Vesting (3)	(881,055)
Less: Option Plan Vesting (4)	(957,110)

Net Earnings Increase	($1,449,861)

		Net
	Before	Earnings	After
3. Pro Forma Earnings	Conversion(5)	Decrease	Conversion
12 Months ended March 31, 2021 (reported)	$7,518,638	($1,449,861)	$6,068,776
12 Months ended March 31, 2021 (core)	$3,791,638	($1,449,861)	$2,341,776

	Before	Net Cash	Tax Benefit	After
4. Pro Forma Net Worth	Conversion (5)	Proceeds	of Foundation	Conversion
March 31, 2021	$161,294,000	$117,000,439	$1,188,151	$279,482,590
March 31, 2021 (Tangible)	$161,294,000	$117,000,439	$1,188,151	$279,482,590

	Before	Net Cash	Tax Benefit	After
5. Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion
March 31, 2021	$1,433,797,000	$117,000,439	$1,188,151	$1,551,985,590

(1)	Includes ESOP purchases of 8.0% of the second step offering and Foundation shares.
(2)	Includes RRP purchases of 4.0% of the second step offering and Foundation shares.
(3)	ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 23.00%
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT IV-9

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit IV-9

Ponce Financial Group, Inc.

Calculation of Minority Ownership Dilution in a Second-Step Offering

Stock Ownership Data as of March 31, 2021

Financial Data as of March 31, 2021

Reflects Pro Forma Market Value as of June 1, 2021

Key Input Assumptions
Mid-Tier Stockholders’ Equity	$161,204,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	43.9109%	(PCT)
Pro Forma Market Value	$190,282,790	(VALUE)
Market Value of MHC Assets (Other than Stock in Mid-Tier)	$90,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	43.9109%

(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	43.8901% (rounded)

Current Ownership

MHC Shares	9,545,388	56.09%
Public Shares	7,472,864	43.91%

Total Shares	17,018,252	100.00%

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (40)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (36)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (37)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (33)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (33)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com